As filed with the Securities and Exchange Commission on October 10, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA	6712	35-1544218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Mark K. Hardwick

Chief Executive Officer

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With copies to:

Jeremy E. Hill Tonya Vachirasomboon Dentons Bingham Greenebaum LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Victor L. Cangelosi Thomas P. Hutton Luse Gorman, PC 5335 Wisconsin Avenue, N.W.. Suite 780 Washington, DC 20015-2035 (202) 274-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger described in the accompanying proxy statement and prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED OCTOBER 10, 2025 SUBJECT TO COMPLETION

FIRST MERCHANTS CORPORATION	FIRST SAVINGS FINANCIAL GROUP, INC.

YOUR VOTE IS VERY IMPORTANT

PROSPECTUS OF FIRST MERCHANTS CORPORATION AND

PROXY STATEMENT OF FIRST SAVINGS FINANCIAL GROUP, INC.

The Board of Directors of First Merchants Corporation (“First Merchants”) and the Board of Directors of First Savings Financial Group, Inc. (“First Savings”) have approved an Agreement and Plan of Merger, dated as of September 24, 2025 (the “Merger Agreement”), pursuant to which First Savings has agreed to merge with and into First Merchants (the “Merger”). Following the Merger, the combined company will have 127 full-service branch locations in three states (namely, Indiana, Ohio, and Michigan) and approximately $21.1 billion in assets, $15.2 billion in loans, $16.5 billion in deposits, and total shareholders’ equity of $2.6 billion, in each case based on data as of June 30, 2025.

If the Merger Agreement is approved by shareholders holding a majority of the outstanding shares of First Savings common stock and the Merger is subsequently completed, each share of First Savings common stock owned by a First Savings shareholder will be converted into the right to receive a 0.85 (the “Exchange Ratio”) share of First Merchants common stock (the “Merger Consideration”). First Merchants will pay cash for any fractional shares resulting from application of the Exchange Ratio. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

First Merchants common stock is listed on the Nasdaq Global Select Market under the symbol “FRME.” On September 24, 2025, the last business day prior to the public announcement of the Merger, the closing price of a share of First Merchants common stock was $39.53, which, after giving effect to the Exchange Ratio of 0.85, results in an implied value of approximately $33.60 per share of First Savings common stock as of such date. On [●], the latest practicable date before this proxy statement and prospectus was finalized, the closing price of a share of First Merchants common stock was $[●], which, after giving effect to the Exchange Ratio of 0.85, results in an implied value of approximately $[●] per share of First Savings common stock as of such date. First Savings common stock is traded on the Nasdaq Capital Market under the symbol “FSFG.” On September 24, 2025, and on [●], the closing price of a share of First Savings common stock was $27.68 and $[●], respectively. After all regulatory and shareholder approvals required for consummation of the transactions contemplated by the Merger Agreement have been obtained, but prior to the third trading day immediately preceding the closing of the Merger, First Savings will cause each option to acquire a share of First Savings common stock to fully vest (to the extent not vested). On the day immediately preceding the closing of the Merger, each outstanding option to acquire a share of First Savings common stock will be cancelled in exchange for a payment equal to the excess, if any, of (A) the product of the Exchange Ratio multiplied by the 10 day volume weighted average trading price of a share of First Merchants common stock preceding the fourth calendar day prior to the closing of the Merger, over (B) the exercise price per share of First Savings common stock provided for in such option. You should obtain a current market quotation for both First Merchants and First Savings before you vote.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by holders of First Savings common stock upon the receipt of shares of First Merchants common stock in exchange for their shares of First Savings common stock, except to the extent of any cash received in lieu of fractional shares of First Merchants common stock or cash received in cancellation of stock options.

We cannot complete the Merger unless shareholders holding a majority of the issued and outstanding shares of First Savings common stock vote to approve the Merger Agreement. First Savings will hold a special meeting of its shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Not returning your card will have the same effect as a vote against the Merger Agreement.

The date, time and place of the meeting are as follows:

[●], [●] p.m., local time

First Savings Bank Center – Community Room

702 North Shore Drive

Jeffersonville, Indiana 47130

This proxy statement and prospectus provides you with detailed information about the special meeting and the proposed Merger. It also contains or references information about First Savings and First Merchants. You can also get information about First Merchants from publicly available documents that have been filed with the Securities and Exchange Commission.

We strongly support the Merger of our companies. The Board of Directors of First Savings unanimously recommends that you vote “FOR” the Merger Agreement.

/s/ Mark K. Hardwick	/s/ Larry W. Myers
Chief Executive Officer	President and Chief Executive Officer
FIRST MERCHANTS CORPORATION	FIRST SAVINGS FINANCIAL GROUP, INC.

For a discussion of certain risk factors which you should consider in evaluating the Merger, see “Risk Factors” beginning on page 23. We encourage you to read this entire document carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligation of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

Proxy statement and prospectus dated [●], and first mailed to First Savings shareholders on or about [●].

ADDITIONAL INFORMATION

This document incorporates important business and financial information about First Merchants from other documents filed by First Merchants with the Securities and Exchange Commission (“SEC”) that are not delivered with or included in this document. This information (including the documents incorporated herein by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone at the following addresses and telephone numbers:

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Attention: Brian T. Hunt, Secretary

Telephone: (765) 747-1500

This document also incorporates important business and financial information about First Savings from other documents filed by First Savings with the SEC that are not delivered with or included in this document. This information (including the documents incorporated herein by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone at the following addresses and telephone numbers:

First Savings Financial Group, Inc.

702 North Shore Drive, Suite 300

Jeffersonville, Indiana 47130

Attention: Tony A. Schoen, Corporate Secretary

Telephone: (812) 283-0724

To ensure timely delivery, requests for documents should be made no later than five business days prior to the date of the special meeting of the First Savings shareholders. Accordingly, if you would like to make such a request, please do so by [●], in order to receive the requested information before the meeting.

You can also obtain copies of the documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

In addition, if you are a First Savings shareholder and have questions about the Merger or the First Savings special meeting, need additional copies of this proxy statement and prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the following:

[●]

FIRST SAVINGS FINANCIAL GROUP, INC.

702 North Shore Drive, Suite 300

Jeffersonville, Indiana 47130

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON

[●]

To Our Shareholders:

We will hold a special meeting of the shareholders of First Savings Financial Group, Inc. (“First Savings”) on [●], at [●] p.m., local time, at the First Savings Bank Center – Community Room, located at 702 North Shore Drive, Jeffersonville, Indiana 47130.

The purposes of the special meeting are the following:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 24, 2025 (the “Merger Agreement”), between First Merchants Corporation (“First Merchants”) and First Savings (the “Merger Proposal”).

2.

Merger-Related Compensation Proposal. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation to be paid to First Savings’ named executive officers that is based on or otherwise relates to the Merger, as discussed under the section titled “MERGER-RELATED COMPENSATION PROPOSAL” beginning on page [●] (the “Merger-Related Compensation Proposal”).

3.

Adjournment Proposal. To approve one or more adjournments of the First Savings special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

The accompanying proxy statement and prospectus describes the Merger Agreement and the proposed merger of First Savings with and into First Merchants (the “Merger”) in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page [●] of the proxy statement and prospectus for a discussion of certain risk factors relating to the Merger. The Board of Directors of First Savings has fixed the close of business on [●], as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval of the Merger Proposal requires the affirmative vote of shareholders holding a majority of the outstanding shares of First Savings common stock. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of First Savings common stock cast at the meeting, in person or by proxy, so long as a quorum is present.

The First Savings Board of Directors unanimously recommends that you vote “FOR” (i) approval of the Merger Proposal; (ii) approval of the Merger-Related Compensation Proposal, and (iii) approval of the Adjournment Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy by telephone, over the internet or by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously submitted your proxy. Not submitting your proxy will have the same effect as a vote against the Merger Proposal.

By Order of the Board of Directors

/s/ Larry W. Myers
President and Chief Executive Officer

[●]

Jeffersonville, Indiana

FORWARD-LOOKING STATEMENTS

This document, and the information included or incorporated by reference into it, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed Merger between First Merchants and First Savings, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions, and expectations; statements regarding First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of First Merchants and First Savings will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory approvals or the approval of First Savings’ common shareholders, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the creditworthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to banks and bank holding companies; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity (including the ability to grow and maintain core deposits and retain large uninsured deposits), credit, and interest rate risks associated with First Merchants’ and First Savings’ businesses; the impacts of epidemics, pandemics, or other infectious disease outbreaks; and other risks and factors identified in First Merchants’ filings with the SEC.

Neither First Merchants nor First Savings undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed herein unless required to under the federal securities laws. In addition, First Merchants’ and First Savings’ past results of operations do not necessarily indicate either of their anticipated future results, whether or not the Merger is completed.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SHAREHOLDER MEETING

Q:	What am I voting on?

A:

As a holder of First Savings common stock, you are being asked to vote to approve the Merger Agreement, pursuant to which First Savings will merge with and into First Merchants, as discussed under the heading “MERGER PROPOSAL” beginning on page [●] (the “Merger Proposal”). First Merchants would be the surviving entity in the Merger, and First Savings would no longer be a separate company.

You are also being asked to vote on two other proposals (completion of the Merger is not conditioned upon approval of these additional proposals):

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of First Savings (which we refer to as the “Merger-Related Compensation Proposal”) may receive in connection with the Merger pursuant to existing agreements or other arrangements with First Savings, as discussed under the heading “MERGER-RELATED COMPENSATION PROPOSAL” beginning on page [●].

•	a proposal to adjourn the First Savings special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”).

Q:	How do I vote my shares without attending the special meeting?

A:	Whether you hold shares directly or in street name, you may direct your vote without attending the special meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:

•

By Mail - You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity.

•	By Phone - You may vote by phone by calling [●] and following the instructions given.

•	By Internet - You may vote by internet at [●] by entering the control number found on your proxy card and following the instructions.

Your vote by phone or internet is valid as authorized by the Indiana Business Corporation Law.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed. If you hold your shares in street name, please note that only your brokerage firm can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy on your behalf for the special meeting.

Q:	How do I vote my shares in person at the special meeting?

A:	Even if you plan to attend the special meeting, we encourage you to vote by mail, phone, or internet so your vote will be counted if you later decide not to attend the special meeting.

If you choose to vote in person at the special meeting:

•	If you are a shareholder of record, to vote your shares at the special meeting you should bring the enclosed proxy card and proof of identity.

•

If you hold your shares in street name, you must obtain a proxy in your name from your bank, broker, or other holder of record, proof of beneficial ownership, such as a recent brokerage statement or letter from your bank or broker, and proof of identity in order to vote at the special meeting.

Bring the proxy (for record holders) or proof of beneficial ownership (for street name holders), such as a recent brokerage statement or a letter from your bank or broker, and proof of identity for admission to the special meeting.

Q:

If I participate in the First Savings Bank Employee Stock Ownership Plan (the “ESOP”) and/or the First Savings Bank Profit Sharing/401(k) Plan (the “401(k) Plan”), how do I vote my shares in those plans?

A:

If you participate in the ESOP or invest in First Savings common stock through the 401(k) Plan, you will receive a voting instruction card for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plan. You may submit your voting instruction cards, or convey your voting instructions via the Internet, by telephone or by mail. Specific instructions for internet or telephone submission are set forth on the voting instruction cards. Under the terms of the ESOP, all allocated shares of Company common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. The ESOP trustee generally votes all unallocated shares of First Savings common stock held by the ESOP and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the ESOP trustee has received timely voting instructions, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan a participant may direct the trustee how to vote the shares of First Savings common stock credited to the participant under the plan. First Savings will direct the 401(k) Plan trustee how to vote the shares of First Savings common stock for which timely voting instructions are not received. The deadline for returning voting instruction cards is [●], [●], 2025.

Q:	Why are First Merchants and First Savings proposing to merge?

A:

We believe the Merger is in the best interests of both companies and our respective shareholders. First Savings and First Merchants believe that the Merger will bring together two complementary institutions to create a strategically, operationally, and financially strong company that is positioned for further growth. The Merger will give the combined company greater scale and geographic diversity, not only for serving existing customers more efficiently, but also for future expansion. We believe the Merger will enhance our capabilities to provide banking and financial services to our customers and strengthen the competitive position of the combined organization.

You should review the background of and reasons for the Merger described in greater detail beginning on page [●].

Q:	What will holders of First Savings common stock receive in the Merger?

A:

If the Merger Agreement is approved by the common shareholders of First Savings and the Merger is subsequently completed, each share of First Savings common stock owned by a First Savings shareholder will be converted into a 0.85 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants common stock”) (the “Merger Consideration”). Each First Savings common shareholder that would otherwise be entitled to receive a fractional share of First Merchants common stock will receive cash in lieu of such fractional share. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the Merger Consideration, based upon First Merchants’ closing stock price on [●], the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[●] per share. No assurance can be given that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by a First Savings shareholder or at any other time. You should obtain current market prices for shares of First Merchants common stock which is listed on the Nasdaq Global Select Market under the symbol “FRME.”

Q:	What risks should holders of First Savings common stock consider before voting on the Merger Proposal?

A:	Holders of First Savings common stock should carefully review the section captioned “RISK FACTORS” beginning on page [●].

Q:	Will First Merchants’ shareholders receive any shares or cash as a result of the Merger?

A:	No. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the Merger.

Q:	How will the Merger affect First Savings’ outstanding equity awards?

A:

First Savings uses equity awards to assist it in attracting, retaining, and rewarding key employees and directors. The Merger Agreement provides that, immediately prior to the effective time of the Merger (the “Effective Time”), each then outstanding restricted stock award granted to First Savings employees and directors, whether unvested or vested, will be exchanged for shares of First Savings common stock according to their respective award agreement terms. Upon issuance of the shares of First Savings common stock to a holder of restricted stock as provided above, any award agreement between First Savings and such holder and the holder’s rights under the award will terminate and be of no further force or effect.

The Merger Agreement also provides that, after all regulatory and shareholder approvals required for consummation of the transactions contemplated by the Merger Agreement have been obtained, but prior to the third trading day immediately preceding the Effective Time, First Savings will cause each option to acquire a share of First Savings common stock (a “First Savings Option”) granted to employees and directors under First Savings equity incentive plans (“First Savings Option Plans”) to fully vest (to the extent not vested). On the day immediately preceding the Effective Time, each outstanding First Savings Option will be cancelled and First Savings or its subsidiaries will pay to the holder thereof cash in the amount equal to the product of (i) the aggregate number of shares of First Savings common stock subject to the First Savings Option, multiplied by (ii) the excess, if any, of (A) the product of the Exchange Ratio multiplied by the First Merchants Average Price, over (B) the exercise price of First Savings common stock provided for in such First Savings Option (the “Cancellation Payment”). The Cancellation Payment will be paid on the day immediately preceding the Effective Time and will be made without interest and will be less applicable tax withholdings. First Savings will be responsible for any applicable withholding and tax reporting with respect to the Cancellation Payments. All out-of-the-money First Savings Options, if any, will be cancelled as of the day immediately preceding the Effective Time without any payment.

The term “First Merchants Average Price” means the volume weighted average trading price of a share of First Merchants common stock as reported by Bloomberg, L.P. for the 10 days that First Merchants common stock trades on the Nasdaq Global Select Market preceding the fourth calendar day prior to the Effective Time. The First Merchants Average Price will be appropriately and proportionately adjusted to reflect any share adjustments resulting from any stock splits, stock dividends, recapitalization, or similar transactions.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of First Savings shareholders at the special meeting. We currently expect to complete the Merger during the first quarter of 2026.

Q:	What are the federal income tax consequences of the Merger to holders of First Savings common stock?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the closing of the Merger that Dentons Bingham Greenebaum LLP and Luse Gorman, PC deliver opinions, effective as of the date of the Merger, to First Merchants and First Savings, respectively, to that effect. Such opinions will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. However, neither First Savings nor First Merchants has requested or received a ruling from the Internal Revenue Service (the “IRS”) that the merger will qualify as a reorganization. If the Merger qualifies as a reorganization, then, in general, a U.S. Holder (as defined in the section captioned “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page [●]) exchanging First Savings common stock will not recognize gain or loss on the exchange, except to the extent the U.S. Holder receives cash in lieu of a fractional share of First Merchants common stock. A U.S. Holder who receives cash in lieu of fractional shares of First Merchants common stock will be treated as having received such fractional share of First Merchants common stock pursuant to the Merger and then as having sold that fractional share of First Merchants common stock for cash in a redemption by First Merchants. As a result, assuming that the cash received is not treated as a dividend, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s tax basis allocated to the fractional share of First Merchants common stock. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page [●].

Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	Are holders of First Savings common stock entitled to dissenters’ rights?

A:	No. Holders of First Savings common stock are not entitled to dissenters’ rights under the Indiana Business Corporation Law and First Savings’ Articles of Incorporation and Bylaws.

Q:	What do holders of First Savings common stock need to do now?

A:

Holders of First Savings common stock should carefully read and consider the information contained in this document and any information incorporated herein by reference. Then, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope so that your shares can be voted at the special shareholder meeting. If a returned proxy card is signed and dated but does not specify how you wish to vote your shares, your proxy will be voted “FOR” the: (i) approval of the Merger Proposal; (ii) approval of the Merger-Related Compensation Proposal; and (iii) approval of the Adjournment Proposal.

Q:	What if I don’t vote or I abstain from voting?

A:

As a holder of First Savings common stock, if you do not vote or you abstain from voting, your abstention will count as a vote “AGAINST” the Merger Proposal. The advisory vote on the Merger-Related Compensation Proposal regarding merger-related compensation payable to First Savings’ named executive officers and the vote on the Adjournment Proposal require that there be more votes in favor than against. As a result, abstentions and broker non-votes will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:

Your broker will vote any shares you hold in “street name” only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the Merger Proposal and will not be counted for purposes of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have submitted my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated as of a date later than your most recent proxy. Please submit your notice of revocation and/or new proxy card to First Savings Financial Group, Inc., 702 North Shore Drive, Suite 300, Jeffersonville, Indiana 47130, Attention: Tony A. Schoen, Corporate Secretary. Third, voting by telephone or internet at a later time (if initially able to vote in such manner). Fourth, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting.

Q:	What constitutes a quorum?

A:

The presence, in person or by proxy, of shareholders holding a majority of the issued and outstanding shares of First Savings entitled to vote as of [●], the record date for the special meeting, will constitute a quorum for the special meeting. On the record date, there were [●] shares of First Savings common stock outstanding and entitled to vote at the special meeting.

Q:	Should I send in my stock certificate(s) now?

A:

No. After the Merger is completed, an exchange agent designated by First Merchants will send you written instructions for exchanging First Savings stock certificates for the consideration to be received in the Merger. Any shares of First Savings common stock held in book-entry form will be automatically exchanged for shares of First Merchants common stock. If you are a First Merchants shareholder, you should retain your certificates, as you will continue to hold the First Merchants shares you currently own.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:	You may contact:

First Savings Financial Group, Inc.

Attention: Tony A. Schoen, Corporate Secretary

702 North Shore Drive, Suite 300

Jeffersonville, Indiana 47130

Telephone: (812) 283-0724

SUMMARY

This summary highlights selected information from this proxy statement and prospectus . Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document, including the documents incorporated herein by reference, and the other documents to which we have referred you before you decide how to vote. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●] for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

Description of First Merchants Corporation (page [●])

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

First Merchants is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. First Merchants common stock is listed on the Nasdaq Global Select Market under the symbol “FRME.” First Merchants has one full-service Indiana commercial bank charter, First Merchants Bank, which opened for business in Muncie, Indiana, in March 1893. First Merchants Bank also operates First Merchants Private Wealth Advisors as a division of First Merchants Bank. First Merchants Bank has 111 full-service branches throughout Indiana, Michigan, and Ohio. First Merchants Bank’s business activities are currently limited to one significant business segment, which is community banking.

As of June 30, 2025, on a consolidated basis, First Merchants had assets of $18.6 billion, loans of $13.3 billion, deposits of $14.8 billion, and shareholders’ equity of $2.3 billion. As of December 31, 2024, First Merchants and its subsidiaries had 2,120 full-time equivalent employees.

Description of First Savings Financial Group, Inc. (page [●])

First Savings Financial Group, Inc.

702 North Shore Drive, Suite 300

Jeffersonville, Indiana 47130

(812) 283-0724

First Savings Financial Group, Inc. is a financial holding company headquartered in Jeffersonville, Indiana. First Savings Bank, which is a wholly-owned Indiana-chartered commercial bank subsidiary of First Savings, provides a variety of banking services to individuals and business customers through 16 locations in southern Indiana. First Savings Bank attracts deposits primarily from the general public and uses those funds, along with other borrowings, primarily to originate commercial mortgage, residential mortgage, construction, commercial business, and consumer loans, and to a lesser extent, to invest in mortgage-backed securities, municipal bonds, and other investment securities.

As of June 30, 2025, on a consolidated basis, First Savings had assets of $2.4 billion, loans of $2.0 billion, deposits of $1.7 billion, and shareholders’ equity of $183.8 million. As of September 30, 2024, First Savings Bank had 250 full-time employees and 24 part-time employees.

First Savings common stock is traded on the Nasdaq Capital Market under the symbol “FSFG.”

The Merger (page [●])

We have attached a copy of the Merger Agreement to this document as Annex A. Please read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

The Merger Agreement provides that, if all of the conditions are satisfied or waived, First Savings will merge with and into First Merchants and, immediately thereafter, First Savings will cease to exist. Immediately following the Merger, First Savings Bank will merge with and into First Merchants Bank and First Savings Bank will cease to exist. We expect to complete the Merger during the first quarter of 2026.

Reasons for the Merger (page [●])

First Merchants. First Merchants’ Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with First Savings, including its respect for the ability and integrity of First Savings’ Board of Directors, management and staff. The Board believes that expanding First Merchants’ operations in the market areas where First Savings operates offers financial and strategic benefits to First Merchants and First Savings as a combined company.

First Savings. In considering the Merger with First Merchants, First Savings’ Board of Directors collected and evaluated a variety of economic, financial, and market information regarding First Merchants and its subsidiaries, their respective businesses, and First Merchants’ future prospects. In the opinion of First Savings’ Board of Directors, favorable factors included First Merchants’ business, financial performance and management, and the likelihood of the receipt by First Merchants of regulatory approvals of the Merger, among other factors.

Opinion of First Savings’ Financial Advisor (page [●])

First Savings’ Board of Directors retained Piper Sandler & Co. (“Piper Sandler”) to act as its financial advisor in connection with the proposed Merger. At the meeting of First Savings’ Board of Directors held on September 24, 2025, Piper Sandler delivered to First Savings’ Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 24, 2025, to the effect that, as of September 24, 2025, and based upon and subject to the conditions, limitations, qualifications, and assumptions set forth therein, the Exchange Ratio was fair to the holders of First Savings common stock from a financial point of view.

The full text of the written opinion of Piper Sandler, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion of Piper Sandler, is attached as Annex C to this proxy statement and prospectus. First Savings shareholders are urged to read Piper Sandler’s written opinion carefully and in its entirety. Piper Sandler’s opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address First Savings’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to First Savings. Piper Sandler’s opinion does not constitute a recommendation to any shareholder of First Savings as to how such shareholder should vote or act with respect to any matter relating to the Merger or otherwise.

What First Savings Shareholders Will Receive (page [●])

If the Merger Agreement is approved and the Merger is subsequently completed, each outstanding share of First Savings common stock will be converted into the right to receive the Exchange Ratio of 0.85 share of First Merchants common stock (which is also referred to in this proxy statement and prospectus as the Merger

Consideration). The Exchange Ratio is subject to adjustment for stock splits, stock dividends, recapitalization, or similar transactions. Each First Savings shareholder that would otherwise be entitled to receive a fractional share of First Merchants common stock will receive cash in lieu of such fractional share.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the Merger Consideration, based upon First Merchants’ closing stock price on [●], the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[●] per share. No assurance can be given that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by a First Savings shareholder or at any other time.

Within five business days following the effective date of the Merger, First Merchants will cause the exchange agent to mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of First Savings common stock. The letter of transmittal will contain instructions for use in effecting the surrender of First Savings stock certificates (or shares held in book-entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement.

What Holders of First Savings’ Outstanding Equity Awards Will Receive (page [●])

First Savings uses equity awards to assist it in attracting, retaining, and rewarding key employees and directors. The Merger Agreement provides that, immediately prior to the Effective Time, each then outstanding restricted stock award granted to First Savings employees and directors, whether unvested or vested, will be exchanged for shares of First Savings common stock according to their respective award agreement terms. Upon issuance of the shares of First Savings common stock to a holder of restricted stock as provided above, any award agreement between First Savings and such holder and the holder’s rights under the award will terminate and be of no further force or effect.

The Merger Agreement also provides that, after all regulatory and shareholder approvals required for consummation of the transactions contemplated by the Merger Agreement have been obtained, but prior to the third trading day immediately preceding the Effective Time, First Savings will cause each First Savings Option granted to employees and directors under First Savings Option Plans to fully vest (to the extent not vested). On the day immediately preceding the Effective Time, each outstanding First Savings Option will be cancelled and First Savings or its subsidiaries will pay to the holder thereof cash in the amount equal to the product of (i) the aggregate number of shares of First Savings common stock subject to the First Savings Option, multiplied by (ii) the excess, if any, of (A) the product of the Exchange Ratio multiplied by the First Merchants Average Price, over (B) the exercise price of First Savings common stock provided for in such First Savings Option. The Cancellation Payment will be paid on the day immediately preceding the Effective Time and will be made without interest and will be less applicable tax withholdings. First Savings will be responsible for any applicable withholding and tax reporting with respect to the Cancellation Payments. All out-of-the-money First Savings Options, if any, will be cancelled as of the day immediately preceding the Effective Time without any payment.

The term “First Merchants Average Price” means the volume weighted average trading price of a share of First Merchants common stock as reported by Bloomberg, L.P. for the 10 days that First Merchants common stock trades on the Nasdaq Global Select Market preceding the fourth calendar day prior to the Effective Time. The First Merchants Average Price will be appropriately and proportionately adjusted to reflect any share adjustments resulting from any stock splits, stock dividends, recapitalization, or similar transactions.

What First Merchants Shareholders Will Receive (page [●])

First Merchants shareholders will not receive any consideration in the Merger. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares owned before the Merger.

The First Savings Special Shareholders Meeting (page [●])

The special meeting of First Savings shareholders will be held on [●], at [●] p.m., local time, at the First Savings Bank Center – Community Room, located at 702 North Shore Drive, Jeffersonville, Indiana 47130.

At the special meeting, First Savings common shareholders will be asked to vote on the Merger Proposal, the Merger-Related Compensation Proposal, and the Adjournment Proposal.

First Savings Recommendation to Shareholders (page [●])

First Savings’ Board of Directors unanimously approved and adopted the Merger Agreement and unanimously approved and authorized the proposed Merger. First Savings’ Board of Directors concluded that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement are in the best interest of First Savings and the First Savings shareholders. First Savings’ Board of Directors unanimously recommends that First Savings common shareholders vote “FOR” (i) approval of the Merger Proposal, (ii) approval of the Merger-Related Compensation Proposal, and (iii) approval of the Adjournment Proposal. In reaching its determination, First Savings’ Board of Directors considered a number of factors, which are described in the section captioned “THE MERGER – First Savings’ Reasons for the Merger” beginning on page [●]. Because of the wide variety of factors considered, First Savings’ Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

First Savings Special Meeting Record Date; Vote Required (page [●])

Only First Savings common shareholders of record as of the close of business on [●], are entitled to notice of, and to vote at, the First Savings special meeting and any adjournments or postponements of the special meeting. As of the record date, there were [●] shares of First Savings common stock outstanding.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of First Savings common stock entitled to vote. Abstentions from voting and broker non-votes, if any, will have the effect of a vote “AGAINST” the Merger Proposal. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of First Savings common stock cast at the meeting, in person or by proxy, so long as a quorum is present. As provided in the Indiana Business Corporation Law, abstentions are not “votes cast.” As a result, abstentions and broker non-votes will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal. You can vote your shares by attending the First Savings special meeting and voting in person, or you can vote by proxy by marking the enclosed proxy card with your vote, signing and dating it, and mailing it in the enclosed return envelope. You may also vote by internet or by phone by following the instructions on the proxy card. You can revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

No approval by First Merchants shareholders is required to complete the Merger.

Dissenters’ Rights in the Merger (page [●])

Under the Indiana Business Corporation Law, First Savings shareholders are not entitled to dissenters’ rights in connection with the Merger. For more information, see “THE MERGER – Dissenters’ Rights in the Merger” on page [●].

Voting Agreement (page [●])

On the date the Merger Agreement was executed, each member of the Board of Directors of First Savings and certain executive officers of First Savings entered into a voting agreement with First Merchants to cause all First Savings common stock owned and controlled by each of them of record or beneficially on such date to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT – Voting Agreement” on page [●]. As of the record date, the First Savings shareholders who are parties to the voting agreement had the power to vote, or caused to be voted, an aggregate of [●] shares of First Savings common stock outstanding, representing [●]% of the outstanding shares on that date. The voting agreement is attached to this document as Annex B and is incorporated in this document by reference.

What We Need to Do to Complete the Merger (page [●])

Completion of the Merger depends on a number of conditions being met or, where permitted, waived. In addition to our compliance with the Merger Agreement, these conditions include among others:

•	the approval of the Merger Agreement at the special meeting by the holders of a majority of the issued and outstanding shares of First Savings common stock;

•

the approval of the Merger and the merger of First Savings Bank with and into First Merchants Bank (the “Bank Merger”) by certain regulatory agencies and the expiration of any regulatory waiting periods;

•

the representations and warranties made by the parties in the Merger Agreement must be true, accurate, and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below in “THE MERGER AGREEMENT-Conditions to Completion of the Merger”) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date;

•	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;

•

First Merchants must have received an opinion of Dentons Bingham Greenebaum LLP, and First Savings must have received an opinion of Luse Gorman, PC, that for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the First Merchants shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

•	the shares of First Merchants common stock to be issued in the Merger shall have been listed for trading on the Nasdaq Global Select Market (subject to official notice of issuance);

•	there must be no order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger; and

•

other customary conditions and obligations of the parties set forth in the Merger Agreement, including among other things, delivery by each party of an officers’ certificate in support of certain of the conditions above.

Regulatory Approvals (page [●])

The Merger cannot be completed until (i) First Merchants Bank receives the necessary approvals of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”), and (ii) First Merchants receives the necessary approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act. The initial submission of the applications to the Indiana DFI and the FDIC occurred on or about October 3, 2025. There can be no assurances as to when or if such approvals will be obtained. The Federal Reserve has the discretion to waive its application requirement under the Bank Holding Company Act. If not waived, an application or notification and opportunity for public comment will be required. First Merchants has not yet determined whether or not it will request a waiver of the application requirement from the Federal Reserve.

Conduct of Business Pending Merger (page [●])

Under the terms of the Merger Agreement, First Savings and First Merchants must carry on their business in the ordinary course and, subject to certain limited exceptions, may not take certain extraordinary actions without first obtaining the other party’s consent.

We have agreed that First Savings will continue to pay quarterly dividends at no more than $0.16 per share until the Merger closes. We will each cooperate to ensure that First Savings shareholders will receive one quarterly dividend for the quarter in which the Merger closes, and not a separate dividend from both First Merchants and First Savings.

Agreements of First Merchants (pages [●] and [●])

In the Merger Agreement, First Merchants has agreed, among other matters, to:

•	Proceed and use its reasonable and diligent efforts to obtain any consents and approvals for the Merger. See “THE MERGER – Regulatory Approvals” on page [●].

•

Take action as may be necessary to allow First Savings and its subsidiaries’ employees, as soon as reasonably practicable following the effective date of the Merger, to participate in benefit plans First Merchants maintains for its employees. Until such time as participation is implemented, First Merchants will assume, honor, and continue the employee plans and benefit arrangements of First Savings as in effect on the effective date of the Merger, subject to certain limitations set forth in the Merger Agreement. See “THE MERGER AGREEMENT – Employee Benefit Plans” on page [●].

•	Provide, or allow for, director and officer liability insurance and indemnification. See “THE MERGER AGREEMENT – Indemnification and Insurance of First Savings Directors and Officers” on page [●].

Management and Operations After the Merger (page [●])

First Savings’ corporate existence will cease after the Merger. Accordingly, except as otherwise described herein, directors and officers of First Savings will not serve in such capacities after the effective date of the Merger. Upon completion of the Merger, the current officers and directors of First Merchants will continue to serve in such capacities.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page [●])

You should be aware that some of directors and executive officers of First Savings and First Savings Bank may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both First Savings’ Board of Directors and First Merchants’ Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. These interests are as follows:

•

First Savings Executive Officer Agreements. Certain executive officers of First Savings and First Savings Bank currently have employment agreements and long term incentive awards that provide for cash payments, the acceleration of vesting of equity awards, and the provision of certain benefits, following a change in control of First Savings. The aggregate of the cash payments and the total value of the acceleration of equity awards to be made to First Savings’ named executive officers in connection with the Merger, is estimated to be $6.0 million, based upon the average closing market price of $31.38 of First Savings common stock over the five business days following the first public announcement of the Merger on September 25, 2025.

•

Continued Director and Officer Liability Coverage. First Merchants has agreed that for a period of six years after the effective time of the Merger, it will maintain directors’ and officers’ liability insurance in force covering directors and officers of First Savings and First Savings Bank, subject to certain conditions set forth in the Merger Agreement.

•

Board Appointments. The Merger Agreement obligates First Merchants to appoint one person who is currently a member of the First Savings Board of Directors (chosen by First Merchants after consultation with First Savings) to the First Merchants Board of Directors. Such person will be entitled to receive compensation from First Merchants for service to the Board. The Merger Agreement further provides that First Merchants will cause such person to be renominated for election to the First Merchants Board of Directors at every annual shareholder meeting up to and including the 2029 annual shareholder meeting. As of the date of this proxy statement and prospectus, First Merchants expects to appoint Larry W. Myers to the First Merchants Board of Directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of First Merchants. If, prior to the 2029 annual shareholder meeting, such person (or any successor director who is appointed pursuant to this sentence) for any reason ceases to serve as a director or does not stand for reelection as a director, the First Merchants Board of Directors will promptly appoint or nominate, as applicable, a person, chosen by the First Merchants Board of Directors, who was a member of the First Savings Board of Directors immediately prior to the Effective Time to fill the resulting vacancy.

Termination of the Merger (page [●])

Both First Merchants and First Savings can mutually agree to terminate the Merger Agreement before we complete the Merger. In addition, either First Savings or First Merchants acting alone can terminate the Merger Agreement under the circumstances described on page [●].

First Savings has agreed to pay First Merchants a termination fee of $10,000,000 if:

•	First Savings’ Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited superior acquisition proposal from a third party;

•

First Merchants terminates the Merger Agreement because First Savings’ Board of Directors withdraws or modifies its recommendation to First Savings’ shareholders to vote for the Merger following receipt of a written proposal for an acquisition from a third party; or

•

First Merchants terminates the Merger Agreement because First Savings fails to give First Merchants written notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of First Savings, or if First Savings, within 60 days after giving such notice, does not terminate such discussions or negotiations.

Either party may terminate the Merger Agreement if the Merger has not been completed by June 30, 2026, provided the terminating party is not then in breach of any representation warranty or covenant that, if uncured, would result in the failure of certain Merger closing conditions to be satisfied and, provided, further, that if the sole impediment to closing by June 30, 2026 is the lack of any necessary regulatory approval, then such termination date will be extended to September 30, 2026.

Material U.S. Federal Income Tax Consequences (page [●])

It is a condition to the closing of the Merger that Dentons Bingham Greenebaum LLP and Luse Gorman, PC deliver opinions, effective as of the date of the Merger, to First Merchants and First Savings, respectively, substantially to the effect that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. These opinions will not, however, bind the IRS which could take a different view.

Determining the actual tax consequences of the Merger to you can be complicated. We suggest you consult with your own tax advisors with respect to the tax consequences of the Merger to you.

For a more detailed description of the material federal income tax consequences of the Merger to First Merchants and First Savings shareholders, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page [●].

Comparative Rights of First Merchants and First Savings Shareholders (page [●])

The rights of shareholders of First Merchants and First Savings differ in some respects. The rights of holders of First Merchants common stock are governed by the laws of the State of Indiana, including the Indiana Business Corporation Law, and First Merchants’ Articles of Incorporation and Bylaws. The rights of holders of First Savings common stock are governed by the laws of the State of Indiana, including the Indiana Business Corporation Law, and First Savings’ Articles of Incorporation and Bylaws. Upon completion of the Merger, First Savings shareholders who receive shares of First Merchants common stock will take such shares or interests subject to the First Merchants Articles of Incorporation and Bylaws.

Completion of the Merger (page [●])

The Merger will become effective when we file Articles of Merger with the Secretary of the State of Indiana, or at such later date and time as may be set forth in the Articles of Merger. We expect the Merger to become effective during the first quarter of 2026.

Comparative Market Price Information

Shares of First Merchants common stock are listed on the Nasdaq Global Select Market under the symbol “FRME.” Shares of First Savings common stock are listed on the Nasdaq Capital Market under the symbol “FSFG.” The following table presents quotation information for First Merchants common stock and for First Savings common stock on September 24, 2025, the business day before the Merger was publicly announced, and [●], the last practicable trading day for which information was available prior to the date on which this proxy statement and prospectus was finalized.

	First Merchants Common Stock First Savings Common Stock
	(Dollars Per Share)
	High		Low		Close		High		Low		Close
September 24, 2025		$40.47		$39.19		$39.53		$27.68		$27.24		$27.68
[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

The market value of the aggregate consideration that holders of First Savings common stock will receive in the Merger is approximately $235.2 million (or $33.60 per share of First Savings common stock) based on an assumption of 7,000,558 shares of First Savings common stock outstanding at the time of closing (which was the number of shares of First Savings common stock outstanding on September 24, 2025, plus 24,000 shares of restricted stock that First Savings intends to issue in November 2025),, and First Merchants’ closing stock price of $39.53 on September 24, 2025 (the business day before the Merger was publicly announced).

The market value of the aggregate consideration that First Savings shareholders will receive in the Merger is approximately $[●] million (or $[●] per share of First Savings common stock) based on [●] shares of First Savings common stock outstanding, and First Merchants’ closing stock price of $[●] on [●] (the last practicable trading day prior to the date on which this proxy statement and prospectus was finalized).

Also set forth below for the closing price of First Merchants common stock on September 24, 2025, and [●], is the equivalent pro forma price of First Savings common stock, which we determined by multiplying the applicable price of First Merchants common stock by the portion of a share of First Merchants common stock to be issued for each share of First Savings common stock in the Merger, which is the Exchange Ratio of 0.85. The equivalent pro forma price of First Savings common stock shows the implied value to be received in the Merger by holders of First Savings common stock who receive First Merchants common stock in exchange for a share of First Savings common stock on these dates.

	First Merchants Common Stock		First Savings Common Stock		First Savings Equivalent Pro Forma
September 24, 2025		$39.53		$27.68		$33.60
[●]	$	[●]	$	[●]	$	[●]

We suggest you obtain a current market quotation for First Merchants and First Savings common stock. We expect that the market price of First Merchants common stock will fluctuate between the date of this document and the date on which the Merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments) and the market price of First Merchants common stock is subject to fluctuation, the value of the shares of First Merchants common stock that First Savings shareholders will receive in the Merger may increase or decrease prior to and after the Merger.

Comparative Per Share Data

The following table sets forth the basic and diluted earnings per common share, book value per share, and cash dividends per share for each of First Merchants and First Savings on a historical basis, for First Merchants on a pro forma combined basis, and on a pro forma combined basis per First Savings equivalent share.

The pro forma data gives effect to: (i) the proposed acquisition of First Savings; and (ii) the proposed issuance of 5,950,474 shares of First Merchants common stock to First Savings shareholders, which assumes 7,000,558 shares of First Savings common stock are outstanding at the time of closing (which was the number of shares of First Savings common stock outstanding on September 24, 2025, plus 24,000 shares of restricted stock that First Savings intends to issue in November 2025). For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that First Merchants and First Savings had been combined throughout the period shown. The data in the column “Pro Forma Equivalent Per First Savings Share” shows the effect of the Merger from the perspective of an owner of First Savings common stock, and was obtained by multiplying the Combined Pro Forma Amounts for First Merchants by the Exchange Ratio of 0.85.

We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

The information in the following table is based on historical financial information of First Savings and First Merchants. The information with respect to First Merchants and First Savings are included in their respective annual and quarterly reports previously filed with the SEC, which have been incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” beginning on page [●] for a description of documents that First Merchants and First Savings incorporate by reference into this document and how to obtain copies of them.

FIRST MERCHANTS AND FIRST SAVINGS

HISTORICAL AND PRO FORMA PER SHARE AND RATIO DATA

	First Merchants Historical	First Savings Historical	Combined Pro forma Amounts for First Merchants(1)	Pro forma Equivalent Per First Savings Share(2)
Net income per share
Six months ended June 30, 2025
Basic	$1.93	$1.69	$2.01	$1.71
Diluted	$1.92	$1.68	$2.00	$1.70
Twelve months ended December 31, 2024 (First Merchants) and September 30, 2024 (First Savings)
Basic	$3.42	$1.99	$3.51	$2.98
Diluted	$3.41	$1.98	$3.50	$2.98
Cash dividends per share
Six months ended June 30, 2025	$0.71	$0.32	$0.71	$0.60
Twelve months ended December 31, 2024 (First Merchants) and September 30, 2024 (First Savings)	$1.39	$0.59	$1.39	$1.18
Book value per share
At June 30, 2025	$40.56	$26.35	$40.24	$34.21
At December 31, 2024 (First Merchants) and September 30, 2024 (First Savings)	$39.33	$25.72	$39.13	$33.26
Tangible Capital Ratio
At June 30, 2025	8.92%	7.22%	8.25%	7.01%
At December 31, 2024 (First Merchants) and September 30, 2024 (First Savings)	8.81%	6.84%	8.17%	6.94%

(1)	See note (1) in “Notes to Unaudited Pro forma Summary of Selected Consolidated Financial Data” on page [●].
(2)	See note (2) in “Notes to Unaudited Pro forma Summary of Selected Consolidated Financial Data” on page [●].

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial data for each of our companies. First Merchants’ balance sheet and income statement data as of and for the five years in the period ended December 31, 2024 are taken from First Merchants’ audited financial statements (which data and financial statements are presented on a consolidated basis). The financial data at and for the six months ended June 30, 2024 and June 30, 2025 is derived from the unaudited financial statements of First Merchants and, in the opinion of its management, its respective statements and data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information at and for those dates. Ratios for the six months ended June 30, 2024 and June 30, 2025 are annualized. Results for the six months ended June 30, 2025 do not necessarily indicate results expected or anticipated for the entire year.

First Savings’ balance sheet and income statement data as of and for the five years in the period ended September 30, 2024 are taken from First Savings’ audited financial statements (which data and financial statements are presented on a consolidated basis). The financial data at and for the nine months ended June 30, 2024 and June 30, 2025 is derived from the unaudited financial statements of First Savings and, in the opinion of its management, its respective statements and data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information at and for those dates. Ratios for the nine months ended June 30, 2024 and June 30, 2025 are annualized. Results for the nine months ended June 30, 2025 do not necessarily indicate results expected or anticipated for the entire year.

The following tables also set forth certain summary unaudited pro forma consolidated financial information for First Merchants and First Savings reflecting the Merger. The pro forma disclosures are being presented to provide additional information in support of the pro forma data included under the “Comparative Per Share Data” section of this SUMMARY. As a result, this condensed pro forma presentation is not intended to comply with the disclosure requirements under Article 11 of Regulation S-X. The income statement information presented gives effect to the Merger as if it occurred on the first day of the period presented. The balance sheet information presented gives effect to the Merger as if it occurred on the last day of the period presented. The pro forma data gives effect to: (i) the proposed acquisition of First Savings; and (ii) the proposed issuance of [5,950,474] shares of First Merchants common shares to First Savings shareholders, which assumes [7,000,558] shares of First Savings common stock are outstanding at the time of closing (which was the number of shares of First Savings common stock outstanding on September 24, 2025, plus 24,000 shares of restricted stock that First Savings intends to issue in November 2025).

The pro forma information reflects the purchase method of accounting, with First Savings’ assets and liabilities recorded at their estimated fair values as of the date presented. The actual fair value adjustments to the assets and the liabilities of First Savings will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of First Merchants’ management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under two sets of assumptions, does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results.

This selected financial data is only a summary and you should read it in conjunction with First Merchants’ consolidated financial statements and related notes incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●] for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

FIRST MERCHANTS

FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(unaudited)
Summary of Operations
Interest income	$452,253	$472,281	$948,006	$893,886	$605,006	$446,632	$448,508
Interest expense	188,969	216,647	426,892	348,486	84,803	35,952	66,381

Net interest income	263,284	255,634	521,114	545,400	520,203	410,680	382,127
Provision for credit losses	9,800	26,500	35,700	3,500	16,755	—	58,673

Net interest income after provision for credit losses	253,484	229,134	485,414	541,900	503,448	410,680	323,454
Non-interest income	61,351	57,972	125,580	105,602	107,941	109,323	109,926
Non-interest expense	186,500	188,348	379,266	388,270	355,715	279,213	263,405

Net income before income tax expense	128,335	98,758	231,728	259,232	255,674	240,790	169,975
Income tax expense	16,164	10,892	30,326	35,446	33,585	35,259	21,375

Net income	112,171	87,866	201,402	223,786	222,089	205,531	148,600
Preferred stock dividends	938	938	1,875	1,875	1,406	—	—

Net income available to common stockholders	$111,233	$86,928	$199,527	$221,911	$220,683	$205,531	$148,600

Per Share Data(1)
Net income
Basic	$1.93	$1.48	$3.42	$3.74	$3.83	$3.82	$2.75
Diluted	$1.92	$1.48	$3.41	$3.73	$3.81	$3.81	$2.74
Cash dividends(2)	$0.71	$0.69	$1.39	$1.34	$1.25	$1.13	$1.04
Balance End of Period
Total assets	$18,592,777	$18,311,969	$18,311,969	$18,405,887	$18,002,199	$15,453,149	$14,067,210
Total loans	13,325,542	12,873,022	12,873,022	12,504,961	12,012,988	9,253,048	9,247,140
Allowance for credit losses - loans	195,316	192,757	192,757	204,934	223,277	195,397	130,648
Total deposits	14,797,578	14,521,626	14,521,626	14,821,453	14,382,745	12,732,577	11,361,610
Stockholders’ equity	2,347,952	2,304,983	2,304,983	2,247,713	2,034,770	1,912,571	1,875,645
Selected Ratios
Return on average assets	1.22%	0.96%	1.09%	1.23%	1.29%	1.39%	1.10%
Return on average equity	9.51%	7.82%	8.86%	10.43%	11.19%	11.01%	8.14%

(1)	Restated for all stock dividends and splits.
(2)	Dividends per share are for First Merchants only.

FIRST SAVINGS

FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Six Months Ended June 30,		For the Years Ended September 30,
	2025	2024	2024	2023	2022	2021	2020
	(unaudited)
Summary of Operations
Interest income	$62,788	$61,110	$121,988	$103,229	$71,194	$65,259	$57,699
Interest expense	30,072	32,238	63,926	41,655	10,542	8,087	10,538

Net interest income	32,716	28,872	58,062	61,574	60,652	57,172	47,161
Provision for credit losses	188	1,220	3,092	2,612	1,908	(1,767)	7,962

Net interest income after provision for credit losses	32,528	27,652	54,970	58,962	58,744	58,939	39,199
Non-interest income	8,080	6,906	12,530	25,342	51,227	120,436	133,351
Non-interest expense	27,391	24,209	52,890	76,122	92,662	139,409	125,808

Net income before income tax expense	13,217	10,349	14,610	8,182	17,309	39,966	46,742
Income tax expense	1,552	1,349	1,018	10	1,923	9,997	12,661

Net income	11,665	9,000	13,592	8,172	15,386	29,969	34,081
Net income attributable to noncontrolling interests	—	—	—	—	—	402	727

Net income attributable to common stockholders	$11,665	$9,000	$13,592	$8,172	$15,386	$29,567	$33,354

Per Share Data(1)
Net income
Basic	$1.69	$1.32	$1.99	$1.19	$2.18	$4.16	$4.72
Diluted	$1.68	$1.32	$1.98	$1.19	$2.15	$4.12	$4.68
Cash dividends(2)	$0.32	$0.30	$0.59	$0.55	$0.51	$0.36	$0.22
Balance End of Period
Total assets	$2,416,675	$2,393,491	$2,450,368	$2,288,854	$2,093,725	$1,721,394	$1,764,625
Total loans	1,977,313	1,972,628	2,010,862	1,832,998	1,550,366	1,305,177	1,392,614
Allowance for loans losses	20,522	19,789	21,294	16,900	15,360	14,301	17,026
Total deposits	1,736,194	1,712,148	1,880,881	1,681,794	1,515,834	1,227,580	1,048,076
Stockholders’ equity	183,822	168,000	177,115	150,981	151,565	180,377	157,272
Selected Ratios
Return on average assets	0.98%	0.76%	0.58%	0.37%	0.83%	1.69%	2.27%
Return on average equity	12.95%	10.91%	8.31%	5.04%	8.65%	17.59%	26.06%

(1)	Restated for all stock dividends and splits.
(2)	Dividends per share are for First Savings only.

FIRST MERCHANTS

UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Summary of Operations
Interest income	$524,860	$1,089,631
Interest expense	218,928	490,593

Net interest income	305,932	599,038
Provision for loan losses	9,988	38,792

Net interest income after provision	295,944	560,246
Non-interest income	69,431	138,110
Non-interest expenses	216,637	437,648

Net income before income tax expense	148,738	260,708
Income tax expense	19,225	34,362

Net Income	129,513	226,346
Preferred stock dividends	938	1,875

Net income available to common shareholders	$128,575	$224,471

Per Share Data
Net income
Basic	$2.01	$3.51
Diluted	$2.00	$3.50
Cash dividends	$0.71	$1.39
Tangible capital ratio	8.25%	8.17%
Balance End of Period
Total assets	$21,069,636	$20,822,521
Earning assets	$19,531,122	$19,182,745
Loans	$15,222,245	$14,805,335
Allowance for loan losses	$220,180	$217,818
Total deposits	$16,532,399	$16,401,134
Stockholders’ equity	$2,569,402	$2,526,433

(1)	See note (1) in “Notes to Unaudited Pro forma Summary of Selected Consolidated Financial Data” on page [●].

NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED

CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

Note 1 – Basis of Presentation

First Merchants has agreed to acquire First Savings Financial Group (“First Savings”). Each First Savings shareholder will be entitled to receive, for each outstanding share of First Savings common stock, (1) 0.8500 share of First Merchants common stock. The acquisition will be accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of First Savings have been marked to estimated fair value upon conditions as of June 30, 2025. Since these are pro forma statements we cannot assure that the amounts reflected in these financial statements, would have been representative of the actual amounts earned had the companies been combined at the time.

Note 2 – Pro Forma Adjustments

(A)

To record an accrual by First Savings for estimated transaction costs of $9,560,000 (net of tax), which includes $5,549,000 in change of control agreements and $3,652,000 (net of tax) in professional fees, and $359,000 (net of tax) in other acquisition related costs.

(B)

To record an accrual by First Merchants for estimated transaction costs for the First Savings acquisition of $13,772,000 (net of tax), which includes $2,903,000 (net of tax) in professional fees related to the acquisition, $5,973,000 (net of tax) in contract termination costs and data integration expenses, $2,790,000 (net of tax) in severance and retention expenses, and $2,106,000 (net of tax) in other acquisition related costs.

(C)	To record a credit fair value mark on First Savings’ purchased credit deteriorated loans, through the Allowance for Credit Losses of $9,815,000.

(D)	To record a credit fair value mark on First Savings’ non-purchased credit deteriorated loans, through the Allowance for Credit Losses of $15,246,000.

(E)	To record an interest rate fair value mark on First Savings’ loan portfolio, which is a discount of $78,549,000.

(F)	To record a core deposit intangible for the First Savings acquisition of $30,208,000.

(G)	To record goodwill generated from the First Savings acquisition.

Purchase Price:
First Savings common shares outstanding	7,000,558
Conversion Ratio	0.8500

5,950,474.30
Less: Partial shares	(0.30)
First Merchants common shares issued	5,950,474
First Merchants stock price	$39.53

$235,222,237.22
Plus: Cash paid to settle First Savings stock options	$6,087,908.60
Plus: Cash paid for fractional shares	$11.86

Total Purchase Price	$241,310,157.68

(Dollars in thousands )
Total Purchase Price:	$241,310
Allocated to:
First Savings’ common equity at June 30, 2025	$183,822
Less: Estimated acquisition-related expenses (net of tax)	(9,560)

Adjusted net assets at acquisition	$174,262

Adjustments to record assets and liabilities at fair value:
Loan portfolio – fair value adjustment	(78,549)
Allowance for credit losses on Purchased Credit Deteriorated (“PCD”) loans	(9,815)
Allowance for credit losses on non-PCD loans	(15,246)
Allowance for credit losses on unfunded commitments	(1,100)
Removal of First Savings’ deferred loan fees, costs, premiums, and discounts	(2,061)
Removal of First Savings’ allowance for credit losses (“ACL”) on loans	20,719
Removal of First Savings’ ACL on unfunded commitments	1,765
Removal of First Savings’ ACL on securities	13
Fair value adjustment on time deposits	1,452
Removal of First Savings’ deferred issuance costs on brokered certificates of deposit	(79)
Recognition of core deposit intangible asset	30,208
Fair value adjustment on subordinated debt	1,030
Removal of First Savings’ deferred issuance costs on subordinated debt	(278)
Fair value adjustment on other borrowings	(2,014)
Removal of First Savings’ existing intangible assets	(275)

Total pre-tax fair value adjustments	(54,230)
Deferred tax asset/(liability) related to fair value adjustments	11,388

Total after-tax fair value adjustments	(42,842)
Fair value of net assets acquired	131,420
Goodwill recognized in the transaction	109,890
Core deposit intangible recognized	30,208

Total intangibles created in transaction	140,098

(H)	To eliminate First Savings’ allowance for loan losses of $20,719,000.

(I)	To eliminate First Savings’ ACL on unfunded commitments of $1,765,000 and establish a new unfunded commitments reserve of $1,100,000.

(J)	To record the purchase accounting adjustments on First Savings’ Time Deposits of $1,452,000.

(K)	To record deferred taxes on the First Savings purchase accounting adjustments using an estimated tax rate of 21%.

(L)	To eliminate First Savings’ common equity accounts of $183,822,000 and record the purchase premium.

(M)	To record conversion of First Savings’ outstanding stock to First Merchants common stock.

Common stock at stated value of $0.125 per share	744
Cash	6,088
APIC	234,478

Total Purchase Price	241,310

(N)	To eliminate First Savings’ Other Intangibles from prior acquisitions of $275,000.

(O)	To record the accretion of purchase accounting adjustments on loans (interest rate mark only), which is expected to accrete into earnings over 4 years.

(P)	To record the amortization of core deposit premium utilizing an accelerated method over 10 years.

(Q)	To record the purchase accounting adjustments on First Savings’ FHLB advances of $2,014,000.

(R)	To record the purchase accounting adjustments on First Savings’ subordinate notes less reversal of issuance costs $752,000.

(S)	To record the amortization effect of purchase accounting adjustments on time deposits over the life of the related deposit.

(T)	To record the tax effect of purchase accounting adjustments at an effective rate of 21%.

(U)	To record the current year’s net income and purchase accounting adjustments in retained earnings and cash.

(V)	To record a dividend from First Merchants Bank to First Merchants Corporation of $35 million per quarter.

(W)	To eliminate First Savings’ ACL on securities of $13,000.

(X)	To eliminate First Savings’ brokered CD issuance costs of $79,000.

(Y)	To eliminate First Savings’ net deferred fees/(costs) of ($2,061,000).

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement and prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS,” you should carefully consider the following risk factors in deciding how to vote for the Merger Proposal presented in this proxy statement and prospectus. You should also consider the other information in this proxy statement and prospectus and the other documents incorporated by reference into this proxy statement and prospectus. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

Risk Factors Relating to the Merged Company and Its Industry

Combining the two companies may be more difficult, costly, or time consuming than expected and the anticipated benefits and costs savings of the Merger may not be realized.

Even though First Merchants has acquired other financial services businesses in the past, the success of the Merger with First Savings will depend on a number of factors, including, but not limited to, First Merchants’ ability to integrate First Savings’ operations with its operations by, among other things:

•	maintaining existing relationships with First Merchants’ depositors and First Savings’ depositors to minimize withdrawals of deposits subsequent to the acquisition;

•	maintaining and enhancing existing relationships with borrowers of First Merchants and First Savings;

•	achieving projected net income of First Merchants and expected cost savings and revenue enhancements from the merged company;

•	controlling the incremental non-interest expense to maintain overall operating efficiencies;

•	retaining and attracting key and qualified management, lending, and other banking personnel; and

•	competing effectively in the communities served by First Merchants and First Savings, and in nearby communities.

First Merchants’ failure to successfully integrate First Savings into its business may adversely affect its financial condition and results of operations.

The value of the consideration to be received by First Savings shareholders in the Merger will fluctuate.

If the Merger is completed, First Savings shareholders will receive a number of shares of First Merchants common stock based on a fixed Exchange Ratio of 0.85 share of First Merchants common stock for each share of First Savings common stock. Because the market value of First Merchants common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of First Merchants common stock could fluctuate for any number of reasons, including those specific to First Merchants and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of First Merchants common stock you will receive at the time you must vote your shares. The value of First Merchants common stock on the closing date of the Merger may be greater or less than the market price of First Merchants common stock on the record date, on the date of this proxy statement and prospectus, or on the date of the special meeting.

We encourage you to obtain a current market quotation for First Merchants common stock and First Savings common stock because the value of any First Merchants shares you receive may be more or less than the value of such shares as of the date of this document.

The merged company’s allowance for credit losses may not be adequate to cover actual loan losses.

The merged company’s loan customers may not repay their loans according to their terms, and the customers’ collateral securing the payment of their loans may be insufficient to assure repayment. As of June 30,

2025, approximately 65% of the merged company’s loans are comprised of commercial real estate and commercial lines of credit and term and development loans, which can result in higher loan loss experience than residential loans in economic downturns. The underwriting, review and monitoring that will be performed by the merged company’s officers and directors cannot eliminate all of the risks related to these loans.

Each of First Merchants and First Savings makes various assumptions and judgments about the collectability of their respective loan portfolios and provide an allowance for losses based on a number of factors. If the assumptions are wrong or the facts and circumstances subsequently and materially change, the allowance for credit losses and Merger-related credit marks may not be sufficient to cover the merged company’s loan losses. The merged company may have to increase its allowance for credit losses in the future, which could decrease its net income.

Deterioration in loan quality will adversely affect the merged company’s results of operations and financial condition.

Each of First Merchants and First Savings seeks to mitigate the risks inherent in their respective loan portfolios by adhering to sound underwriting practices. Their lending strategies also include emphasizing diversification on a geographic, industry, and customer level, regular credit quality reviews, and management reviews of large credit exposures and loans experiencing deterioration of credit quality. There is continuous review of their loan portfolios, including internally administered loan “watch” lists and independent loan reviews. These evaluations take into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified. Although First Merchants and First Savings believe their underwriting and loan review procedures are appropriate for the various kinds of loans they make, the merged company’s results of operation and financial condition will be adversely affected in the event the quality of their respective loan portfolios deteriorates. As of June 30, 2025, First Merchants had $67.5 million in non-performing assets and First Savings had $16.3 million in non-performing assets.

Changes in interest rates may reduce the merged company’s net interest income.

Like other financial institutions, the merged company’s net interest income is its primary revenue source. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company’s net interest income will be affected by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments, and limits on increases in the rates of interest charged on its residential real estate loans.

The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve Board. The following factors also may affect market interest rates:

•	inflation;

•	slow or stagnant economic growth or recession;

•	unemployment;

•	money supply;

•	international disorders;

•	instability in domestic and foreign financial markets; and

•	other factors beyond the merged company’s control.

Each of First Merchants and First Savings has policies and procedures designed to manage the risks from changes in market interest rates; however, despite risk management, changes in interest rates could adversely affect the merged company’s results of operations and financial condition.

Changes in economic conditions and the geographic concentration of the merged company’s markets could adversely affect the merged company’s financial condition.

The merged company’s success will depend to a great extent upon the general economic conditions of the Midwest Region of the United States. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily located in these areas. Favorable economic conditions may not exist in the merged company’s markets.

A continued economic slowdown could have the following adverse consequences:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for the products and services of First Savings and First Merchants may decline; and

•

collateral for loans made by First Savings and First Merchants may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans.

The combined company may be unable to retain First Savings personnel successfully after the Merger is completed, and the combined company’s ability to implement its growth strategy may be harmed if it is unable to attract additional key personnel.

The success of the Merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by First Savings. It is possible that these employees may decide not to remain with First Savings while the Merger is pending or with the combined company after the Merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating First Savings to hiring suitable replacements, all of which may cause the combined company’s business to suffer.

In addition, the combined company’s continued growth and future success will depend, in part, on its ability to attract, motivate, and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of identifying and retaining key personnel with the combination of skills and attributes required to execute the combined company’s business strategy may be lengthy.

For various reasons, First Merchants may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms, which could cause the combined company’s business to suffer.

Anti-takeover defenses may delay or prevent future mergers.

Provisions contained in First Merchants’ Articles of Incorporation and Bylaws and certain provisions of Indiana law could make it more difficult for a third party to acquire First Merchants, even if doing so might be beneficial to First Merchants shareholders. See “COMPARISON OF COMMON STOCK – Anti-Takeover Provisions” on page [●]. These provisions could limit the price that some investors might be willing to pay in the future for shares of First Merchants common stock and may have the effect of delaying or preventing a change in control.

If the Merger is not completed, the parties will have incurred substantial expenses without realizing the expected benefits of the Merger.

First Merchants and First Savings have incurred substantial expenses in connection with the transactions described in this proxy statement and prospectus. The completion of the Merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. First Savings expects to incur approximately $11.8 million in pre-tax Merger-related expenses and First Merchants expects to incur approximately $17.2 million in pre-tax Merger-related expenses, which include legal, accounting, and financial advisory expenses and which excludes any contract termination fees, if applicable. Although some of these expenses will not be incurred if the Merger is not completed, others will and such expenses could have a material adverse impact on the financial condition of First Merchants and First Savings because they would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on First Savings.

The Merger Agreement with First Merchants is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: First Savings shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties, and the performance by both parties of certain covenants and agreements. There can be no assurance that the Merger will be completed.

In addition, certain circumstances exist where First Savings may choose to terminate the Merger Agreement, including the acceptance of a superior acquisition proposal. See “THE MERGER – Exchange of First Savings Common Stock” for a more complete discussion of the consideration to be paid in the Merger and “THE MERGER AGREEMENT-Termination; Waiver; Amendment” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to First Savings, including:

•

First Savings’ businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	First Savings will have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger.

If the Merger Agreement is terminated by First Savings due to its acceptance of a superior acquisition proposal or by First Merchants due to the failure of First Savings’ Board of Directors to recommend approval of the Merger Agreement to its shareholders by reason of a superior acquisition proposal or for certain related reasons, then First Savings has agreed pay to First Merchants a $10,000,000 termination fee. The payment of the termination fee could have a material adverse effect on First Savings’ financial condition, and there can be no assurance that First Savings would be able to complete a transaction with a party willing to pay an equivalent or more attractive price than the price First Merchants has agreed to pay in the Merger.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire First Savings.

Until the completion of the Merger, with some exceptions, First Savings is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than First Merchants. In addition, First Savings has agreed to pay a termination fee of $10,000,000 to First Merchants if the First Savings Board of Directors does not recommend approval of the Merger Agreement to the First Savings shareholders by reason of a superior acquisition proposal. These provisions could discourage other companies from trying to acquire First Savings even though such other companies might be willing to offer greater value to First Savings’ shareholders than First Merchants has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on First Savings’ financial condition.

The market price of First Merchants common stock after the Merger may be affected by factors different from those affecting the shares of First Savings or First Merchants currently.

Upon completion of the Merger, holders of First Savings common stock will become holders of First Merchants common stock. First Merchants’ business differs in important respects from that of First Savings, and, accordingly, the results of operations of the combined company and the market price of First Merchants common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of First Merchants and First Savings. First Merchants is, and will continue to be, subject to the risks described in First Merchants’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement and prospectus. See the documents incorporated by reference in this proxy statement and prospectus and referred to under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

First Savings shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

First Savings’ shareholders currently have the right to vote in the election of the First Savings Board of Directors and on other matters affecting First Savings. When the Merger occurs, each First Savings shareholder will become a shareholder of First Merchants with a percentage ownership of the combined organization that is smaller than the shareholder’s percentage ownership of First Savings. Because of this, First Savings’ shareholders will have less influence over the management and policies of First Merchants than they now have over the management and policies of First Savings.

The opinion received by the First Savings Board of Directors in connection with the Merger prior to the signing of the Merger Agreement has not been updated to reflect changes in circumstances since the date of such opinion.

The written opinion rendered by Piper Sandler, financial advisor to First Savings, dated September 24, 2025, to the effect that, as of such date and based upon the procedures followed, assumptions made, qualifications and limitations set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of First Savings common stock, was based upon information available as of September 24, 2025. Piper Sandler’s opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of First Savings or First Merchants, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of First Savings or First Merchants, or the prices of shares of First Savings common stock or First Merchants common stock by the time the Merger is completed. The written opinion does not speak as of the date the Merger will be completed or as of any date other than the date referenced in such written opinion. For a description of the opinion that First Savings received from its financial advisor, please see “THE MERGER – Opinion of First Savings’ Financial Advisor,” beginning on page [●].

In connection with the Merger, First Merchants will assume First Savings’ outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the Merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the Merger, First Merchants will assume First Savings’ outstanding indebtedness. First Merchants’ existing debt, together with any future incurrence of additional indebtedness, could have important consequences for the combined company’s creditors and the combined company’s shareholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•	restrict the combined company from paying dividends to its shareholders;

•	increase the combined company’s vulnerability to general economic and industry conditions; and

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures, and future business opportunities.

Risk Factors Relating to the Merger

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

The transactions contemplated in the Merger Agreement cannot be completed until First Merchants receives necessary regulatory approvals, which include the approval of the Federal Deposit Insurance Corporation and Indiana Department of Financial Institutions. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER – Regulatory Approvals.” These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political, or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership, and regulatory agency leadership.

These regulators may impose conditions on the completion of the Merger or the Bank Merger or require changes to the terms of the Merger or the Bank Merger. There can be no assurance that regulators will not impose any such conditions, limitations, obligations, or restrictions or that such conditions, limitations, obligations, or restrictions will not have the effect of delaying or preventing completion of the Merger or the Bank Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger and the Bank Merger or otherwise reducing the anticipated benefits of the Merger or the Bank Merger, any of which might have an adverse effect on the combined company following the Merger. Regulatory approvals could also be impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations, by a federal, state, or local governmental agency.

Certain of First Savings’ directors and executive officers have interests in the Merger that may differ from the interests of First Savings’ shareholders.

First Savings shareholders should be aware that some of First Savings’ executive officers and directors have interests in the Merger and have arrangements that are different from, or in addition to, those of First Savings shareholders generally. First Savings’ Board of Directors was aware of and considered these interests, among other matters, when making its decision to approve and adopt the Merger Agreement, and in recommending that First Savings shareholders vote in favor of approving the Merger Agreement.

For a description of these interests, see “THE MERGER – Interests of Certain Persons in the Merger” on page [●].

First Savings and First Merchants will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on First Savings or First Merchants. These uncertainties may impair First Savings’ or First Merchants’ ability to attract, retain, and motivate key personnel until the Merger is completed, and could cause customers and others that deal with First Savings or First Merchants to seek to change existing business relationships with First Savings or First Merchants. Retention of certain employees by First Savings or First Merchants may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with First Savings or First Merchants. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Savings or First Merchants, First Savings’ and/or First Merchants’ business could be harmed. In addition, subject to certain exceptions, each of First Savings and First Merchants has agreed to operate its business in the ordinary course prior to closing. See “THE MERGER AGREEMENT – Restrictions Affecting the Parties Prior to Completion of the Merger” on page [●] for a description of the restrictive covenants applicable to First Savings and First Merchants while the Merger is pending.

The shares of First Merchants common stock to be received by First Savings shareholders as a result of the Merger will have different rights from the shares of First Savings common stock.

Upon completion of the Merger, First Savings shareholders will become First Merchants shareholders and their rights as shareholders will be governed by the First Merchants Articles of Incorporation and Bylaws. The rights associated with First Savings common stock may be different from the rights associated with First Merchants common stock. Please see “COMPARISON OF COMMON STOCK” beginning on page [●] for a discussion of the different rights associated with First Merchants common stock.

The Merger may fail to qualify as a tax-free reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of First Savings common stock.

First Savings and First Merchants intend for the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Although the IRS will not provide a ruling on the matter, each of First Savings and First Merchants will, as a condition to closing, obtain an opinion from its respective legal counsel that the Merger will constitute a “reorganization” for federal tax purposes. Such opinions will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder of First Savings common stock may be required to recognize any gain or loss equal to the difference between (i) the sum of the fair market value of First Merchants common stock received by the U.S. holder of First Savings common stock and the amount of cash, if any, received by the U.S. holder of First Savings common stock, and (ii) the adjusted tax basis of such U.S. holder in the First Savings common stock.

THE FIRST SAVINGS SPECIAL MEETING

General Information

We are furnishing this document to the shareholders of First Savings in connection with the solicitation by the Board of Directors of First Savings of proxies for use at the First Savings special meeting of shareholders to be held on [●], at [●] p.m., local time, at the First Savings Bank Center – Community Room, located at 702 North Shore Drive, Jeffersonville, Indiana 47130. This document is first being mailed to First Savings shareholders on [●], and includes the notice of First Savings special meeting, and is accompanied by a form of proxy.

Matters To Be Considered

The purposes of the special meeting are as follows:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement, pursuant to which First Savings will merge with and into First Merchants and, immediately thereafter, First Savings Bank will be consolidated and merged with and into First Merchants Bank, as discussed under the section titled “MERGER PROPOSAL” beginning on page [●].

2.

Merger-Related Compensation Proposal. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation to be paid to First Savings’ named executive officers that is based on or otherwise relates to the Merger, as discussed under the section titled “MERGER-RELATED COMPENSATION PROPOSAL” beginning on page [●].

3.	Adjournment Proposal. To approve one or more adjournments of the First Savings special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

Pursuant to the Merger Agreement, First Savings will merge into First Merchants. The Merger Agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the Merger Agreement, see “THE MERGER AGREEMENT,” beginning on page [●].

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of First Savings common stock. Abstentions from voting and broker non-votes, if any, will have the effect of a vote “AGAINST” the Merger Proposal. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of First Savings common stock cast at the meeting, in person or by proxy, so long as a quorum is present. As provided in the Indiana Business Corporation Law, abstentions are not “votes cast.” As a result, abstentions and broker non-votes will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal. First Savings has fixed [●], as the record date for determining those First Savings shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were a holder of record of First Savings common stock at the close of business on [●], you will be entitled to notice of and to vote at the special meeting. Each share of First Savings common stock you own on the record date entitles you to one vote on each matter presented at the special meeting. At the close of business on the record date of [●], there were [●] shares of First Savings common stock outstanding held by approximately [●] shareholders of record.

Voting Agreement

Each member of the Board of Directors of First Savings and certain executive officers of First Savings entered into a voting agreement with First Merchants to cause all shares of First Savings common stock owned and controlled by them of record or beneficially to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT – Voting Agreement” on page [●]. As of the record date, the First Savings shareholders who are parties to the voting agreement had the power to vote, or caused to be voted, an aggregate of [●] shares of First Savings common stock outstanding, representing [●]% of the outstanding shares on that date. The voting agreement is attached to this document as Annex B and is incorporated in this document by reference.

Proxies

If you are a First Savings shareholder, you should have received a proxy card for use at the First Savings special meeting with this proxy statement and prospectus. The accompanying proxy card is for your use in voting at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed, dated, and returned will be voted at the special meeting as instructed by the First Savings shareholder giving the proxies. Proxy cards that are properly signed, dated and returned but do not have voting instructions will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” approval of the Adjournment Proposal.

If you deliver a properly signed proxy card, you may revoke your proxy at any time before it is exercised by:

•

delivering to the Corporate Secretary of First Savings at or prior to the special meeting a written notice of revocation addressed to First Savings Financial Group, Inc., 702 North Shore Drive, Suite 300, Jeffersonville, Indiana 47130, Attention: Tony A. Schoen, Corporate Secretary; or

•	delivering to First Savings at or prior to the special meeting a properly completed proxy card having a later date;

•	voting by telephone or internet at a later time (if initially able to vote in such manner); or

•	voting in person by ballot at the special shareholders meeting.

Because approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of First Savings common stock, abstentions will have the same effect as voting “AGAINST” approval of the Merger Proposal. Accordingly, your Board of Directors urges all First Savings shareholders to vote by proxy by completing, dating, and signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of First Savings common stock cast at the meeting, in person or by proxy, so long as a quorum is present. Therefore, abstentions from voting and broker non-votes, if any, will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal. You should not send stock certificates with your proxy card.

Solicitation of Proxies

First Savings will bear the entire cost of soliciting proxies from and mailing proxies to its shareholders in connection with the First Savings special meeting. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of First Savings, who will not be specially compensated for such soliciting. First Savings has also engaged [●] to assist in the proxy solicitation for a fee of $[●], plus reimbursable expenses.

In soliciting proxies, no one has any authority to make any representations and warranties about the Merger or the Merger Proposal in addition to or contrary to the provisions stated in this document. No statement regarding the Merger, the Merger Agreement or the Merger Proposal should be relied upon except as expressly stated in this document.

Recommendation of the First Savings Board of Directors

First Savings’ Board of Directors has unanimously approved the Merger Agreement. First Savings’ Board of Directors believes that the Merger is advisable and in the best interests of First Savings and its shareholders. The Board unanimously recommends that the First Savings shareholders vote “FOR” approval of the Merger Proposal, “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” approval of the Adjournment Proposal. See “THE MERGER – First Savings’ Reasons for the Merger” on page [●].

Other Matters

The special meeting of First Savings shareholders has been called for the purposes set forth in the Notice to First Savings shareholders included in this document. Your Board of Directors is unaware of any matter for action by shareholders at the special meeting other than as stated in the Notice or in this proxy statement and prospectus. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to your Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the Board of Directors of First Savings or, if no recommendations are given, in their best judgment. The approval of the transaction of any other business that may properly come before the special meeting generally requires more votes to be cast in favor of the proposal than are cast against it.

Beneficial Ownership of First Savings Common Stock by Certain Shareholders

The following table sets forth information as of [●], regarding the beneficial ownership of First Savings common stock by:

•	each shareholder known by First Savings to beneficially own more than 5% of its outstanding common stock;

•	each of First Savings’ directors;

•	each of First Savings’ named executive officers; and

•	all of First Savings’ directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, First Savings believes that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 6,977,308 shares of First Savings common stock outstanding as of September 30, 2025, including 101,515 shares of First Savings restricted stock awarded under its stock incentive plan but not vested as of such date.

Except as otherwise provided, the address for each shareholder listed in the table below is: c/o First Savings Financial Group, Inc., 702 North Shore Drive, Suite 300, Jeffersonville, Indiana 47130.

Name of Beneficial Owner	Shares of Common Stock Owned		Percent of Class
5% Shareholders
Financial Opportunity Fund LLC	498,246	(1)	7.14%
FJ Capital Management LLC Martin Friedman 1313 Dolley Madison Blvd., Suite 306 McLean, Virginia 22101
Larry W. Myers	457,875	(2)	6.51%
702 North Shore Drive, Suite 300
Jeffersonville, Indiana 47130
First Savings Bank Profit Sharing/401(k) Plan	438,785		6.29%
702 North Shore Drive, Suite 300
Jeffersonville, Indiana 47130
Wedbush Opportunity Capital, LLC	391,911	(3)	5.62%
Wedbush Opportunity Partners, LP
1000 Wilshire Blvd

Los Angeles, California 90017
Directors and Named Executive Officers
John E. Colin	24,185	(4)	*%
Frank N. Czeschin	60,791	(5)	*%
L. Chris Fordyce	47,293	(6)	*%
Troy D. Hanke	12,350	(7)	*%
John P. Lawson, Jr.	65,060	(8)	*%
Pamela Bennett-Martin	32,144	(9)	*%
Larry W. Myers	457,875	(10)	6.51%
Martin A. Padgett	15,293	(11)	*%
Steven R. Stemler	33,440	(12)	*%
Douglas A. York	130,883	(13)	1.87%
Tony A. Schoen	201,742	(14)	2.88%
Jackie R. Journell	72,608	(15)	1.04%
All directors and executive officers as a group (12 persons)	1,153,664	(16)	16.18%

*	Indicates one percent or less.
(1)	Based on a Schedule 13G filed with the SEC on July 16, 2025.
(2)

Includes 84,687 shares held in his spouse’s individual retirement account (“IRA”), 212,360 shares held in the 401(k) Plan, 30,710 shares allocated in the ESOP, 15,175 shares held through unvested stock awards and 57,868 shares held subject to exercisable stock options.

(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2016.
(4)

Includes 250 shares held through unvested stock awards and 14,400 shares subject to stock options exercisable as of September 30, 2025 or within 60 days after that date (collectively, “exercisable stock options”).

(5)	Includes 30,876 shares held in an IRA, 6,000 shares held in a trust, 250 shares held through unvested stock awards and 1,500 shares subject to exercisable stock options.
(6)	Includes 250 shares held through unvested stock awards and 5,700 shares subject to exercisable stock options.

(7)	Includes 250 shares held through unvested stock awards and 8,850 shares subject to exercisable stock options.
(8)	Includes 23,259 shares held in an IRA, 250 shares held through unvested stock awards and 5,700 shares subject to exercisable stock options.
(9)	Includes 250 shares held through unvested stock awards and 1,500 shares subject to exercisable stock options.
(10)

Includes 84,687 shares held in Mr. Myers’ spouse’s IRA, 212,360 shares held in the 401(k) Plan, 30,710 shares allocated under the ESOP, 15,175 shares held through unvested stock awards and 57,868 shares subject to exercisable stock options.

(11)	Includes 250 shares held through unvested stock awards and 3,000 shares subject to exercisable stock options.
(12)	Includes 250 shares held through unvested stock awards.
(13)

Includes 60,000 shares with respect to which Mr. York disclaims beneficial ownership which are held by a limited liability company with which Mr. York is affiliated, 250 shares held through unvested stock awards and 7,200 shares subject to exercisable stock options.

(14)

Includes 49,630 shares held in the 401(k) Plan, 17,344 shares allocated under the ESOP, 10,080 shares held through unvested stock awards and 28,152 shares subject to exercisable stock options. 45,363 shares are pledged as collateral for a loan.

(15)	Includes 9,173 shares allocated under the ESOP, 5,115 shares held through unvested stock awards and 17,340 shares subject to exercisable stock options.
(16)	Includes 32,620 shares held through unvested stock awards and 151,210 shares subject to exercisable stock options.

MERGER PROPOSAL

First Savings is asking its shareholders to approve the Merger Proposal. Holders of First Savings common stock should read this proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement and prospectus as Annex A.

After careful consideration, the Board of Directors of First Savings approved and adopted the Merger Agreement and determined it to be advisable and in the best interest of First Savings and its shareholders. See “THE MERGER – First Savings’ Reasons for the Merger; Recommendation of First Savings’ Board of Directors” included elsewhere in this proxy statement and prospectus for a more detailed discussion of the First Savings Board of Directors’ recommendation.

For the reasons discussed in this proxy statement and prospectus, the Board of Directors of First Savings unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Savings and its shareholders, and unanimously adopted and approved the Merger Agreement. The Board of Directors of First Savings unanimously recommends that First Savings shareholders vote “FOR” approval of the Merger Proposal.

MERGER-RELATED COMPENSATION PROPOSAL

Non-Binding Advisory Vote on Merger Related Named Executive Officer Compensation

As required by Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended, First Savings is seeking non-binding, advisory shareholder approval of the compensation of the named executive officers of First Savings that is based upon or otherwise related to the Merger as disclosed under the heading “Merger-Related Compensation for First Savings’ Named Executive Officers” appearing below. This proposal provides you, as a shareholder of First Savings, the opportunity to express your view on any merger-related compensation of First Savings’ named executive officers by approving or not approving adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to First Savings’ named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘THE MERGER– Interests of Certain Persons in the Merger,’ are hereby APPROVED.”

Because the Merger is not conditioned upon this proposal and your vote is advisory, it will not be binding on First Savings or First Merchants. If the parties complete the Merger, the merger-related compensation disclosed below under “Merger-Related Compensation for First Savings’ Named Executive Officers” will be paid to First Savings’ named executive officers to the extent payable in accordance with the compensation agreements and other arrangements even if the First Savings’ shareholders do not approve the merger-related compensation on an advisory basis. In addition to information below regarding the Merger-Related Compensation Proposal, see “THE MERGER—Interests of Certain Persons in the Merger” for additional information regarding interests of management in the Merger at page [●].

Merger-Related Compensation for First Savings’ Named Executive Officers

The named executive officers of First Savings currently have employment agreements and long term incentive awards that provide for cash payments, the acceleration of vesting of equity awards, and the provision of certain benefits, following a change in control of First Savings. Pursuant to the terms of the Merger Agreement and subject to closing of the Merger, to the extent those arrangements are “double trigger” arrangements, those arrangements have been, or will be prior to the closing of the Merger, amended to eliminate any requirement that the covered participating executive experience an actual or constructive termination of their employment in order to receive the payments and benefits. In exchange for the cash payments provided under the amended agreements the covered executives must agree to the enforcement of any applicable noncompetition and non-solicitation covenants contained in those agreements by First Merchants following the Merger and that the covered executive will receive no further severance benefits under such amended agreements regardless of the manner or circumstance of termination.

The table and footnotes below reflect the estimated amount of compensation that each of the named executive officers of First Savings is entitled to receive as a result of the Merger. In addition, the table presents the value of the acceleration of the vesting of equity awards as a result of the Merger. The amounts reported below are estimates based on assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document. The tables do not include the value of any equity awards that may be granted to the named executive officers before the closing of the Merger because the amount of those awards, if any, has not yet been determined. As a result the actual amounts to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Name and Principal Position	Cash (1) ($)	Equity (2) ($)	Total ($)
Larry W. Myers	2,590,895	741,916	3,332,811
Tony A. Schoen	1,066,220	496,084	1,562,304
Jackie R. Journell	878,541	253,924	1,132,465

(1)

The cash payment payable to each of the named executive officers of First Savings will be made in a single lump sum in connection with the consummation of the Merger. The amounts payable to each named executive officer represent estimated amounts payable under the terms of their employment agreements with First Savings based on compensation data as of December 31, 2024.

(2)

Under the terms of the Merger Agreement immediately prior to the closing, each then outstanding share of First Savings restricted stock, whether unvested or vested, shall be exchanged for shares of First Savings common stock according to their respective award agreement terms and as a result of the Merger will be converted into the Merger Consideration. The Merger Agreement also provides that, at the Effective Time, each outstanding First Savings Option, whether or not exercisable or vested, will automatically and without any required action on behalf of the holder thereof, fully vest (to the extent not vested) and be canceled, and at the Effective time, First Savings or its subsidiaries will pay to holder thereof cash in the amount equal to the product of (i) the aggregate number of shares of First Savings common stock subject to the First Savings Option, multiplied by (ii) the excess, if any, of (A) the product of the Exchange Ratio multiplied by the First Merchants Average Price, over (B) the exercise price of First Savings common stock provided for in such First Savings Option. All out-of-the-money First Savings Options, if any, will be cancelled as of the Effective Time without any payment. The dollar values of such restricted stock and First Savings Options, the vesting of which is accelerated as a result of the Merger, are shown below, in accordance with SEC Reg S-K, Item 402(t), in an amount equal to the average closing market price of First Savings common stock over the first five business days following the public announcement of the Merger on September 25, 2025, or $31.38 per share.

Name	Shares of Restricted Stock	First Savings Options	Value of Restricted Stock – $	Value of Options – $	Total – $
Larry W. Myers	15,175	29,017	476,192	265,724	741,916
Tony A. Schoen	10,080	19,058	316,310	179,774	496,084
Jackie R. Journell	5,115	9,780	160,509	93,415	253,924

The Board of Directors of First Savings unanimously recommends a vote “FOR” the Merger-Related Compensation Proposal.

ADJOURNMENT PROPOSAL

The First Savings special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the First Savings special meeting to approve the Merger Proposal.

If, at the First Savings special meeting, the number of shares of First Savings common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, First Savings intends to move to adjourn the First Savings special meeting in order to enable the Board of Directors of First Savings to solicit additional proxies for approval of the Merger Proposal. In that event, First Savings will ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this Adjournment Proposal, First Savings is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors of First Savings, on a discretionary basis, to vote in favor of adjourning the First Savings special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from First Savings shareholders who have previously voted.

The Board of Directors of First Savings unanimously recommends a vote “FOR” the Adjournment Proposal.

THE MERGER

At the special meeting, the shareholders of First Savings will consider and vote upon approval of the Merger Agreement. The following summary highlights certain information about the Merger. To understand the Merger, you should read carefully this entire proxy statement and prospectus, including the Merger Agreement, which is attached to this document as Annex A.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of First Savings’ and First Merchants’ Boards of Directors, First Savings will merge with and into First Merchants and the separate corporate existence of First Savings will cease. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the Merger, will be the Articles of Incorporation and Bylaws of First Merchants after the Merger. Immediately following the Merger, First Savings Bank will merge with and into First Merchants Bank and First Savings Bank will cease to exist as a separate entity.

Merger Consideration

For First Savings Common Stock

The Merger Agreement provides that holders of First Savings common stock will have the right, with respect to each of their shares of First Savings common stock, to receive a 0.85 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants common stock”), and cash in lieu of a fractional share (the “Merger Consideration”).

If First Merchants changes the number of outstanding shares of First Merchants common stock before the Merger through any stock split, stock dividend, recapitalization, or similar transaction, then the Exchange Ratio will be proportionately adjusted so that First Savings common shareholders will receive such number of shares of First Merchants common stock as represents the same percentage of outstanding shares of First Merchants common stock at the effective time of the Merger (the “Effective Time”) as would have been represented by the number of shares of First Merchants common stock such shareholder would have received if the recapitalization had not occurred.

First Merchants will not issue fractional shares to First Savings shareholders. Instead, First Savings common shareholders will receive for each fractional share an amount in cash determined by multiplying (i) the fractional interest by (ii) the volume weighted average trading price of a share of First Merchants common stock as reported by Bloomberg, L.P. for the 10 days that First Merchants common stock trades on the Nasdaq Global Select Market preceding the fourth calendar day prior to the Effective Time (the “First Merchants Average Price”). The First Merchants Average Price will be appropriately and proportionately adjusted to reflect any share adjustments resulting from any stock splits, stock dividends, recapitalization, or similar transactions.

If you are a holder of First Savings common stock and you receive First Merchants common stock as Merger Consideration for your shares of First Savings common stock, the value of the consideration that you will receive in the Merger will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the stock consideration, based upon First Merchants’ closing stock price on [●], the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[●] per share. No assurance can be given (and it is not likely) that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by a First Savings shareholder or at any other time.

Treatment of First Savings Equity Awards

First Savings uses equity awards to assist it in attracting, retaining, and rewarding key employees and directors. The Merger Agreement provides that, immediately prior to the Effective Time, each then outstanding restricted stock award granted to First Savings employees and directors, whether unvested or vested, will be exchanged for shares of First Savings common stock according to their respective award agreement terms. Upon issuance of the shares of First Savings common stock to a holder of restricted stock as provided above, any award agreement between First Savings and such holder and the holder’s rights under the award will terminate and be of no further force or effect.

The Merger Agreement also provides that, after all regulatory and shareholder approvals required for consummation of the transactions contemplated by the Merger Agreement have been obtained, but prior to the third trading day immediately preceding the Effective Time, First Savings will cause each First Savings Option granted to employees and directors under First Savings Option Plans to fully vest (to the extent not vested). On the day immediately preceding the Effective Time, each outstanding First Savings Option will be cancelled and First Savings or its subsidiaries will pay to the holder thereof cash in the amount equal to the product of (i) the aggregate number of shares of First Savings common stock subject to the First Savings Option, multiplied by (ii) the excess, if any, of (A) the product of the Exchange Ratio multiplied by the First Merchants Average Price, over (B) the exercise price of First Savings common stock provided for in such First Savings Option. The Cancellation Payment will be paid on the day immediately preceding the Effective Time and will be made without interest and will be less applicable tax withholdings. First Savings will be responsible for any applicable withholding and tax reporting with respect to the Cancellation Payments. All out-of-the-money First Savings Options, if any, will be cancelled as of the day immediately preceding the Effective Time without any payment.

Exchange of Shares

On or prior to the effective date of the Merger, First Merchants will deposit with Broadridge Corporate Issuer Solutions, Inc., as exchange agent, or with such other exchange agent selected by First Merchants, certificates or book entry for shares (as requested by registered shareholders of First Savings) of First Merchants common stock, to be given to the registered holders of First Savings common stock in exchange for their certificates (or shares in book entry form) representing shares of First Savings common stock. Within five business days following the Effective Date, the exchange agent will mail a letter of transmittal to each person who was, immediately prior to the Effective Time, a holder of record of First Savings common stock. The letter of transmittal will contain instructions for use in effecting the surrender of First Savings stock certificates (or shares in book entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement. Distribution of shares of First Merchants common stock (in certificated form or book entry) and cash payments required under the Merger Agreement, including in lieu of fractional shares, will be made by the exchange agent to each former holder of First Savings common stock within five business days following the date of such shareholder’s delivery to the exchange agent of a properly completed and executed letter of transmittal and, for shareholders whose shares of First Savings common stock are held in certificated form, such shareholder’s certificates representing First Savings common stock. Interest will not accrue or be payable with respect to any cash payments.

Until you surrender your First Savings stock certificates (or shares in book entry form) for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the Effective Time with respect to First Merchants common stock into which any of your shares may have been converted. When you surrender your First Savings stock certificates (or shares in book entry form), First Merchants will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no transfers on the stock transfer books of First Savings of any shares of First Savings common stock.

If a certificate for First Savings stock has been lost, stolen, or destroyed, First Merchants will issue the consideration properly payable under the Merger Agreement to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by the First Savings’ shareholder with all procedures historically required by First Savings in connection with lost, stolen, or destroyed certificates.

Effect of the Merger on First Merchants Shareholders

The approval of the First Merchants shareholders of the Merger Agreement is not required in order to complete the Merger. First Merchants shareholders will also not be entitled to exchange their shares of First Merchant common stock for any consideration as a result of the Merger. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the Merger.

Background of the Merger

Since First Savings completed its initial public offering in October 2008, its board of directors and senior management have periodically reviewed and assessed First Savings’ strategic alternatives and the business and regulatory environments facing First Savings and First Savings Bank. As part of this process, First Savings has periodically reviewed and discussed strategic alternatives, including continued independence and potentially engaging in a merger or acquisition transaction, and the perceived advantages and disadvantages of each alternative in light of the then prevailing market and economic conditions and other factors, and has consulted periodically with representatives of investment banking firms, including Piper Sandler, regarding strategic planning matters. Piper Sandler is a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other matters. First Savings’ board of directors determined that Piper Sandler’s existing relationships as disclosed to First Savings would not interfere with its ability to provide investment banking services to First Savings. Piper Sandler has a long-standing relationship with First Savings and has presented various strategic planning topics to First Savings’ board of directors and senior management.

Over approximately the last 18 months, senior management of First Savings and representatives of Piper Sandler, with authorization from First Savings’ board of directors, contacted nine Midwest bank holding companies, including First Merchants, to gauge their interest in a potential merger or acquisition transaction with First Savings. In addition, senior management of First Savings, with authorization from First Savings’ board of directors, contacted four additional Midwest bank holding companies to gauge their interest in a potential merger-of-equals transaction with First Savings. The results of these contacts were reported to First Savings’ board of directors. First Merchants alone expressed an interest in a potential merger transaction with First Savings. In February 2025, based solely on its initial review of First Savings’ publicly available information, First Merchants verbally indicated to First Savings an exchange ratio range of 0.73 to 0.75 of a share of First Merchants common stock for each outstanding share of First Savings common stock based on a potential all-stock transaction. On April 24, 2025, First Savings engaged Piper Sandler to assist in pursuing a potential merger transaction with First Merchants.

On May 5, 2025, First Savings and First Merchants entered into a confidentiality agreement, which included customary non-disclosure provisions and a standstill provision prohibiting First Merchants, for one year from the date of the confidentiality agreement, from offering to acquire or acquiring First Savings, and from taking certain other actions, including soliciting proxies, without the prior written consent of First Savings; provided, however, that this standstill provision would become null and void if First Savings enters into a definitive merger agreement with First Merchants or another party. On May 13, 2025, Piper Sandler provided First Merchants and its financial advisor access to a confidential virtual data room containing non-public financial and other information regarding First Savings.

On May 28, 2025, First Savings and another Midwest bank holding company (Company A) entered into a confidentiality agreement substantially similar to the one entered into with First Merchants, including with respect to the standstill provision, and Piper Sandler provided Company A and its financial advisor access to the confidential virtual data room containing the same non-public financial and other information regarding First Savings made available to First Merchants. On June 12, 2025, Company A informed Piper Sandler of its decision not to pursue a potential merger transaction with First Savings.

On June 16, 2025, First Savings hosted an in-person due diligence session at an off-site location which was attended by senior management of First Savings and of First Merchants, representatives of Piper Sandler and representatives of First Merchants’ financial advisor. The attendees discussed First Savings’ internal outlook for 2025 and 2026 earnings, First Savings’ key business lines and their operation, expected one-time transaction expenses, and key employee retention matters, among other matters.

On June 23, 2025, First Merchants submitted a non-binding indication of interest letter dated June 20, 2025 (the “IOI”), which proposed an all-stock transaction and an exchange ratio range of 0.84 to 0.88 of a share of First Merchants common stock for each outstanding share of First Savings common stock. Based on First Merchants’ 20-day average closing price of $36.99 as of June 20, 2025, this implied a transaction value ranging from $31.07 to $32.55 per share. The IOI provided that First Merchants would select one director of First Savings to serve on First Merchants’ board of directors and First Merchants Bank’s board of directors. The IOI also provided for a period of exclusive negotiations until September 30, 2025.

First Savings’ board of directors met on June 25, 2025, with representatives of Piper Sandler and senior management attending, to review the terms of the IOI received from First Merchants. As part of this review, Piper Sandler updated the board of directors regarding the then current bank and thrift mergers and acquisitions market and reviewed with the board of directors the implied transaction multiples based on the exchange ratio range and historical financial information and other information regarding First Merchants, and also reviewed First Savings’ projected financial results if it continued to operate independently under its existing business plan. The board of directors also reviewed again its decision to explore a potential merger and the results of the contacts with potential interested parties, which resulted only in the IOI submitted by First Merchants. After lengthy discussion, it was the consensus of the board of directors that First Savings should continue to pursue a potential merger with First Merchants and directed Piper Sandler to continue discussions with representatives of First Merchants.

On August 5, 2025, First Merchants’ counsel distributed an initial draft of the merger agreement to First Savings’ legal counsel, which did not specify an exchange ratio. Subsequently, multiple drafts of the merger agreement were exchanged and representatives of First Merchants’ legal counsel and representatives of First Savings’ legal counsel participated in telephone calls and email communications regarding the drafts.

First Savings’ board of directors met on September 5, 2025, with representatives of Piper Sandler and legal counsel and senior management attending, to discuss the then current status of the merger agreement negotiations. Senior management provided to the board of directors a summary of the reverse due diligence conducted on First Merchants, along with analyst reports on First Merchants from five different investment banking firms, and reported that the reverse due diligence generally confirmed their expectations regarding First Merchants. Piper Sandler provided updated information regarding First Merchants’ stock price. Piper Sandler noted that, based on the exchange ratio range of 0.84 to 0.88, the implied value ranged from $34.64 to $36.29 based on First Merchants’ closing stock price on September 2, 2025. Legal counsel reviewed with the board of directors the most recent draft of the merger agreement and, together with senior management, updated the board on the non-financial terms that were still under negotiation. Legal counsel also reviewed with the board of directors its fiduciary duties. Piper Sandler updated the board of directors on the status of the ongoing negotiations regarding the exchange ratio. It was noted that First Merchants and its representatives had verbally indicated their intention to consummate a potential transaction at an exchange ratio of 0.84. Following further discussion, First Savings’ board of directors authorized Piper Sandler to continue negotiating with First Merchants and its representatives within the parameters of the exchange ratio range.

On September 18, 2025, First Merchants’ counsel provided First Savings’ legal counsel with a draft of the merger agreement which specified an exchange ratio of 0.85.

First Savings’ board of directors met on September 24, 2025, with representatives of Piper Sandler and legal counsel and senior management attending, to consider the approval of the merger agreement and the transactions contemplated by it. Before the meeting, senior management distributed to each director the proposed merger agreement, and ancillary documents, and a financial presentation prepared by Piper Sandler. Piper Sandler reviewed in detail the pricing and other financial terms of the proposed merger agreement. Legal counsel reviewed in detail the non-pricing terms and conditions of the proposed merger agreement, including, but not limited to, the transaction structure, the respective representations, warranties and covenants made by First Savings and First Merchants, the closing conditions, and the respective termination rights of First Savings and First Merchants. Legal counsel also reviewed with the board of directors its fiduciary duties. The board of directors reviewed all aspects of the merger process, including First Savings’ current financial position, performance and prospects; its decision to pursue a strategic transaction; the process used to identify potential merger partners and solicit merger proposals; then current economic and stock market conditions; the results of First Savings’ due diligence investigation of First Merchants; First Merchants’ stock price performance and valuation metrics; the terms and conditions of the proposed merger agreement; the value of the proposed merger consideration; and the impact of the proposed merger on First Savings’ shareholders and other constituencies. All questions posed by the directors were answered by senior management, representatives of Piper Sandler or representatives of legal counsel, as appropriate. Representatives of Piper Sandler then presented Piper Sandler’s oral opinion to the effect that, as of September 24, 2025, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in the subsequently delivered opinion letter, the 0.85 exchange ratio was fair to First Savings’ common shareholders from a financial point of view. This opinion was subsequently delivered in writing, in a letter addressed to First Savings’ board of directors. After considering the proposed merger agreement, and ancillary documents, and the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted unanimously to adopt and approve the proposed merger agreement, to recommend that First Savings’ shareholders vote to approve the proposed merger agreement, and to authorize President and Chief Executive Officer Larry W. Myers to execute and deliver the merger agreement on behalf of First Savings.

On September 24, 2025, First Savings and First Merchants executed the merger agreement after the close of trading on The Nasdaq Stock Market. On September 25, 2025, before the opening of trading, First Savings and First Merchants issued a joint press release to announce the execution of the merger agreement.

First Merchants’ Reasons for the Merger

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the First Merchants Board of Directors consulted with First Merchants management and considered a number of factors, including the following material factors:

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each of First Merchants’ and First Savings’ business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the First Merchants Board of Directors considered that the Merger (i) will expand First Merchants’ business within demographically attractive markets in southern Indiana; (ii) will increase First Merchants’ core deposit base, an important funding source; (iii) will provide First Merchants with an experienced management team and quality bank branches in and around southern Indiana; and (iv) will provide First Merchants with the opportunity to sell First Merchants’ broad array of products to First Savings’ client base;

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its understanding of the current and prospective environment in which First Merchants and First Savings operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Merchants both with and without the proposed transaction;

•	its review and discussions with First Merchants’ management concerning the due diligence examination of First Savings;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the financial and other terms of the Merger Agreement, including the fixed Exchange Ratio, tax treatment, and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risk of diverting management attention and resources from the operation of First Merchants’ business towards the completion of the Merger; and

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the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the First Merchants Board of Directors is not intended to be exhaustive, but includes the material factors considered by the First Merchants Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the First Merchants Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Merchants Board of Directors considered all these factors as a whole, including discussions with, and questioning of, First Merchants’ management and First Merchants’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the First Merchants Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Merchants and its shareholders, and unanimously approved and adopted the Merger Agreement.

First Savings’ Reasons for the Merger

First Savings’ board of directors, together with First Savings’ senior management and its financial and legal advisors, reviewed and discussed the merger agreement and the transactions contemplated by it and the board of directors determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of First Savings and its shareholders. In reaching its conclusion to approve the merger agreement and the transactions contemplated by it, the board of directors considered a number of factors. The board of directors considered the following material factors:

•	The board of directors’ understanding of the business, operations, financial condition, earnings, and prospects of First Savings;

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Prevailing national and local economic conditions, and other factors, and their expected effect on First Savings’ financial condition, earnings, and prospects and on the stock prices of banking institutions, including First Savings;

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The value of the merger consideration proposed by First Merchants compared to the estimated potential future value of First Savings’ common stock if First Savings were to continue to operate independently;

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The competitive environment facing financial institutions generally and the competitive environment in First Savings’ geographic market area in particular, and the growing trend toward consolidation in the financial services industry;

•	First Merchants’ ability to obtain regulatory approval for the merger, considering First Savings’ due diligence investigation of First Merchants;

•	The scope and results of the exploratory merger process conducted by First Savings, with Piper Sandler’s assistance;

•	The complementary business cultures of First Savings and First Merchants;

•	The historical market prices and the then prevailing market prices for First Savings’ common stock and for First Merchants’ common stock;

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The review by the board of directors, with the assistance of legal counsel, of the terms of the merger agreement, including the provisions that permit First Savings, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination transaction, subject, in certain circumstances, to paying a $10.0 million cash termination fee to First Merchants;

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The perceived favorable impact of the merger on the employees, depositors, customers, and communities served by First Savings Bank, considering that First Merchants and First Merchants Bank has agreed to select a member of First Savings’ board of directors to serve as a director of First Merchants and First Merchants Bank;

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The financial analyses and opinion of Piper Sandler, dated September 24, 2025, addressed to First Savings’ board of directors, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth in the opinion letter, the 0.85 exchange ratio as specified in the merger agreement was fair to First Savings’ common shareholders from a financial point of view, as more fully described under “Opinion of First Savings’ Financial Advisor;”

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The higher regular quarterly cash dividend paid by First Merchants compared to First Savings (First Savings current quarterly dividend of $0.16 per share, compared to First Merchants current quarterly dividend of $0.306 per share as adjusted for the 0.85 exchange ratio); and

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The proposed merger offers a liquidity event for First Savings’ shareholders given First Merchants’ significantly larger market capitalization and higher historical trading volume relative to First Savings.

First Savings’ board of directors also considered potential risks associated with the transactions contemplated by the merger agreement, including:

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The interests of First Savings’ executive officers and directors with respect to the transactions contemplated by the merger agreement apart from their interests as shareholders of First Savings as disclosed under “—Interests of Certain Persons in the Merger,” and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement;

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The risk that the merger agreement provisions relating to the payment by First Savings of a cash termination fee under specified circumstances, although required by First Merchants as a condition to entering into the merger agreement, could discourage other parties that may be interested in engaging in a business combination transaction with First Savings from proposing it;

•	The risk of litigation;

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The restrictions imposed by the merger agreement on the conduct of First Savings’ business before the completion of the merger, which could delay or prevent First Savings from undertaking certain business opportunities that may arise during that time;

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The fixed exchange ratio, by its nature, would generally not adjust upward to compensate for a decline in First Merchants’ stock price before the completion of the merger, resulting in First Savings’ shareholders not being protected against any decrease in First Merchants’ stock price before the completion of the merger, unless, as provided for in the merger agreement, the decrease in First Merchants’ stock price relative to a broad bank market index was of a magnitude that First Merchants would agree to increase the exchange ratio so that First Savings would not be able to exercise its right to terminate the merger agreement under such circumstances; and

•	The need to obtain First Savings shareholder approval and governmental approvals to consummate the Merger.

The foregoing discussion of the information and factors considered by First Savings’ board of directors is not intended to be exhaustive but constitutes the material factors considered by the board of directors. In reaching its determination to approve the merger agreement and recommend that First Savings’ shareholders vote to approve the merger agreement and the transactions contemplated by it, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm’s length negotiations between respective representatives of First Savings and First Merchants.

Recommendation of First Savings’ Board of Directors

First Savings’ board of directors evaluated the factors described above and determined that the merger agreement and the transactions contemplated by it were advisable and in the best interests of First Savings and its shareholders. Accordingly, the board of directors of First Savings unanimously approved the merger agreement and unanimously recommends that First Savings’ shareholders vote “FOR” approval of the merger agreement and transactions contemplated by it.

Opinion of First Savings’ Financial Advisor

First Savings retained Piper Sandler to act as financial advisor to First Savings’ board of directors in connection with First Savings’ consideration of a possible business combination. First Savings selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to First Savings’ board of directors in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the September 24, 2025 meeting at which First Savings’ board of directors considered the Merger and the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 24, 2025, to the effect that, as of such date, the Exchange Ratio was fair to the holders of First Savings’ common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of First Savings common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of First Savings in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any shareholder of First Savings as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger and the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of First Savings common stock and did not address the underlying business decision of First Savings to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for First Savings or the effect of any other transaction in which First Savings might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of First Savings or First Merchants, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated September 23, 2025;

•	certain publicly available financial statements and other historical financial information of First Savings that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Merchants that Piper Sandler deemed relevant;

•	certain internal financial projections for First Savings for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of First Savings;

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publicly available mean analyst estimates for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the year ending December 31, 2026, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of First Merchants;

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the pro forma financial impact of the merger on First Merchants based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior managements of First Merchants;

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the publicly reported historical price and trading activity for First Savings common stock and First Merchants common stock, including a comparison of certain stock market information for First Savings common stock and First Merchants common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for First Savings and First Merchants with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of First Savings and its representatives the business, financial condition, results of operations and prospects of First Savings and held similar discussions with certain members of the senior management of First Merchants and its representatives regarding the business, financial condition, results of operations and prospects of First Merchants.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by First Savings or First Merchants or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of First Savings and First Merchants that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Savings or First Merchants, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of First Savings or First Merchants, nor any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of First Savings or First Merchants, any of their respective subsidiaries or the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to First Savings or First Merchants or any of their respective subsidiaries. Piper Sandler assumed, with First Savings’ consent, that the respective allowances for loan losses for both First Savings and First Merchants were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for First Savings for the years ending December 31, 2025 through December 31, 2029 as well as estimated dividends per share for First Savings for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of First Savings. In addition, Piper Sandler used publicly available mean analyst estimates for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the year ending December 31, 2026, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of First Merchants. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of First Merchants. With respect to the foregoing information, the respective senior managements of First Savings and First Merchants confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of First Savings and First Merchants, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of First Savings or First Merchants since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that First Savings and First Merchants would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with First Savings’ consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Savings, First Merchants, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with First Savings’ consent, Piper Sandler relied upon the advice that First Savings received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of First Savings common stock or First Merchants common stock at any time or what the value of First Merchants common stock would be once it is actually received by the holders of First Savings common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper

Sandler to First Savings’ board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to First Savings or First Merchants and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of First Savings and First Merchants and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of First Savings common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Savings, First Merchants, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to First Savings’ board of directors at its September 24, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of First Savings common stock or First Merchants common stock or the prices at which First Savings or First Merchants common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by First Savings’ board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of First Savings’ board of directors with respect to the fairness of the Exchange Ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed Merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of First Savings common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.85 of a share of First Merchants common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $245.4 million and an implied purchase price per share of $34.26 consisting of the implied value of 6,976,558 shares of First Savings common stock and 431,155 stock options with a weighted average exercise price of $19.48 and based on the closing price of First Merchants common stock on September 19, 2025. Based upon financial information for First Savings as of or for the last twelve months (“LTM”) ended June 30, 2025 and the closing price of First Savings’ common stock on September 19, 2025, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / LTM GAAP Earning Per Share	11.1x
Transaction Price / Estimated 2025E Earnings Per Share¹	10.3x

Market Premium to First Savings as of September 19, 2025	24.9%
Transaction Price / Tangible Book Value Per Share	138%
Tangible Book Premium / Core Deposits (CDs > $100K)	4.6%
Tangible Book Premium / Core Deposits (CDs > $250K)	4.4%

(1)	As provided by First Savings senior management/based on publicly available median analyst EPS estimates.

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of First Savings common stock and First Merchants common stock for the one-year and three-year periods ended September 19, 2025. Piper Sandler then compared the relationship between the movements in the price of First Savings common stock and First Merchants common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

First Savings’ One-Year Stock Performance

	Beginning Value September 19, 2024	Ending Value September 19, 2025
First Savings	100%	114.9%
First Savings Peer Group	100%	113.9%
S&P 500 Index	100%	106.6%
NASDAQ Bank Index	100%	116.6%

First Savings’ Three-Year Stock Performance

	Beginning Value September 19, 2022	Ending Value September 19, 2025
First Savings	100%	117.5%
First Savings Peer Group	100%	109.5%
S&P 500 Index	100%	106.7%
NASDAQ Bank Index	100%	170.9%

First Merchants’ One-Year Stock Performance

	Beginning Value September 19, 2024	Ending Value September 19, 2025
First Merchants	100%	104.1%
First Merchants Peer Group	100%	105.6%
S&P 500 Index	100%	106.6%
NASDAQ Bank Index	100%	116.6%

First Merchants’ Three-Year Stock Performance

	Beginning Value September 19, 2022	Ending Value September 19, 2025
First Merchants	100%	95.5%
First Merchants Peer Group	100%	113.9%
S&P 500 Index	100%	106.7%
NASDAQ Bank Index	100%	170.9%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for First Savings with a group of financial institutions selected by Piper Sandler. The First Savings peer group included major exchange-traded (NASDAQ, NYSE, and NYSEAM) banks headquartered in the Midwest region, as defined by S&P Capital IQ Pro, with total assets between $1.5 and $3.5 billion (the “First Savings Peer Group”). The First Savings Peer Group consisted of the following companies:

Ames National Corporation	Landmark Bancorp, Inc.
CF Bankshares Incorporation	LCNB Corp.
Citizens Community Bancorp, Inc.	Middlefield Banc Corp.
Farmers & Merchants Bancorp, Inc.	Ohio Valley Banc Corp.
Finward Bancorp	Richmond Mutual Bancorporation, Inc.
Hawthorn Bancshares, Inc.	Waterstone Financial, Inc.
Isabella Bank Corporation

The analysis compared publicly available financial information for First Savings with corresponding data for the First Savings Peer Group as of or for the last twelve months ended June 30, 2025 with pricing data as of September 19, 2025. The table below sets forth the data for First Savings and the median, mean, low and high data for the First Savings Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in First Savings’ historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

First Savings Comparable Company Analysis

		First Savings	First Savings	First Savings	First Savings
		Peer Group	Peer Group	Peer Group	Peer Group
	First Savings	Median	Mean	Low	High
Total Assets ($mm)	2,417	2,058	2,041	1,508	3,346
Loans / Deposits (%)	110.4	91.0	92.7	71.3	120.2
Non-Performing Assets / Total Assets (%)¹	.56	.37	.55	.08	1.30
Tangible Common Equity/Tangible Assets (%)	7.22	8.35	8.82	6.41	15.11
Tier 1 Leverage Ratio (%)	7.98	9.80	10.64	8.32	19.78
Total RBC Ratio (%)	12.63	14.47	14.57	10.88	20.83
CRE / Total RBC Ratio (%)	410	277	265	116	439
LTM Return on Average Assets (%)	.89	.89	.82	.26	1.14
LTM Return on Average Equity (%)	12.2	8.3	8.5	3.5	13.9
LTM Net Interest Margin (%)	2.85	2.95	3.06	2.40	3.83
LTM Efficiency Ratio (%)	69.1	68.1	69.0	53.4	87.5
Price/Tangible Book Value (%)	109	120	122	84	150
Price/LTM Earnings Per Share (x)	8.9	13.3	13.7	8.8	25.8
Price/2026E Earnings Per Share (x)	7.4	10.7	11.2	6.6	15.1
Current Dividend Yield (%)	2.3	3.1	3.0	1.3	5.4
Market Capitalization ($mm)	189	184	211	138	354

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Financial data as of or for the period ended June 30, 2025.

Piper Sandler used publicly available information to perform a similar analysis for First Merchants by comparing selected financial information for First Merchants with a group of financial institutions selected by

Piper Sandler. The First Merchants peer group included major exchange-traded (NASDAQ, NYSE and NYSEAM) banks headquartered in the continental US with total assets between $15.0 billion and $25.0 billion, but excluded Mechanics Bancorp due to a pending material acquisition (the “First Merchants Peer Group”). The First Merchants Peer Group consisted of the following companies:

Axos Financial, Inc.	Hope Bancorp, Inc.
Banner Corporation	Independent Bank Corp.
Cathay General Bancorp	International Bancshares Corporation
Community Financial System, Inc.	Merchants Bancorp
Customers Bancorp, Inc.	NBT Bancorp Inc.
CVB Financial Corp.	Provident Financial Services, Inc.
Enterprise Financial Services Corp	Seacoast Banking Corporation of Florida
First Busey Corporation	ServisFirst Bancshares, Inc.
First Financial Bancorp.	TowneBank
Hilltop Holdings Inc.	Trustmark Corporation
Home Bancshares, Inc.	WSFS Financial Corporation

The analysis compared publicly available financial information for First Merchants with corresponding data for the First Merchants Peer Group as of or for the last twelve months ended June 30, 2025 with pricing data as of September 19, 2025. The table below sets forth the data for First Merchants and the median, mean, low and high data for the First Merchants Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in First Merchants’ historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

First Merchants Comparable Company Analysis

		First Merchants	First Merchants	First Merchants	First Merchants
		Peer Group	Peer Group	Peer Group	Peer Group
	First Merchants	Median	Mean	Low	High
Total Assets ($mm)	18,593	18,581	18,964	15,362	24,783
Loans / Deposits (%)	89.9	85.8	85.7	69.7	102.4
Non-Performing Assets / Total Assets (%)¹	.36	.42	.49	.05	1.35
Tangible Common Equity/Tangible Assets (%)	8.92	9.42	9.82	6.25	16.93
Tier 1 Leverage Ratio (%)	10.20	11.07	11.15	8.58	19.51
Total RBC Ratio (%)	13.06	14.95	15.98	12.81	25.06
CRE / Total RBC Ratio (%)	146	246	259	184	444
LTM Return on Average Assets (%)	1.23	1.19	1.20	.24	2.59
LTM Return on Average Equity (%)	9.8	10.0	9.6	1.9	17.3
LTM Net Interest Margin (%)	3.24	3.33	3.51	2.57	4.90
LTM Efficiency Ratio (%)	54.1	57.2	55.1	34.6	87.4
Price/Tangible Book Value (%)	145	157	165	83	325
Price/Annualized LTM Earnings Per Share (x)	10.4	13.4	14.0	7.1	22.1
Price/2026E Earnings Per Share (x)	10.2	10.6	10.9	6.4	19.4
Current Dividend Yield (%)	3.6	2.7	2.6	0.0	5.1
Market Capitalization ($mm)	2,327	2,633	2,953	1,402	5,770

(1)	Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs.

Note: Financial data as of or for the period ending June 30, 2025

Analysis of Precedent Transactions.

Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of United States bank transactions announced from January 1, 2024 to September 19, 2025 with target assets between $2 billion and $3 billion at announcement (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
National Bank Holdings Corporation	Vista Bancshares Inc.
TowneBank	Dogwood State Bank
Prosperity Bancshares, Inc.	American Bank Holding Corporation
First Financial Bancorp.	Westfield Bancorp
FB Financial Corporation	Southern States Bancshares, Inc.
CNB Financial Corporation	ESSA Bancorp, Inc.
Northwest Bancshares, Inc.	Penns Woods Bancorp, Inc.
EverBank Financial Corp	Sterling Bank and Trust, FSB
NBT Bancorp Inc.	Evans Bancorp, Inc.
United Bankshares, Inc.	Piedmont Bancorp, Inc.
Hope Bancorp, Inc.	Territorial Bancorp Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	First Merchants / First Savings	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	11.1	12.2	12.6	9.8	17.4
Transaction Price / Tangible Book Value Per Share (%)	138	146	142	31	226
Core Deposit Premium (%)	4.6	7.7	8.2	3.7	15.4
1-Day Market Premium (%)	24.9	18.3	27.8	1.9	68.3

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of First Savings common stock assuming First Savings performed in accordance with certain internal financial projections for First Savings for the quarter ending December 31, 2025 and the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of First Savings. To approximate the terminal value of a share of First Savings common stock at September 19, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 9.0x to 14.0x and multiples of 2029 tangible book value ranging from 95% to 145%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Savings common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Savings common stock of $24.52 to $43.15 when applying multiples of earnings and $24.52 to $42.35 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
10.0%	$28.63	$31.53	$34.44	$37.34	$40.25	$43.15
11.0%	$27.53	$30.32	$33.11	$35.89	$38.68	$41.47
12.0%	$26.48	$29.16	$31.84	$34.51	$37.19	$39.87
13.0%	$25.48	$28.05	$30.63	$33.20	$35.77	$38.35
14.0%	$24.52	$27.00	$29.47	$31.95	$34.42	$36.89

Tangible Book Value Per Share Multiples

Discount Rate	95%	105%	115%	125%	135%	145%
10.0%	$28.62	$31.36	$34.11	$36.86	$39.60	$42.35
11.0%	$27.52	$30.15	$32.79	$35.43	$38.06	$40.70
12.0%	$26.47	$29.00	$31.53	$34.07	$36.60	$39.13
13.0%	$25.47	$27.90	$30.34	$32.77	$35.20	$37.64
14.0%	$24.52	$26.86	$29.20	$31.53	$33.87	$36.21

Piper Sandler also considered and discussed with First Savings’ board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming First Savings’ earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for First Savings’ common stock, applying the price to 2029 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 11.37%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$22.19	$24.38	$26.58	$28.78	$30.98	$33.18
(10.0%)	$24.66	$27.13	$29.61	$32.08	$34.55	$37.02
0.0%	$27.13	$29.88	$32.63	$35.38	$38.12	$40.87
10.0%	$29.61	$32.63	$35.65	$38.67	$41.70	$44.72
20.0%	$32.08	$35.38	$38.67	$41.97	$45.27	$48.57

Piper Sandler also performed an analysis that estimated the net present value per share of First Merchants common stock, assuming First Merchants performed in accordance with publicly available mean analyst estimates for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the year ending December 31, 2026, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of First Merchant. To approximate the terminal value of a share of First Merchants common stock at September 19, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 8.0x to 13.0x and multiples of 2029 tangible book value ranging from 125% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Merchants common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Merchants common stock of $28.54 to $50.53 when applying multiples of earnings and $36.56 to $64.96 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
8.0%	$33.22	$36.68	$40.14	$43.61	$47.07	$50.53
9.0%	$31.96	$35.28	$38.61	$41.93	$45.24	$48.57
10.0%	$30.77	$33.95	$37.14	$40.33	$43.52	$46.70
11.0%	$29.63	$32.69	$35.75	$38.81	$41.87	$44.93
12.0%	$28.54	$31.48	$34.42	$37.36	$40.30	$43.24

Tangible Book Value Per Share Multiples

Discount Rate	125%	140%	155%	170%	185%	200%
8.0%	$42.67	$47.13	$51.59	$56.04	$60.50	$64.96
9.0%	$41.03	$45.31	$49.58	$53.86	$58.14	$62.41
10.0%	$39.47	$43.57	$47.68	$51.78	$55.88	$59.99
11.0%	$37.98	$41.92	$45.86	$49.80	$53.74	$57.68
12.0%	$36.56	$40.35	$44.13	$47.92	$51.70	$55.49

Piper Sandler also considered and discussed with First Merchants’ board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First Merchants’ earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for First Merchants common stock, applying the price to 2029 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 10.48%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0%)	$25.21	$27.71	$30.21	$32.71	$35.21	$37.71
(10.0%)	$27.71	$30.52	$33.34	$36.15	$38.96	$41.78
0.0%	$30.21	$33.34	$36.46	$39.59	$42.72	$45.84
10.0%	$32.71	$36.15	$39.59	$40.03	$46.47	$49.90
20.0%	$35.21	$38.96	$42.72	$46.47	$50.22	$53.97

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on First Merchants assuming the transaction closes March 31, 2026. Piper Sandler utilized the following information and assumptions: (a) internal financial projections for First Savings for the years ending December 31, 2025 through December 31, 2029 as well as estimated dividends per share for First Savings for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of First Savings, (b) publicly available mean analyst estimates for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the year ending December 31, 2026, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the years ending December 31, 2026 through

December 31, 2029, as provided by the senior management of First Merchants, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of First Merchants. The analysis indicated that the transaction could be accretive to First Merchants’ estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2026 through December 31, 2028 and dilutive to First Merchants’ estimated tangible book value per share at close and in the years ending December 31, 2026 through December 31, 2027.

In connection with this analysis, Piper Sandler considered and discussed with the First Savings’ board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as First Savings’ financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.625% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $4.0 million. Piper Sandler also received a $400,000 fee from First Savings upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. First Savings has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion Piper Sandler did not provide any other investment banking services to First Savings, nor did Piper Sandler provide any investment banking services to First Merchants. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to First Savings, First Merchants and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of First Savings, First Merchants and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Certain Unaudited Prospective Financial Information

First Merchants and First Savings do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition, or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

However, First Merchants and First Savings are including in this proxy statement and prospectus certain unaudited prospective financial information for First Merchants and First Savings that was made available as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this proxy statement and prospectus solely for the purpose of providing holders of First Savings common stock access to certain information made available to First Merchants and First Savings and their respective boards of directors and financial advisors.

Neither First Merchants nor First Savings endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which First Merchants and First Savings operate and the risks and uncertainties described under the sections entitled “RISK FACTORS” beginning on page [●] and “FORWARD-LOOKING STATEMENTS” beginning on page [●] and in the reports First Merchants and First Savings have filed or file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of First Merchants and First Savings and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the management of First Merchants or First Savings could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this proxy statement and prospectus of the prospective financial information below should not be regarded as an indication that First Merchants, First Savings, or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of First Merchants common stock or holders of First Savings common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations, and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on First Savings of the mergers, and does not attempt to predict or suggest actual future results of the combined company or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers (except as expressly set forth in the section below entitled “— Certain Estimated Synergies Attributable to the Mergers”), the effect on First Merchants or First Savings of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the mergers (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement and prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the mergers.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled, or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.

Certain Projections Regarding First Savings

The following table includes certain unaudited prospective financial projections, including estimated dividends per share, for First Savings for the calendar years ending December 31, 2025 through December 31, 2029, provided at the direction of First Savings’ board of directors, by First Savings management to Piper Sandler and used by Piper Sandler in the financial analyses performed in connection with Piper Sandler’s opinion, as directed and approved by First Savings management:

	As of and For the Year Ending December 31,
(in millions, except per share data)	2025E	2026E	2027E	2028E	2029E
Net income	$23.5	$27.1	$29.4	$30.3	$31.7
Total assets	$2,372	$2,401	$2,431	$2,466	$2,500
Earnings per share (diluted)	$3.33	$3.81	$4.14	$4.26	$4.46
Dividends per share	$0.64	$0.68	$0.72	$0.76	$0.80

Certain Projections Regarding First Merchants

The following table presents certain publicly available mean analyst estimates for First Merchants as of, and for the years ending, as applicable, December 31, 2025 and 2026, together with unaudited prospective financial projections regarding estimated dividends per share, for First Merchants for the years ending December 31, 2025 through December 31, 2029, and unaudited prospective financial projections regarding estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029, as well as certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for current expected credited losses (CECL) accounting standards, provided to Piper Sandler by First Merchants management and used by Piper Sandler in the financial analyses performed in connection with Piper Sandler’s opinion, as directed and approved by First Merchants management:

	As of and For the Year Ending December 31,
(in millions, except per share data)	2025E	2026E	2027E	2028E	2029E
Net income	$220.7	$223.2	$239.4	$259.2	$280.4
Total assets	$18,924	$19,675	$20,855	$22,107	$23,433
Earnings per share (diluted)	$3.83	$3.90	$4.18	$4.52	$4.89
Dividends per share	$1.43	$1.46	$1.50	$1.54	$1.58

Long-term Annual Growth Rate Assumptions provided by First Merchants

For purposes of extrapolating First Merchants’ financial results beginning in 2027, First Merchants management directed Piper Sandler to use and rely on the estimated annual long-term annual growth rate of approximately 8% for First Merchants’ net income available to shareholders and 6% for First Merchants’ total assets.

Certain Estimated Synergies Attributable to the Mergers

The management of First Merchants developed certain prospective financial information relating to the anticipated cost savings to be realized by the combined company beginning in 2026, and provided such information to Piper Sandler for Piper Sandler’s use and reliance in connection with its financial analyses and opinion as described in the section entitled “THE MERGERS — Opinion of First Savings’ Financial Advisor”.

The cost synergies consisted of estimated pre-tax annual cost savings of approximately $15.8 million, phased in approximately 67% in 2026 and 100% in 2027, with approximately 4% growth in the annual cost savings base starting in 2028. The total pre-tax restructuring charge in connection with the mergers was estimated to be approximately $29.0 million. The cost synergies assumed a hypothetical March 31, 2026 closing date for the mergers. See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “FORWARD-LOOKING STATEMENTS” beginning on page [●] and “RISK FACTORS” beginning on page [●] for further information regarding the uncertainties and factors associated with realizing synergies in connection with the mergers.

General

The stand-alone prospective financial information for First Merchants and First Savings was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the mergers are completed and is not intended to represent forecasted financial information for the combined company if the mergers are completed.

By including in this proxy statement and prospectus a summary of the prospective financial information, neither First Merchants nor First Savings nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of First Merchants or First Savings compared to the information contained in the prospective financial information. Neither First Merchants, First Savings, nor, after completion of the mergers, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of First Merchants, First Savings, or their respective advisors or other representatives has made, makes, or is authorized in the future to make any representation to any First Merchants or First Savings shareholder or other person regarding First Merchants’ or First Savings’ ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by First Merchants and First Savings and their respective boards of directors and financial advisors in connection with the merger.

In light of the foregoing, and considering that the First Savings special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of First Savings are cautioned not to place unwarranted reliance on such information, and are urged to review (i) First Merchants’ financial statements incorporated by reference in this proxy statement and prospectus and any subsequent SEC filings that include more recent financial results, and (ii) First Savings’ financial statements included in this proxy statement and prospectus and any subsequent SEC filings that include more recent financial results. See the section entitled “WHERE YOU CAN FIND ADDITIONAL INFORMATION” beginning on page [●]. The prospective financial information summarized in this section is not included in this proxy statement and prospectus in order to induce any holder of First Savings common stock to vote in favor of the merger proposal or any of the other proposals to be voted on at the First Savings special meeting.

Registration of First Merchants Securities

First Merchants has filed a Registration Statement on Form S-4 with the SEC in order to register the shares of First Merchants common stock to be issued pursuant to the Merger under the Securities Act. Because First Merchants common stock is listed on the Nasdaq Global Select Market, those securities are exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its common stock under state laws.

The shares of First Merchants common stock may be traded freely without restriction by those First Savings shareholders not considered to be “affiliates” of First Merchants under the Securities Act after the Merger is complete. At the present time, there are no persons involved in the management of First Savings who are anticipated to be an “affiliate” of First Merchants after the Merger, except for the director to be appointed to the First Merchants Board of Directors as described under the heading “THE MERGER – Interests of Certain Persons in the Merger – Board Appointment.”

Nasdaq Global Select Market Listing

First Merchants will, prior to the Effective Time, cause the shares of First Merchants common stock to be issued to the holders of shares of First Savings common stock in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Regulatory Approvals

The Merger cannot be completed until (i) First Merchants Bank receives the necessary approvals of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”), and (ii) First Merchants receives the necessary approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act. The initial submission of the applications to the Indiana DFI and the FDIC occurred on or about October 3, 2025. There can be no assurances as to when or if such approvals will be obtained. The Federal Reserve has the discretion to waive its application requirement under the Bank Holding Company Act. If not waived, an application or notification and opportunity for public comment will be required. First Merchants has not yet determined whether or not it will request a waiver of the application requirement from the Federal Reserve.

After the FDIC’s approval is received, the Bank Merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the Bank Merger on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period can be reduced to 15 days.

The approvals of the Indiana DFI, the FDIC, and the Federal Reserve are not the opinion of such regulatory authorities that the Merger is favorable to the First Savings and First Merchants shareholders from a financial point of view or that the Indiana DFI, the FDIC, or the Federal Reserve has considered the adequacy of the terms of the Merger. The approvals in no way constitute an endorsement or a recommendation of the Merger by the FDIC or the Federal Reserve.

Effective Date of the Merger

The Merger will be consummated if the Merger Proposal is approved by the First Savings shareholders, all required consents and approvals are obtained, and all other conditions to the Merger are either satisfied or waived. The Merger will become effective when the Articles of Merger are filed with the Secretary of State of Indiana, or at such later date and time as may be specified in the Articles of Merger (such time being referred to in this proxy statement and prospectus as the “Effective Time”) . The closing of the Merger will likely occur in the month in which any applicable waiting period following the last approval of the Merger expires or on such other date as agreed to by the parties. We currently anticipate that the Merger will be completed the first quarter of 2026. However, completion of the Merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying the other conditions to completion of the Merger. First Savings and First Merchants have the right, subject to certain conditions, to terminate the Merger Agreement if the Merger is not completed by June 30, 2026 (or September 30, 2026 if the sole impediment to closing by June 30, 2026 is the lack of a necessary regulatory approval).

No Dissenters’ Rights in the Merger

Dissenters’ rights of appraisal are rights that, if available under applicable law or otherwise, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights of appraisal are not available in all circumstances, and exceptions to those rights are provided in the Indiana Business Corporation Law (“IBCL”). Specifically, because First Savings common stock were listed on the Nasdaq Capital Market on the record date fixed to vote on the Merger, under Section 23-1-44-8 of the IBCL, First Savings shareholders will not have dissenters’ rights of appraisal in connection with the Merger.

Interests of Certain Persons in the Merger

When considering the recommendation of the Board of Directors of First Savings, you should be aware that certain of the directors and officers of First Savings have interests in the Merger other than their interests as First

Savings shareholders. These interests are different from, or in conflict with, your interests as First Savings shareholders. The members of First Savings’ Board of Directors and the First Merchants’ Board of Directors were aware of these additional interests, and considered them, when they approved the Merger Agreement. Except as follows, to the knowledge of First Savings, the executive officers and directors of First Savings do not have any material interest in the Merger apart from their interests as shareholders.

First Savings Executive Officer Agreements. Certain executive officers of First Savings and First Savings Bank currently have employment agreements and long term incentive awards that provide for cash payments, the acceleration of vesting of equity awards, and the provision of certain benefits, following a change in control of First Savings. Pursuant to the terms of the Merger Agreement and subject to closing of the Merger, to the extent those arrangements are “double trigger” arrangements those arrangements have been, or will be prior to the closing of the Merger, amended to eliminate any requirement that the covered participating executive experience an actual or constructive termination of their employment in order to receive the payments and benefits. In exchange for the cash payments provided under the amended agreements the covered executives must agree to the enforcement of any applicable noncompetition and non-solicitation covenants contained in those agreements by First Merchants following the Merger and that the covered executive will receive no further severance benefits under such amended agreements regardless of the manner or circumstance of termination. The aggregate cash payments to be made to First Savings’ named executive officers in connection with the Merger under employment agreements is equal to $4,535,656, and the total value of the acceleration of equity awards to such executive officers, based upon the average closing market price of $31.38 of First Savings common stock over the five business days following the first public announcement of the Merger on September 25, 2025, is $1,491,924. The aggregate cash payments to be made to such First Savings executive officers and the total value of the acceleration of equity awards to such executive officers is equal to $6,027,580.

Name and Principal Position	Cash (1) ($)	Equity (2) ($)	Total ($)
Larry W. Myers	2,590,895	741,916	3,332,811
Tony A. Schoen	1,066,220	496,084	1,562,304
Jackie R. Journell	878,541	253,924	1,132,465
Total	4,535,656	1,491,924	6,027,580

(1)

The cash payment payable to each of the executive officers of First Savings will be made in a single lump sum in connection with the consummation of the Merger. The amounts payable to each named executive officer represent estimated amounts payable under the terms of their employment agreements with First Savings based on compensation data as of December 31, 2024.

(2)

Under the terms of the Merger Agreement immediately prior to the closing, each then outstanding share of First Savings restricted stock, whether unvested or vested, shall be exchanged for shares of First Savings common stock according to their respective award agreement terms and as a result of the Merger will be converted into the Merger Consideration. The Merger Agreement also provides that, at the Effective Time, each outstanding First Savings Option, whether or not exercisable or vested, will automatically and without any required action on behalf of the holder thereof, fully vest (to the extent not vested) and be canceled, and at the Effective time, First Savings or its subsidiaries will pay to holder thereof cash in the amount equal to the product of (i) the aggregate number of shares of First Savings common stock subject to the First Savings Option, multiplied by (ii) the excess, if any, of (A) the product of the Exchange Ratio multiplied by the First Merchants Average Price, over (B) the exercise price of First Savings common stock provided for in such First Savings Option. All out-of-the-money First Savings Options, if any, will be cancelled as of the Effective Time without any payment. The dollar values of such restricted stock and First Savings Options, the vesting of which is accelerated as a result of the Merger, are shown below, in accordance with SEC Reg S-K, Item 402(t), in an amount equal to the average closing market price of First Savings common stock over the first five business days following the public announcement of the Merger on September 25, 2025, or $31.38 per share.

Name	Shares of Restricted Stock	First Savings Options	Value of Restricted Stock – $	Value of Options – $	Total – $
Larry W. Myers	15,175	29,017	476,192	265,724	741,916
Tony A. Schoen	10,080	19,058	316,310	179,774	496,084
Jackie R. Journell	5,115	9,780	160,509	93,415	253,924

Total	30,370	57,855	953,011	538,913	1,491,924

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the Merger, First Merchants has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of First Savings and its subsidiaries against all losses, costs, damages, or expenses incurred in connection with any claim, action, suit, proceeding, or investigation that is a result of matters that existed or occurred at or before the effective time of the Merger to the same extent as First Savings currently provides for indemnification of its officers and directors. In addition, First Merchants has agreed to provide directors’ and officers’ liability insurance coverage for a period of six years following the effective time of the Merger to the officers and directors of First Savings Bank and First Savings immediately before the effective time of the Merger under the directors’ and officers’ liability insurance policy currently maintained by First Savings or under a policy with comparable or better coverage, subject to certain limitations in the Merger Agreement.

Board Appointment. The Merger Agreement obligates First Merchants to appoint one person who is currently a member of the First Savings Board of Directors (chosen by First Merchants after consultation with First Savings) to the First Merchants Board of Directors. Such person will be entitled to receive compensation from First Merchants for service to the Board. The Merger Agreement further provides that First Merchants will cause such person to be renominated for election to the First Merchants Board of Directors at every annual shareholder meeting up to and including the 2029 annual shareholder meeting. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of First Merchants. If, prior to the 2029 annual shareholder meeting, such person (or any successor director who is appointed pursuant to this sentence) for any reason ceases to serve as a director or does not stand for reelection as a director, the First Merchants Board of Directors will promptly appoint or nominate, as applicable, a person, chosen by the First Merchants Board of Directors, who was a member of the First Savings Board of Directors immediately prior to the Effective Time to fill the resulting vacancy. As of the date of this proxy statement and prospectus, First Merchants expects to appoint Larry W. Myers to the First Merchants Board of Directors.

THE MERGER AGREEMENT

The following summary highlights certain material provisions of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. You should read carefully the entire Merger Agreement, which is attached to this document as Annex A and is incorporated herein by reference.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of First Savings’ and First Merchants’ Boards of Directors, First Savings will merge with and into First Merchants and the separate corporate existence of First Savings will cease. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the Merger, will be the Articles of Incorporation and Bylaws of First Merchants after the Merger. Immediately following the Merger, First Savings Bank will merge with and into First Merchants Bank and First Savings Bank will cease to exist as a separate entity.

Representations and Warranties

The Merger Agreement contains some customary representations and warranties made both by First Savings and First Merchants, including representations and warranties relating to:

•	due organization and existence;

•	corporate power and authorization to enter into the transactions contemplated by the Merger Agreement;

•	capitalization;

•	governmental filings, notices, authorizations, consents, and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	third-party filings, notices, authorizations, consents, and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	compliance with law;

•	accuracy of statements;

•	litigation and pending proceedings;

•	financial statements;

•	absence of certain material changes or events;

•	absence of undisclosed liabilities;

•	absence of default under material contracts and agreements;

•	loans and investments;

•	employee benefits plans and plan compliance;

•	taxes, returns, and reports;

•	subsidiaries;

•	title to assets (by First Savings only);

•	certain obligations to employees (by First Savings only);

•	properties owned and leased (by First Savings only);

•	shareholder rights plans;

•	indemnification agreements;

•	deposit insurance with the Federal Deposit Insurance Corporation;

•	reports to regulatory agencies;

•	environmental matters (by First Savings only);

•	information security;

•	compliance with the securities laws;

•	compliance with the Securities and Exchange Commission filing requirements; and

•	broker’s or finder’s fees.

Except for the representations and warranties made by each party in its respective representation and warranty section of the Merger Agreement, no other express or implied representations or warranties have been made by such party with respect to itself, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and each party disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither party nor any other person makes or has made any representation or warranty to the other party or any of its affiliates or representatives with respect to any financial projection, forecast, estimate, budget, or prospective information relating to itself, any of its subsidiaries, or their respective businesses.

The representations and warranties in the Merger Agreement will not survive the effective date of the Merger or the termination of the Merger Agreement. After the effective date of the Merger or termination of the Merger Agreement, none of the parties to the Merger Agreement, their respective subsidiaries, or the respective officers and directors of any of them will have any liability for any of their representations and warranties made in the Merger Agreement unless the Merger Agreement is terminated as a result of a willful breach, in which case the non-breaching party may recover appropriate damages from the breaching party.

Conditions to Completion of the Merger

Conditions Applicable to Both Parties

First Merchants’ and First Savings’ obligations to complete the Merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the Merger:

1.	the approval of the Merger Agreement at the special meeting by the holders of a majority of the issued and outstanding shares of First Savings common stock;

2.	the receipt of all regulatory approvals required for the Merger and the Bank Merger and the expiration of any regulatory waiting periods prior to consummation of the Merger;

3.

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the First Merchants shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC; and

4.	there must be no order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

Conditions Applicable to First Savings

First Savings’ obligation to complete the Merger is subject to the satisfaction of the following additional conditions, at or prior to the effective time of the Merger:

1.

First Savings must have received a certificate signed by the Chief Executive Officer and Secretary of First Merchants, dated the Effective Time, certifying that (a) all of the representations and warranties made by First Merchants in the Merger Agreement are true, accurate, and correct in all material respects on and as of the Effective Time, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below) must be true and correct in all respects (except that those representations and warranties that address matters only as of an earlier date shall be true, accurate, and correct as of such earlier date); (b) all the covenants of First Merchants have been complied with in all material respects from the date of the Merger Agreement through and as of the Effective Time; and (c) that the conditions under “Conditions Applicable to Both Parties” applicable to First Merchants have been satisfied; and

2.

First Savings must have received an opinion of Luse Gorman, PC that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by holders of First Savings common stock upon the receipt of shares of First Merchants common stock in exchange for their shares of First Savings common stock, except to the extent of any cash received in lieu of fractional shares of First Merchants common stock.

Conditions Applicable to First Merchants

First Merchants’ obligation to complete the Merger is subject to the satisfaction of the following additional conditions, at or prior to the effective time of the Merger:

1.

First Merchants must have received a certificate signed by the Chief Executive Officer and Secretary of First Savings, dated the Effective Time, certifying (a) that all of the representations and warranties made by First Savings in the Merger Agreement are true, accurate, and correct in all material respects on and as of the Effective Time, except that representations and warranties that are qualified by materiality or a Material Adverse Effect must be true and correct in all respects (except that those representations and warranties that address matters only as of an earlier date shall be true, accurate, and correct as of such earlier date); (b) all the covenants of First Savings have been complied with in all material respects from the date of the Merger Agreement through and as of the Effective Time; (c) that the conditions under “Conditions Applicable to Both Parties” applicable to First Savings have been satisfied; and (d) the number of shares of First Savings common stock that are issued and outstanding as of the effective time of the Merger; and

2.

First Merchants must have received an opinion of Dentons Bingham Greenebaum LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by holders of First Savings common stock upon the receipt of shares of First Merchants common stock in exchange for their shares of First Savings common stock, except to the extent of any cash received in lieu of fractional shares of First Merchants common stock.

For the purpose of the Merger Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of First Savings and First Savings Bank, Southern Indiana Financial Corporation, First Savings Investments, Inc., Q2 Business Capital, LLC, and Crimson Properties, LLC (collectively, the “Subsidiaries”) taken as a whole, or First Merchants and First Merchants Bank taken as a whole, as applicable or (ii) would materially impair the ability of First Savings or First Merchants, as applicable, to consummate timely the transactions contemplated by the Merger Agreement; provided, however, that, solely with respect to clause (i) above, a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies, or any material line of business of First Savings or First Merchants, as applicable, or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of market interest rates (including the impact on the securities portfolios of First Savings and the Bank, or First Merchants and First Merchants Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy or the economy of the markets served by First Savings or First Merchants, as applicable, financial or securities markets or the banking industry, generally (including any such changes, conditions or circumstances arising out of the “Pandemic” or any “Pandemic Measures” (each as defined below)), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by the Merger Agreement and disclosed to First Merchants and payment of any termination fees previously disclosed to First Merchants with respect to any contracts terminated in contemplation of the Merger, (g) the impact of the announcement of the Merger Agreement and the transactions contemplated hereby, and compliance with the Merger Agreement on the business, financial condition, or results of operations of First Savings and the Subsidiaries, or First Merchants and First Merchants Bank, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, (i) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic) and (j) any failure, in and of itself, to meet projections for financial performance, but not including the underlying causes thereof; except, with respect to clauses (a), (b), (e), (h), and (i), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry (including, in the case of clause (a), material lines of business) in which such party and its subsidiaries operate. In no event shall a change in the trading price of the First Merchants common stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants or a change in the trading price of First Savings common stock, by itself, be considered to constitute a Material Adverse Effect on First Savings, it being understood that this sentence shall not (i) prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect or (ii) limit the rights of First Savings or First Merchants under Section 10.1(i) of the Merger Agreement. As used in the Merger Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any international, federal, state or local governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

The conditions to completion of the Merger are subject to waiver by the party benefiting from such condition. The conditions may also be altered by the written agreement of both parties. See “THE MERGER AGREEMENT – Termination; Waiver; Amendment,” “THE MERGER – Regulatory Approvals,” “THE MERGER – Interests of Certain Persons in the Merger,” “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” and Annex A.

Termination; Waiver; Amendment

First Merchants and First Savings may terminate the Merger Agreement at any time before the Merger is completed, including after the First Savings shareholders have approved the Merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

1.	by mutual consent of First Merchants and First Savings;

2.

by either First Merchants or First Savings if there has been a breach by the other of any of the covenants or any of the representations or warranties set forth in the Merger Agreement, which, if uncured, would result in the failure of any condition set forth under “Conditions to Completion of the Merger – Conditions Applicable to First Savings” above (if termination is by First Savings) or under “Conditions to Completion of the Merger – Conditions Applicable to First Merchants” above (if termination is by First Merchants) to be satisfied, and which cannot be or is not cured within 30 days following written notice given by the non-breaching party to the party committing the breach;

3.

by either First Merchants or First Savings if any event, fact, or circumstance has occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

4.

by either First Merchants or First Savings if any governmental or regulatory approval required to permit the consummation of the transactions contemplated in the Merger Agreement shall have been denied and such denial is final and non-appealable;

5.

by either First Merchants or First Savings if any application, filing, or notice for an approval, a consent, or a waiver of a governmental entity has been permanently withdrawn at the request or recommendation of the applicable governmental entity;

6.

by either First Merchants or First Savings if any court or governmental or regulatory authority shall have issued a final non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the Merger Agreement;

7.

by either First Merchants or First Savings in the event of the failure of First Savings’ shareholders to approve the Merger Agreement at the special meeting; provided, however, that First Savings may only terminate the Merger Agreement pursuant to this clause if it has complied in all material respects with its obligations to convene a meeting of its shareholders and use its reasonable best efforts to obtain the requisite vote to consummate the Merger;

8.

by either First Merchants or First Savings if the Merger has not been completed by June 30, 2026, provided the terminating party is not then in breach of any representation warranty or covenant that, if uncured, would result in the failure of any condition set forth under “Conditions to Completion of the Merger” above to be satisfied and, provided, further, that if the sole impediment to closing by June 30, 2026 is the lack of any necessary regulatory approval, then such termination date shall be extended to September 30, 2026;

9.

by First Savings if its Board of Directors determines in the exercise of its fiduciary duties that it must terminate the Merger Agreement after receipt of an unsolicited superior acquisition proposal from a third party;

10.

by First Merchants if First Savings’ Board of Directors withdraws or modifies its recommendation to First Savings shareholders to vote for the Merger following receipt of a proposal of an acquisition from a third party;

11.	by First Merchants if First Savings fails to give First Merchants timely notice of any inquiry by a third party with respect to an acquisition of First Savings or First Savings Bank;

12.

by First Merchants if First Savings gives First Merchants notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of First Savings or First Savings Bank and those negotiations are not terminated within 60 days;

13.

by First Savings, if First Savings’ Board of Directors so determines by a majority vote of the members of such Board, at any time during the five business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)	the FMC Market Value is less than 80% of the Initial FMC Market Value; and

(ii)

the quotient obtained by dividing the FMC Market Value by the Initial FMC Market Value (“Buyer Ratio”) is less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

If First Savings elects to exercise its termination right pursuant to this item 13 above, it must give prompt written notice thereof to First Merchants. During the five business day period commencing with its receipt of such notice, First Merchants shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) the quotient, the numerator of which is equal to the product of the Initial FMC Market Value, the Exchange Ratio (as then in effect), and the Index Ratio, and the denominator of which is equal to the FMC Market Value, or (y) the quotient determined by dividing the Initial FMC Market Value by the FMC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If First Merchants so elects, it shall give, within such five business-day period, written notice to First Savings of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this clause 13 and the Merger Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

For purposes of item 13, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of the date on which (i) all regulatory approvals required pursuant to the Merger Agreement (see clause 2 under “Conditions to Completion of the Merger” above), and waivers, if applicable, have been received (disregarding any waiting period), and (ii) the approval of the Merger Agreement, the Merger and any other matter required to be approved by the shareholders of First Savings in order to consummate the Merger and the transactions contemplated herein is obtained.

“Final Index Price” means the average of the closing price of the Index on each of 10 consecutive trading days immediately preceding the Determination Date.

“FMC Market Value” shall be the average of the daily closing sales prices of a share of First Merchants Common Stock as reported on NASDAQ for the 10 consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Initial FMC Market Value” means the average of the daily closing sales prices of a share of First Merchants Common Stock, as reported on NASDAQ, for the 10 consecutive trading days immediately preceding the date of the Merger Agreement.

“Initial Index Price” means the average of the closing prices of the Index for the 10 consecutive trading days immediately preceding the date of the Merger Agreement.

If First Merchants or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of the Merger Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying item 13.

Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either First Merchants or First Savings willfully breaches any of the representations and warranties or agreements set forth in the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. Notwithstanding the foregoing, if First Merchants terminates the Merger Agreement under items 10, 11 or 12 above or if First Savings terminates the Merger Agreement in accordance with item 9 above, First Savings must pay First Merchants $10,000,000 as a termination fee to reimburse First Merchants for the considerable time and expense invested by First Merchants in furtherance of the Merger.

First Merchants and First Savings can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, First Merchants and First Savings cannot amend the Merger Agreement after the First Savings shareholders approve the Merger without their further approval if the amendment would decrease the Merger Consideration or materially adversely affect the rights of First Savings shareholders or the tax consequences of the Merger to the shareholders of First Savings.

Restrictions Affecting the Parties Prior to Completion of the Merger

The Merger Agreement contains a number of restrictions regarding the conduct of the business of First Merchants, First Savings, and the Subsidiaries until the Merger is completed. Among other items and subject to certain limited exceptions, First Savings and the Subsidiaries may not take any of the following actions, without the prior written consent of First Merchants:

1.

make any change to their capital structure, including redemption of shares of common stock, other than the acceptance of shares of First Savings common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the underlying option or award agreements;

2.

authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except in connection with the appropriate exercise of options outstanding as of the date of the Merger Agreement and the grant of any restricted shares in the ordinary course of business and in amounts consistent with past practice;

3.

declare, distribute, or pay any dividends, authorize a stock split, or make any other distribution to their shareholders, except for: (i) First Savings’ quarterly cash dividend in an amount not to exceed $0.16 per share; and (ii) dividends declared and paid by any Subsidiary; provided, however, First Savings and First Merchants will coordinate their respective dividend schedules for the quarter in which the Merger is completed so that (x) holders of First Savings common stock do not receive dividends on both First Merchants common stock and First Savings common stock attributable to the same calendar quarter and (y) First Merchants does not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of First Savings common stock to fail to receive dividends on either First Savings common stock or First Merchants common stock with respect to a calendar quarter;

4.

except for the fiduciary obligations of First Savings to entertain a superior third-party acquisition proposal, merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer, or disposal of other real estate owned), sell their assets or securities to any other person or entity or effect a share exchange or enter into any transaction not in the ordinary course of business;

5.

incur any liability or obligation, make any commitment, payment, or disbursement, enter into any contract or agreement, or acquire or dispose of any property, other than real estate owned, or asset having a fair market value in excess of $500,000 except for payments and disbursements made in the ordinary course of business consistent with past practice, property acquired or disposed of in connection with foreclosures of mortgages or enforcement of security interests, loans in the ordinary course of business, and deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business;

6.	subject any of their assets or properties to any mortgage, lien, or encumbrance, except in the ordinary course of business consistent with past practice;

7.

promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer, or employee of First Savings or First Savings Bank, except for promotions and any increases in the ordinary course of business and in accordance with their past practices;

8.

subject to certain exceptions, execute, create, institute, modify, or amend any employee benefit plan or agreement for current or former directors, officers, or employees of First Savings or any Subsidiary, change the level of benefits or payments under any such employee benefit plan or agreement, or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as specifically provided in the Merger Agreement;

9.	amend their Articles of Incorporation or Bylaws from those in effect on the date of the Merger Agreement;

10.

subject to certain exceptions, modify, amend, or institute new employment practices (other than in the ordinary course of business consistent with past practice) or enter into, renew, modify, amend, or extend any employment or severance agreement with any present or former directors, officers, or employees of First Savings or any Subsidiary (other than new agreements, renewals, modifications, amendments, or extensions in the ordinary course of business consistent with past practice);

11.	give, dispose, sell, convey, assign, hypothecate, pledge, encumber, or otherwise transfer or grant a security interest in any capital stock of any Subsidiary;

12.	fail to make additions to First Savings Bank’s reserve for loan losses or any other reserve account in the ordinary course of business and in accordance with sound banking practices; or

13.

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation, or entity.

The prior consent of First Merchants for the items listed above may be withheld, conditioned, or delayed in its sole discretion; provided, however, consent for items 5 through 13 above may not be unreasonably withheld, conditioned, or delayed.

In addition, until the Merger is consummated or the Merger Agreement is terminated, First Merchants and First Savings shall carry on their business diligently and in the ordinary course of business and use their best efforts to preserve their business organizations and existing business relationships intact.

This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on the parties. Please refer to the Merger Agreement, attached as Annex A, for a complete listing of the restrictions.

Fees and Expenses

First Merchants and First Savings will pay their own fees, costs, and expenses incurred in connection with the Merger, including the fees of their respective investment bankers.

Management After the Merger

First Merchants will be the surviving corporation in the Merger and First Savings’ separate corporate existence will cease. Accordingly, the directors and officers of First Savings will no longer serve in such capacities after the completion of the Merger. Similarly, First Merchants Bank will be the surviving banking subsidiary in the consolidation and merger with First Savings Bank (the “Bank Merger”) and First Savings Bank’s separate corporate existence will cease.

The directors of First Merchants and First Merchants Bank immediately prior to the Merger will continue to be the directors of First Merchants and First Merchants Bank following the Merger and the Bank Merger, respectively, until they resign or until their respective successors are duly elected and qualified. However, the Merger Agreement obligates First Merchants to appoint one person who is currently a member of the First Savings Board of Directors (chosen by First Merchants after consultation with First Savings) to the First Merchants Board of Directors. The Merger Agreement further provides that, upon the expiration of such person’s initial term (and, if reelected, upon the expiration of such person’s second term), First Merchants will cause such person to be renominated for election to the First Merchants Board of Directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of First Merchants. As of the date of this proxy statement and prospectus, First Merchants expects to appoint Larry W. Myers to the First Merchants Board of Directors.

The officers of First Merchants and First Merchants Bank immediately prior to the Merger will continue to be the officers of First Merchants and First Merchants Bank following the Merger and the Bank Merger, respectively, until they resign or until their successors are duly elected and qualified.

Indemnification and Insurance of First Savings Directors and Officers

First Merchants has agreed to indemnify and hold harmless each director and officer of First Savings and First Savings Bank for six years after the effective time of the Merger in connection with any losses arising out of the fact that any such person is or was a director or officer of First Savings or First Savings Bank at or prior to the effective time of the Merger to the same extent as would have been available under the Articles of Incorporation, Bylaws, or other indemnification agreement of First Savings and First Savings Bank.

In addition, First Merchants has agreed to maintain in effect, for a period of six years (the “Tail Coverage Period”), each of First Savings’ and First Savings Bank’s directors’ and officers’ liability insurance policies (including fiduciary, errors and omissions, and cyber coverage) (or a comparable or better policy) to cover the present and former officers and directors of First Savings and First Savings Bank (determined as of the Effective Time), with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First Savings. However, for each year of the Tail Coverage Period, First Merchants has no obligation to pay an amount in premiums which is more than 2.0 times the current annual premiums paid by First Savings to maintain its current directors’ and officers’ insurance coverage. If First Merchants is unable to obtain the coverage described above, First Merchants has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, First Savings’ and First Savings Bank’s officers and employees who become officers, directors, or employees of First Merchants or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that First Merchants provides to other officers, directors, and employees of First Merchants or its subsidiaries.

Employee Benefit Plans

The Merger Agreement provides that the current employees of First Savings and the Subsidiaries who continue as employees of First Merchants or its subsidiaries following the Merger will be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of First Savings or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation, and severance entitlement, First Merchants will ensure that service with First Savings or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with First Savings or First Savings Bank shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits.

Voting Agreement

Each member of the Board of Directors of First Savings and certain executive officer of First Savings entered into a voting agreement with First Merchants as of the date of the Merger Agreement whereby the parties have agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of First Savings common stock and shares owned by certain affiliates over which they have voting control in favor of the Merger Proposal. As of the record date, the number of shares of common stock subject to such voting agreement is [●] shares of First Savings common stock, representing [●]% of the outstanding shares. The voting agreement is attached to this document as Annex B and is incorporated in this document by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material federal income tax consequences of the Merger to U.S. Holders (as hereinafter defined) of First Savings common stock that exchange their shares of First Savings common stock for shares of First Merchants common stock. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of First Savings common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

This discussion addresses only those U.S. Holders of First Savings common stock that hold their First Savings common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences that may be relevant to particular holders of First Savings common stock in light of their individual circumstances or to holders of First Savings common stock that are subject to special rules including, but not limited to, S corporations, partnerships, or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, mutual funds, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d) of the Internal Revenue Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold First Savings common stock as part of a straddle, hedge, constructive sale conversion, or other integrated transaction, persons who acquired their shares of First Savings common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan, regulated investment companies, real estate investment trusts, and foreign persons or persons whose “functional currency” is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the Merger under state, local, or foreign tax laws.

All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the Merger to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of First Savings common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, “U.S. Person” shall have the meaning ascribed to it by Section 7701(a)(30) of the Internal Revenue Code.

Tax Consequences of the Merger Generally

The parties intend for the Merger to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of First Merchants to complete the Merger that First Merchants obtain an opinion from the law firm of Dentons Bingham Greenebaum LLP that the Merger to be effected pursuant to the Merger Agreement constitutes a reorganization under Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of First Savings to complete the Merger that First Savings receive an opinion from the law firm of Luse Gorman, PC that the Merger constitutes a reorganization under Section 368(a) of the Code. Each such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part.

The consequence of qualifying as a reorganization under Section 368(a) is that, generally, a U.S. Holder of First Savings will not recognize gain or loss on the exchange, except to the extent the U.S. Holder receives cash in lieu of a fractional share of First Merchants common stock (as discussed below). The obligation of each of Dentons and Luse Gorman to deliver such an opinion is conditioned on the Merger satisfying the statutory and regulatory requirements of a “reorganization.” The determination by such tax counsel as to whether the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the Merger. These opinions will be subject to customary qualifications and assumptions, including that the Merger will be completed according to the terms of the Merger Agreement. In rendering the tax opinions, such tax counsel may require and rely on factual representations of First Merchants and First Savings. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. The opinions will not be binding on the IRS. First Merchants and First Savings do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Tax Consequences to First Merchants, First Merchants Shareholders, and First Savings

No gain or loss will be recognized by First Merchants, First Merchants shareholders, or First Savings with respect to the Merger.

Tax Consequences of the Merger to U.S. Holders of First Savings Common Stock

•	Consideration Received in the Merger

U.S. Holders will receive First Merchants common stock in exchange for their First Savings common stock in the Merger. A U.S. Holder will generally not recognize gain or loss on the exchange, except to the extent the U.S. Holder receives cash in lieu of a fractional share of First Merchants common stock (as discussed below).

A U.S. Holder’s aggregate adjusted tax basis of the shares of First Merchants common stock received in the Merger will generally be equal to the basis of the First Savings common stock exchanged in the Merger, reduced by any amount of such basis allocable to a fractional share of First Merchants common stock, if any, for which cash is received. The holding period of the First Merchants common stock received will include the holding period of the shares of First Savings common stock being exchanged. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of First Merchants common stock received in the Merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of First Savings common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its First Savings common stock exchanged under the terms of the Merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the First Merchants common stock received (on or before the date on which the basis of a share of First Merchants common stock received becomes relevant).

•	Cash in Lieu of Fractional Shares of First Merchants Common Stock

A U.S. Holder who receives cash in lieu of fractional shares of First Merchants common stock will be treated as having received such fractional share of First Merchants common stock pursuant to the Merger and then as having sold that fractional share of First Merchants common stock for cash in a redemption by First Merchants. As a result, assuming that the cash received is not treated as a dividend, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s tax basis allocated to the fractional share of First Merchants common stock. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of First Savings common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

•	Unearned Income Medicare Contribution Tax

In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates, and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual’s “net investment income” for the relevant taxable year; or (ii) the excess of the individual’s modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate’s or trust’s “undistributed net investment income” for the relevant taxable year; or (ii) the excess of the estate’s or trust’s adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the Merger (including any gain treated as a dividend).

•	Capital Gains or Losses

To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of common stock in the Merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of First Savings common stock for more than one year as of the effective date of the Merger. Long-term capital gains of an individual generally are subject to a current maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a current maximum U.S. federal income tax rate of 37% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the First Merchants common stock received generally will include the holding period of First Savings common stock surrendered in the exchange.

If a U.S. Holder acquired different blocks of First Savings common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.

Information Reporting and Backup Withholding

Cash payments received in the Merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

U.S. Holders who are “significant holders” and receive First Merchants common stock in exchange for First Savings common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the Merger) in the First Savings common stock exchanged in the Merger and the fair market value (determined immediately before the Merger) of the First Savings common stock exchanged in the Merger. A “significant holder” is a holder of First Savings common stock who immediately before the Merger (i) owned at least 5% of the total outstanding stock of First Savings by vote or by value or (ii) owned stock of First Savings with a tax basis of at least $1 million.

All First Savings shareholders will be required to retain permanent tax records of the tax basis of First Savings common stock exchanged and the First Merchants common stock and cash received in the Merger.

This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the Merger, each shareholder is strongly urged to consult such shareholder’s own tax advisor as to the particular tax consequences to such shareholder of the Merger, including the applicability and effect of federal, state, local, foreign, and other tax laws in such shareholder’s particular circumstances.

DESCRIPTION OF FIRST MERCHANTS

The following information should be read with the financial statements incorporated by reference into this proxy statement and prospectus.

Business

First Merchants is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. First Merchants common stock is listed on the Nasdaq Global Select Market under the symbol “FRME.” First Merchants has one full-service Indiana commercial bank charter, First Merchants Bank, which opened for business in Muncie, Indiana, in March 1893. First Merchants Bank also operates First Merchants Private Wealth Advisors as a division of First Merchants Bank. First Merchants Bank has 111 full-service branch locations throughout Indiana, Michigan, and Ohio. In addition to its branch network, First Merchant Bank’s delivery channels include ATMs, check cards, remote deposit capture, interactive voice response systems, and internet technology. First Merchants Bank’s business activities are currently limited to one significant business segment, which is community banking. First Merchants Bank offers a broad range of financial services, including accepting time deposits, savings and demand deposits; making consumer, commercial, agri-business and real estate mortgage loans; renting safe deposit facilities; providing personal and corporate trust services; providing full-service brokerage and private wealth management; and providing letters of credit, repurchase agreements, and other corporate services.

As of June 30, 2025, on a consolidated basis, First Merchants had assets of $18.6 billion, loans of $13.3 billion, deposits of $14.8 billion, and shareholders’ equity of $2.3 billion. As of December 31, 2024, First Merchants and its subsidiaries had 2,120 full-time equivalent employees.

First Merchants’ principal office is located at 200 East Jackson Street, Muncie, Indiana 47305. Its telephone number is (765) 747-1500.

Incorporation of Certain Information Regarding First Merchants by Reference

The foregoing information concerning First Merchants does not purport to be complete. Certain additional information relating to First Merchants’ business, management, executive officer and director compensation, voting securities, and certain relationships is incorporated by reference in this document from other documents filed by First Merchants with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●]. If you desire copies of any of these documents, you may contact First Merchants at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

DESCRIPTION OF FIRST SAVINGS

Business

First Savings Financial Group, Inc. is a financial holding company headquartered in Jeffersonville, Indiana. First Savings Bank, which is a wholly-owned Indiana-chartered commercial bank subsidiary of First Savings, provides a variety of banking services to individuals and business customers through 16 locations in southern Indiana. First Savings Bank attracts deposits primarily from the general public and uses those funds, along with other borrowings, primarily to originate commercial mortgage, residential mortgage, construction, commercial business, and consumer loans, and to a lesser extent, to invest in mortgage-backed securities, municipal bonds, and other investment securities.

First Savings Bank converted from a federally-chartered savings bank to an Indiana-chartered commercial bank and became a member the Federal Reserve System effective December 19, 2014. As a result of First Savings Bank’s charter conversion, First Savings converted to a bank holding company and simultaneously elected financial holding company status effective December 19, 2014.

As of June 30, 2025, on a consolidated basis, First Savings had assets of $2.4 billion, loans of $2.0 billion, deposits of $1.7 billion, and shareholders’ equity of $183.8 million. As of September 30, 2024, First Savings Bank had 250 full-time employees and 24 part-time employees.

First Savings’ common stock is traded on the Nasdaq Capital Market under the symbol “FSFG.” Its principal executive office is located at 702 North Shore Drive, Suite 300, Jeffersonville, IN 47130, and its telephone number is (812) 283-0724.

Incorporation of Certain Information Regarding First Savings by Reference

The foregoing information concerning First Savings does not purport to be complete. Certain additional information relating to First Savings’ business, management, executive officer and director compensation, voting securities, and certain relationships is incorporated by reference in this document from other documents filed by First Savings with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●]. If you desire copies of any of these documents, you may contact First Savings at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

COMPARISON OF COMMON STOCK

The following summary comparison of First Merchants common stock and First Savings common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to First Merchants’ Articles of Incorporation and Bylaws and First Savings’ Articles of Incorporation and Bylaws.

Governing Law

Following the Merger, the rights of former First Savings shareholders who receive shares of First Merchants common stock will be governed by the laws of the State of Indiana, the state in which First Merchants is incorporated, and by First Merchants’ Articles of Incorporation and Bylaws. The rights of First Savings shareholders are presently governed by the laws of the State of Indiana, the state in which First Savings is incorporated, and by First Savings’ Articles of Incorporation and Bylaws. The rights of First Savings shareholders differ in certain respects from the rights they will have as First Merchants shareholders, including certain preferential rights of preferred shareholders and the vote required for the amendment of certain significant provisions of the Articles of Incorporation and for the approval of certain significant corporate transactions.

Authorized But Unissued Shares

First Merchants

First Merchants’ Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 57,732,339 shares were outstanding as of July 28, 2025. First Merchants’ Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Merchants’ Articles of Incorporation without shareholder approval, subject only to the restrictions of the Indiana Business Corporation Law and the Articles of Incorporation. First Merchants has 500,000 shares of preferred stock authorized, of which 10,000 shares are designated as the 7.50% Non-Cumulative Perpetual Preferred Stock, Series A. As of June 30, 2025, there were 10,000 shares of 7.50% Non-Cumulative Perpetual Preferred Stock, Series A outstanding The preferred shares are available to be issued, without prior shareholder approval, in classes with the rights, privileges, and preferences determined for each class by the Board of Directors of First Merchants.

As of September 30, 2025, First Merchants had 15,209 shares of its common stock reserved and remaining available for issuance under the Level One Bancorp, Inc. 2007 Stock Option Plan, 679,710 shares of its common stock reserved and remaining available for issuance under its 2019 Long-term Equity Incentive Plan, 1,056,869 shares of its common stock reserved and remaining available for issuance under its 2024 Long-term Equity Incentive Plan, 563,457 shares of its common stock reserved and remaining available for

First Savings

The Articles of Incorporation of First Savings authorize the issuance of 21,000,000 shares of capital stock, comprised of 20,000,000 authorized shares of First Savings common stock, par value $0.01 per share, [●] shares of which were issued and outstanding as of [●], 2025, and 1,000,000 authorized shares of preferred stock, par value $0.01 per share, of which 17,120 shares are designated as the First Savings Senior Non-Cumulative Perpetual Preferred Stock, Series A. As of [●], 2025, there were no shares of preferred stock outstanding. First Savings’ Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Savings’ Articles of Incorporation, without shareholder approval, subject only to the restrictions of the Indiana Business Corporation Law and its Articles of Incorporation.

issuance under the Equity Compensation Plan for Non-Employee Directors, and 629,093 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan. As of September 30, 2025, First Merchants had no options granted but unexercised under its 2019 Long-term Equity Incentive Plan or its 2024 Long-term Equity Incentive Plan.

The issuance of additional shares of First Merchants common stock or the issuance of additional First Merchants preferred stock may adversely affect the interests of First Merchants shareholders by diluting their voting and ownership interests.

Restrictions on Transfer of Shares

First Merchants

The holders of First Merchants common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and listed for exchange on the Nasdaq Global Select Market under the symbol of “FRME.” As a result, a public market exists for the shares of common stock.

First Savings

The holders of First Savings common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Exchange Act, and listed for exchange on the Nasdaq Capital Market under the symbol of “FSFG.” As a result, a public market exists for the shares of common stock.

Preemptive Rights

Neither First Merchants’ Articles of Incorporation nor First Savings’ Articles of Incorporation provide for preemptive rights for shareholders to subscribe for any new or additional shares of common stock.

Dividend Rights

First Merchants

The holders of First Merchants common stock are entitled to dividends and other distributions when, as, and if declared by its Boards of Directors.

Generally, First Merchants may not pay a dividend if, after giving effect to the dividend:

•

First Merchants would not be able to pay its debts as they become due in the usual course of business; or

•

First Merchants’ total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions, and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid

First Savings

The holders of First Savings common stock are entitled to dividends and other distributions when, as, and if declared by its Boards of Directors.

Generally, First Savings may not pay a dividend if, after giving effect to the dividend:

•

First Savings would not be able to pay its debts as they become due in the usual course of business; or

•

First Savings’ total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

by its subsidiaries for revenues), the discretion of First Merchants’ Board of Directors, and other factors that may be appropriate in determining dividend policies.

First Merchants Bank may pay cash dividends to First Merchants on its common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

First Merchants Bank will ordinarily be restricted to paying dividends in a lesser amount to First Merchants than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks’ principal federal regulatory authorities. If a bank’s capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants Bank is not currently subject to such a restriction.

Voting Rights

First Merchants

The holders of the outstanding shares of First Merchants common stock are entitled to one vote per share on all matters presented for shareholder vote. First Merchants shareholders do not have cumulative voting rights in the election of directors.

First Savings

The holders of the outstanding shares of First Savings common stock are entitled to one vote per share on all matters presented for shareholder vote. First Savings shareholders do not have cumulative voting rights in the election of directors.

First Savings’ Articles of Incorporation provide that, in the event a shareholder is the beneficial owner of more than 10% of the then-outstanding shares of First Savings common stock as of any record date for the determination of stockholders entitled to vote on any matter, then such shareholder shall not be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit, unless a majority of the total number of directors which First Savings would have if there were no vacancies on the Board of Directors shall have by resolution granted in advance such entitlement or permission. The amendment of this provision requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of First Savings entitled to vote generally in the election of directors (considered for this purpose as a single class) at a meeting of the shareholders called for that purpose.

Articles of Incorporation and Bylaw Amendments

First Merchants

Indiana law generally requires shareholder approval for most amendments to a corporation’s articles of incorporation by a majority of a quorum at a shareholder’s meeting (and, in certain cases, a majority

First Savings

Indiana law generally requires shareholder approval for most amendments to a corporation’s articles of incorporation by a majority of a quorum at a shareholder’s meeting (and, in certain cases, a of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. First Merchants’ Articles of Incorporation require a super-majority shareholder vote of 75% of its outstanding shares of common stock for the amendment of certain significant provisions and a majority of its outstanding shares for all other amendments. See “COMPARISON OF COMMON STOCK – Number of Directors and Term of Office,” “COMPARISON OF COMMON STOCK – Removal of Directors,” and “COMPARISON OF COMMON STOCK – Anti-Takeover Provisions.”

Indiana law permits a board of directors to amend a corporation’s bylaws unless the articles of incorporation provide otherwise. First Merchants’ Bylaws may generally be amended by an affirmative vote of a majority of the entire Board of Directors or an affirmative vote of a majority of the votes entitled to be cast by the shareholders. However, several provisions of First Merchants’ Bylaws require two-thirds (2/3) vote of the entire Board of Directors to approve amendments, including the provision regarding removal of directors and setting the number and classes of directors. In addition, First Merchants’ Articles of Incorporation provide that its Bylaws may not be amended to repeal, modify, or amend certain provisions of its Articles of Incorporation.

majority of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. First Savings’ Articles of Incorporation require the approval of at least a two-thirds (2/3) majority of the directors then in office to amend, alter, repeal, or change any provision, and the amendment of certain significant provisions requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of First Savings entitled to vote generally in the election of directors (considered for this purpose as a single class) at a meeting of the shareholders called for that purpose. See “COMPARISON OF COMMON STOCK – Voting Rights,” “COMPARISON OF COMMON STOCK – Number of Directors and Term of Office,” “COMPARISON OF COMMON STOCK – Removal of Directors,” “COMPARISON OF COMMON STOCK – Special Meetings of Shareholders,” and “COMPARISON OF COMMON STOCK – Anti-Takeover Provisions.

Indiana law permits a board of directors to amend a corporation’s bylaws unless the articles of incorporation provide otherwise. First Savings’ Bylaws may be amended or repealed by a resolution adopted by a two-thirds (2/3) majority of the directors then in office.

Special Meetings of Shareholders

First Merchants

First Merchants’ Bylaws provide that a special meeting of shareholders may be called by the Board of Directors, the President, at the written request of a majority of the Board of Directors, or at the written request of shareholders holding at least one-fourth (1/4) of all shares outstanding and entitled to vote on business for which the meeting is called.

First Savings

First Savings’ Articles of Incorporation provide that a special meeting of the shareholders may only be called by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which First Savings would have if there were no vacancies on the Board of Directors. The amendment of this provision requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of First Savings entitled to vote generally in the election of directors (considered for this purpose as a single class) at a meeting of the shareholders called for that purpose.

Number of Directors and Term of Office

First Merchants

First Merchants’ Articles of Incorporation provide that the number of directors shall be set in the Bylaws by the Board of Directors and shall be at least 9 and no more than 21. First Merchants’ Articles of Incorporation also

First Savings

First Savings’ Articles of Incorporation provide that the Board of Directors shall consist of not less than five nor more than 15 members. First Savings’ Bylaws provide that the exact number within such provide that directors are elected for a one-year term expiring at the next annual meeting of shareholders and until their successors are elected and qualified.

limits shall be fixed from time to time by resolution of a majority of the Board of Directors. First Savings’ Articles of Incorporation further provide that directors shall be divided into three classes, as nearly equal in number as reasonably possible. The directors in each class are elected for 3-year staggered terms.

At each annual meeting of shareholders, directors are elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

The amendment of this provision requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of First Savings entitled to vote generally in the election of directors (considered for this purpose as a single class) at a meeting of the shareholders called for that purpose.

Nomination of Directors

First Merchants

Under First Merchants’ Bylaws, only the Nominating and Governance Committee of the Board of Directors may nominate a candidate for the Board of Directors. Shareholders may suggest a person for nomination by sending a notice to the Committee setting forth at a minimum:

•

the name and address of each suggested nominee;

•

the age and principal occupation of each suggested nominee;

•

the total number of shares of First Merchants capital stock held by the notifying shareholder; and

•

the name and residence address of the notifying shareholder.

First Merchants’ Bylaws further provide that no director shall serve subsequent to the annual meeting of shareholders following such person becoming 73 years of age.

First Merchants’ Bylaws further provide that no director shall be nominated for a term that begins after their 12th year of continuous service on the Board of Directors as an “independent” director as described in any proxy statement.

First Savings

First Savings’ Bylaws provide that nominations for the election of directors may be made by the Board of Directors or by any shareholder of the Corporation entitled to vote generally in the election of directors; provided, however, that a shareholder must comply with the advance notice procedures and provision of information requirements set forth in First Savings’ Bylaws.

First Savings’ Bylaws provide that no person 70 years of age or older shall be eligible for election, reelection, appointment, or reappointment to the Board of Directors but a person that attains 70 years of age while serving as a director may continue to serve until the expiration of his or her term. Following the expiration of the term during which a person serving as a director attains 70 years of age, such person shall be eligible for election, reelection, appointment, or reappointment as a director in the sole discretion of the nominating committee of the Board of Directors for no more than one additional term but in no event shall such person serve as a director beyond the annual meeting of First Savings Bank immediately following such person becoming 75 years of age.

Removal of Directors

First Merchants

First Merchants’ Articles of Incorporation and Bylaws provide that any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote on the election of directors. However, if two- thirds (2/3) of the entire Board of Directors recommends removal of a director to the shareholders, then such director may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the election of directors at a shareholders meeting. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws. Amendment of this provision of First Merchants’ Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

First Savings

First Savings’ Articles of Incorporation provide that a director, or the entire board of directors, may be removed only for cause as determined by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the shares then entitled to vote in an election of directors, which vote may only be taken at a meeting of shareholders called expressly for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or gross misconduct in the performance of such director’s duty to First Savings, in a matter of substantial importance to First Savings, and such conviction or adjudication is no longer subject to direct appeal.

The amendment of this provision requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of First Savings entitled to vote generally in the election of directors (considered for this purpose as a single class) at a meeting of the shareholders called for that purpose.

Anti-Takeover Provisions

First Merchants

The anti-takeover measures applicable to First Merchants described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of their common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

Under Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act, such as First Merchants, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the Board of Directors approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of

First Savings

Under Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act, such as First Savings, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the Board of Directors approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

An Indiana corporation may elect to remove itself from the protection provided by the Indiana business disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combination provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. First Merchants has adopted the protection provided by the business combination provision of Indiana law.

In addition to the business combination provision, Indiana law contains a “control share acquisition” provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares.

Under this provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquirer may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. First Merchants is subject to the control share acquisition provision. The constitutional validity of the control share acquisition statute has been challenged in the past and has been upheld by the United States Supreme Court.

The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange.

combination provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. First Savings’ Articles of Incorporation provide that First Savings has elected not to be subject to or governed by the business combination provision of Indiana law.

In addition to the business combination provision, Indiana law contains a “control share acquisition” provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares.

Under this provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquirer may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. First Savings’ Articles of Incorporation provide that the control share acquisition provision does not apply to First Savings.

The amendment of these provisions requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of First Savings entitled to vote generally in the election of directors (considered for this purpose as a single class) at a meeting of the shareholders called for that purpose.

Liquidation Rights

First Merchants

In the event of any liquidation or dissolution of First
Merchants, its shareholders are entitled to receive pro
rata, according to the number of shares held, any assets
distributable to shareholders, subject to the payment of
First Merchants’ liabilities and any rights of creditors
and holders of shares of First Merchants’ preferred stock
then outstanding.

First Savings

In the event of any liquidation, dissolution, or
winding up of First Savings, after there shall have
been paid to or set aside for the holders of any class
having preferences over the common stock in the
event of liquidation, dissolution, or winding up the
full preferential amounts to which they are
respectively entitled, the holders of the common

stock, and any class or series of stock entitled to
participate therewith, in whole or in part, as to the
distribution of assets, are entitled after payment or
provision for payment of all debts and liabilities of
First Savings, to receive the remaining assets of First
Savings available for distribution, in cash or in kind.

Redemption

Under Indiana law, First Merchants and First Savings may only redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. Neither First Merchants nor First Savings may redeem or acquire its shares of common stock if, after such redemption, it would not be able to pay its debts as they become due. Additionally, neither First Merchants nor First Savings may redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution.

Indemnification of Directors, Officers, and Employees

First Merchants

Under Indiana law and First Merchants’ Articles of
Incorporation, First Merchants may indemnify any
director, officer, employee, or agent for any and all
liability and expense incurred in connection with a
proceeding which such person is involved in by reason
of such person’s position with First Merchants, in
which (a) the person is wholly successful or (b) the
person acted in good faith in what the person
reasonably believed to be in or at least not opposed to
the best interests of First Merchants. If the person is
wholly successful with respect to the claim or
proceeding, the indemnification by First Merchants is
mandatory. Finally, under Indiana law and their
respective Articles of Incorporation and/or Bylaws,
First Merchants is permitted to advance expenses to a
person prior to final disposition of the proceeding if the
person undertakes to repay any advanced amounts, if it
is ultimately determined that he or she is not entitled to
indemnification.

First Savings

Under Indiana law and First Savings’ Articles of
Incorporation, First Savings may indemnify any
director, officer, or employee for any and all liability
and expense incurred in connection with a proceeding
which such person is involved in by reason of such
person’s position with First Savings, in which (a) the
person is wholly successful or (b) the person acted in
good faith in what the person reasonably believed, in
the case of conduct in his or her official capacity, to be
in the best interest of First Savings, and in all other
cases, was not opposed to the best interests of First
Savings, and with respect to any criminal action or
proceeding, he or she either had reasonable cause to
believe his or her conduct was lawful or no reasonable
cause to believe his or her conduct was unlawful. If the
person is wholly successful with respect to the claim or
proceeding, the indemnification by First Savings is
mandatory. Finally, under Indiana law and their
respective Articles of Incorporation and/or Bylaws,
First Savings is permitted to advance expenses to a
person prior to final disposition of the proceeding if the
person undertakes to repay any advanced amounts, if it
is ultimately determined that he or she is not entitled to
indemnification.

LEGAL MATTERS

Dentons Bingham Greenebaum LLP, Indianapolis, Indiana, will issue an opinion as to the validity of the shares of First Merchants common stock to be issued in the Merger. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for First Merchants by Dentons Bingham Greenebaum LLP, and for First Savings by Luse Gorman, PC, Washington, DC.

EXPERTS

The consolidated financial statements of First Merchants as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of First Merchants’ internal control over financial reporting as of December 31, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their reports thereon, included in First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference in reliance upon such reports pertaining to such consolidated financial statements and the effectiveness of First Merchants’ internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of First Savings as of September 30, 2024 and 2023, and for the years then ended, and the effectiveness of First Savings’ internal control over financial reporting as of September 30, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their reports thereon, included in First Savings’ Annual Report on Form 10-K for the year ended September 30, 2024, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference in reliance upon such reports pertaining to such consolidated financial statements and the effectiveness of First Savings’ internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

The audited consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows of First Savings for the year ended September 30, 2022, and the related notes, incorporated by reference into this document, have been audited by Monroe Shine & Co., Inc., an independent registered public accounting firm, as set forth in Monroe Shine’s report preceding such consolidated financial statements, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

First Merchants

If the Merger is completed, First Savings shareholders will become shareholders of First Merchants. Proposals of shareholders pursuant to Rule 14a-8 under the Exchange Act intended to be presented at the 2026 annual meeting of First Merchants must be received by the Secretary of First Merchants at its principal office by December 2, 2025, for inclusion in the proxy statement and form of proxy relating to that meeting. If notice of any other shareholder proposal intended to be presented at the 2026 annual meeting of First Merchants is not received by the First Merchants on or before February 15, 2026, the proxy solicited by the Board of Directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

First Merchants’ Bylaws include separate advance notice provisions applicable to shareholders who intend to solicit proxies in support of director nominees for election at an annual meeting of shareholders, other than First Merchants’ nominees, or to bring proposals before an annual meeting of shareholders other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of the First Merchants regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in First Merchants’ Bylaws. To be timely, a shareholder must provide the information set forth in Article IV, Section 10, of First Merchants’ Bylaws (which includes information required under Rule 14a-19 under the Exchange Act) to the Secretary of First Merchants no earlier than January 16, 2026, and no later than February 15, 2026. However, if the date of the 2026 annual meeting of First Merchants is more than 30 days before, or more than 60 days after, the anniversary of the 2025 annual meeting date, then the information must be received no earlier than the 120th day prior to the 2026 annual meeting date, and not later than (i) the 90th day prior to the 2026 annual meeting date or (ii) the 10th day after public disclosure of the 2026 annual meeting date, whichever is later. If a shareholder fails to meet these deadlines and or the other requirements set forth in First Merchants’ Bylaws, such shareholder’s nomination shall be disregarded and/or proposed other business shall not be transacted.

First Merchants reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Any proposals, notices, or director nominee suggestions should be sent to the attention of the Secretary of First Merchants at 200 East Jackson Street, Muncie, Indiana 47305.

First Savings

If the Merger occurs, there will be no First Savings annual meeting of shareholders for 2026. In that case, shareholder proposals must be or must have been submitted to First Merchants in accordance with the procedures described above.

If the Merger is not completed, First Savings will hold its 2026 annual meeting in accordance with its current governing documents and as required by Indiana law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

First Merchants has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the common stock of First Merchants being offered in the Merger. This proxy statement and prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to First Merchants and the securities offered by this proxy statement and prospectus, reference is made to the registration statement. Statements contained in this proxy statement and prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

First Merchants and First Savings each files annual, quarterly, and current reports, proxy statements, and other information with the SEC. These filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also obtain additional information about First Merchants on its website at http://www.firstmerchants.com. You may obtain additional information about First Savings on its website at https://www.fsbbank.net. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement and prospectus and are not soliciting material.

First Merchants “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by First Merchants subsequently with the SEC will automatically update this proxy statement and prospectus.

First Merchants incorporates by reference the documents and information listed below (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•

First Merchants’ Annual Report on Form 10-K filed on February 24, 2025 (including information specifically incorporated by reference into First Merchants’ Form 10-K from First Merchants’ definitive proxy statement relating to First Merchants’ 2025 Annual Meeting of Shareholders, filed with the SEC on April 1, 2025);

•	First Merchants’ Quarterly Reports on Form 10-Q filed on May 1, 2025, and July 31, 2025;

•

First Merchants’ Current Reports on Form 8-K filed on January 15, 2025, February  6, 2025, February  7, 2025, February  14, 2025, March  19, 2025, April  14, 2025, May  16, 2025, May  19, 2025 (including the amendment thereto filed on May  21, 2025), June  13, 2025, July  15, 2025, August  15, 2025, and September 25, 2025; and

•

The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

First Merchants also incorporates by reference any of its filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the initial filing of the registration statement that contains this proxy statement and prospectus.

You may request, either orally or in writing, a copy of the documents incorporated by reference by First Merchants in this proxy statement and prospectus without charge by requesting them in writing or by telephone from First Merchants at the following addresses and telephone number:

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Attention: Brian T. Hunt, Secretary

Telephone: (765) 747-1500

First Savings “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by First Savings subsequently with the SEC will automatically update this proxy statement and prospectus.

First Savings incorporates by reference the documents and information listed below (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•

First Savings’ Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on December 13, 2024 (including information specifically incorporated by reference into First Savings’ Form 10-K from First Savings’ definitive proxy statement relating to First Savings’ 2025 Annual Meeting of Shareholders, filed with the SEC on January 8, 2025) except for the consolidated financial statements of First Savings for the year ended September 30, 2022, and the report thereon of Monroe Shine & Co., Inc., independent registered public accounting firm, included in Part II, Item 8, “Financial Statements and Supplementary Data” of such Annual Report;

•	First Savings’ Quarterly Reports on Form 10-Q filed February 10, 2025, May 8, 2025, and August 8, 2025;

•	First Savings’ Current Reports on Form 8-K filed on December 2, 2024, February 12, 2025, March 3, 2025, May 2, 2025, May 28, 2025, August 29, 2025, and September 25, 2025; and

•

The description of First Savings common stock set forth in the registration statement filed by First Savings pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

First Savings also incorporates by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement that contains this proxy statement prospectus and prior to effectiveness of the registration statement.

The documents incorporated by reference into this prospectus are available from First Savings upon request. First Savings will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

First Savings Financial Group, Inc.

Attention: Tony A. Schoen, Corporate Secretary

702 North Shore Drive, Suite 300

Jeffersonville, IN 47130

Telephone: (812) 283-0724

If you would like to request documents, please do so by [●] , in order to receive them before the First Savings special meeting.

You should rely only on the information incorporated by reference or provided in this proxy statement and prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of this document. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended.

All information regarding First Merchants in this proxy statement and prospectus has been provided by First Merchants, and all information in this proxy statement and prospectus regarding First Savings has been provided by First Savings.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST MERCHANTS CORPORATION

AND

FIRST SAVINGS FINANCIAL GROUP, INC.

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of the 24th day of September, 2025, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), and FIRST SAVINGS FINANCIAL GROUP, INC., an Indiana corporation (“First Savings”).

W I T N E S S E T H:

WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana, with First Merchants Bank, an Indiana commercial bank (“FMB”), as its wholly-owned subsidiary;

WHEREAS, First Savings is a registered bank holding company that has elected financial holding company status under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Jeffersonville, Clark County, Indiana, with First Savings Bank, an Indiana commercial bank (the “Bank”), as its wholly-owned subsidiary;

WHEREAS, Southern Indiana Financial Corporation, an Indiana corporation (“Southern”), First Savings Investments, Inc., a Nevada corporation (“Investments”), Q2 Business Capital, LLC, an Indiana limited liability company (“Q2”), and Crimson Properties, LLC, a Kentucky limited liability company (“Crimson”), are wholly-owned subsidiaries of the Bank (the Bank, Southern, Investments, Q2, and Crimson are sometimes collectively referred to herein as the “Subsidiaries” or individually as a “Subsidiary”);

WHEREAS, it is the desire of First Merchants and First Savings to effect a series of transactions whereby (i) First Savings will merge with and into First Merchants, and (ii) the Bank will merge with and into FMB;

WHEREAS, as a condition and inducement to the willingness of First Merchants to enter into this Agreement, each director of First Savings and certain executive officers of First Savings and/or the Bank has entered into an agreement dated as of the date hereof in the form attached hereto as Exhibit A, pursuant to which he or she has agreed to vote his or her shares of First Savings Common Stock (a defined herein) in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”);

WHEREAS, the Boards of Directors of First Merchants and First Savings have adopted and approved this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the merger of First Savings with and into First Merchants shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and First Merchants and First Savings desire to and hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and First Savings hereby make this Agreement and prescribe the terms and conditions of the merger of First Savings with and into First Merchants and the merger of the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1 First Savings Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 11 hereof), First Savings shall be merged with and into First Merchants pursuant to the terms and conditions of this Agreement and otherwise in accordance with the Indiana Business Corporation Law (the “Merger”). First Merchants, as the continuing corporation, shall sometimes be referred to herein as the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code § 23-1-40.

1.2 The Bank Merger. Subject to the terms and conditions of this Agreement, immediately following the Effective Time, the Bank shall be merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit B (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §1828(c), and the Indiana Financial Institutions Act, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3 Right to Revise Mergers. The parties may, at any time prior to the Effective Time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties mutually deem such change to be desirable, including, without limitation, to provide for the merger of First Savings into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank or either of them into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of First Savings specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of First Savings; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1 General Description. The separate existence of First Savings shall cease, and the Continuing Company shall possess all of the assets of First Savings and shall succeed to and assume all of the rights, privileges, immunities, powers, franchises, duties, obligations and liabilities of First Savings in accordance with the Indiana Business Corporation Law.

2.2 Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the Board of Directors of First Merchants immediately prior to the Effective Time. In accordance with Section 8.12, a current member of the First Savings Board of Directors will also be appointed to the First Merchants Board of Directors. The officers of First Merchants immediately prior to the Effective Time shall continue as the officers of the Continuing Company.

2.3 Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Time increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Time until the same shall be further amended as provided therein or by law.

2.5 Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and First Savings shall vest in the Continuing Company without reversion or impairment. All liabilities of First Savings shall be assumed by the Continuing Company.

2.6 Additional Actions. If, at any time after the Effective Time, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of First Savings or the Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, First Savings and the Subsidiaries shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of First Savings or the Subsidiaries to take any and all such action.

SECTION 3

CONSIDERATION TO BE DISTRIBUTED

3.1 Consideration

(a) First Savings Common Stock. Upon and by reason of the Merger becoming effective, the holders of record, at the Effective Time, of First Savings common stock, $0.01 par value per share (“First Savings Common Stock”), shall be entitled to receive, in exchange for each share of First Savings Common Stock held, a 0.85 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants Common Stock”) (the “Merger Consideration”). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.

(b) Automatic Conversion of Stock. At the Effective Time, all of the shares of First Savings Common Stock that, immediately prior to the Effective Time, are issued and outstanding shall, by virtue of the Merger and without any action on the part of First Merchants, First Savings or the holders thereof, be converted in accordance with subsection (a) above into the right to receive, subject to the other provisions hereof, the Merger Consideration.

3.2 Fractional First Merchants Common Shares. Fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each holder of First Savings Common Stock who would have otherwise been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s First Savings Common Stock, shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such holder of First Savings Common Stock would otherwise be entitled. No such holder of First Savings Common Stock shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share. The term “First Merchants Average Price” shall mean the volume weighted average trading price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the Nasdaq Global Select Market preceding the fourth (4th) calendar day prior to the Effective Time. The First

Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.

3.3 Recapitalization. If, between the date of this Agreement and the Effective Time, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each holder of First Savings Common Stock shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Time as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4 Distribution of Merger Consideration.

(a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

(b) On or prior to the Effective Time, First Merchants shall (i) authorize the issuance of and shall make available to Broadridge Corporate Issuer Solutions, Inc. or such other exchange agent selected by First Merchants (the “Exchange Agent”), for the benefit of the registered shareholders of First Savings Common Stock for exchange in accordance with this Section 3, certificates (or evidence of shares in book entry form at First Merchants’ option) of First Merchants Common Stock (the “First Merchants Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of any amounts payable in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.2. Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c) Within five (5) business days following the Effective Time, the Exchange Agent shall mail to each holder of record of First Savings Common Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) with respect to First Savings shareholders whose shares of First Savings Common Stock are held in certificate form, that delivery shall be effected and risk of loss of title to the certificates representing First Savings Common Stock shall pass only upon delivery of the certificates to the Exchange Agent, (ii) with respect to First Savings shareholders whose shares of First Savings Common Stock are held in certificate form, instructions as to the transmittal to the Exchange Agent of certificates representing shares of First Savings Common Stock and, (iii) with respect to all holders of First Savings Common Stock, instructions as to the issuance of shares of First Merchants Common Stock and cash (in lieu of fractional shares) in exchange therefor pursuant to the terms of this Agreement. Distribution of shares of First Merchants Common Stock (in certificated form or book entry) and cash payments in lieu of fractional shares required hereunder, shall be made by the Exchange Agent to each former holder of First Savings Common Stock within five (5) business days following the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing First Savings Common Stock, for shareholders whose shares of First Savings Common Stock are held in certificated form, and a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(d) Following the Effective Time, stock certificates representing First Savings Common Stock shall be converted to, and deemed to evidence only the right to receive, such number of shares of First Merchants Common Stock as determined in accordance with Sections 3.1 and 3.2 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of First Merchants Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has complied with the surrender, exchange and delivery contemplated by Section 3.4(c) above. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of First Merchants Common Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such First Merchants Common Stock.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of First Savings of any shares of First Savings Common Stock. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate (or book entry evidence thereof) is registered, it shall be a condition of issuance that the surrendered Certificate (or book entry evidence thereof) shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of First Savings Common Stock for twelve (12) months after the Effective Time shall be paid, distributed, or otherwise released to First Merchants, or its successors in interest. Any shareholders of First Savings who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of shares of First Merchants Common Stock or the payment of cash amounts and any unpaid dividends and distributions on First Merchants Common Stock deliverable in respect of each share of First Savings Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of First Savings Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) First Merchants shall be entitled to rely upon the stock transfer books of First Savings to establish the persons entitled to receive shares of First Merchants Common Stock and cash payments hereunder, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h) With respect to any certificate for First Savings Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock and cash (in lieu of fractional shares) to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by such registered owner with all procedures historically required by First Savings in connection with lost, stolen, or destroyed certificates, with any costs incurred at the shareholder’s expense.

3.5 Director and Employee Equity Awards.

(a) Immediately prior to the Effective Time, each then outstanding restricted stock award, whether unvested or vested, shall be exchanged for shares of First Savings Common Stock according to their respective award agreement terms. Upon issuance of the shares of First Savings Common Stock to a holder of restricted stock as provided above, any award agreement between First Savings and such holder and the holder’s rights thereunder shall terminate and be of no further force or effect.

(b) After all regulatory and shareholder approvals required for consummation of the transactions contemplated by this Agreement have been obtained, but prior to the third (3rd) trading day immediately preceding the Effective Time, the Compensation Committee of First Savings Board of Directors shall cause each option to purchase shares of First Savings Common Stock (each a “First Savings Option”) granted by First Savings under equity plans (“First Savings Incentive Plans”) to fully vest (to the extent not vested). On the day immediately preceding the Effective Time, each First Savings Option that is outstanding and unexercised as of such date and which has not been canceled prior thereto shall, automatically and without any required action on behalf of the holder thereof, be canceled and First Savings or its Subsidiaries shall pay to the holder thereof cash in the amount equal to the product of (i) the number of shares of First Savings Common Stock provided for in such First Savings Option, and (ii) the excess, if any, of (A) the Per Share Cash Equivalent Consideration (as defined below) over (B) the exercise price per share of First Savings Common Stock provided for in such First Savings Option (the “Cancellation Payment”). The Cancellation Payment shall be paid on the day immediately preceding the Effective Time and shall be made without interest and shall be less applicable tax withholdings. First Savings shall be responsible for any applicable withholding and tax reporting with respect to the Cancellation Payments. All out-of-the-money First

Savings Options, if any, shall be cancelled as of the day immediately preceding the Effective Time without any payment. First Savings shall prohibit the exercise of any First Savings Option on and after the third (3rd) trading day immediately preceding the Effective Time. For purposes hereof, “Per Share Cash Equivalent Consideration” means the Exchange Ratio (as adjusted pursuant to Section 3.3) multiplied by the First Merchants Average Price.

SECTION 4

NO DISSENTING SHAREHOLDERS

Holders of shares of First Savings Common Stock, pursuant to the Indiana Business Corporation Law, First Savings’s Articles of Incorporation or Bylaws, contract or otherwise, do not have, and the Board of Directors of First Savings have not taken any action that would cause any holder of shares of First Savings Common Stock to have, the right of a shareholder to dissent and obtain payment for shares under Section 23-1-44 of the Indiana Business Corporation Law or any successor statute.

SECTION 5

REPRESENTATIONS AND

WARRANTIES OF FIRST SAVINGS

Except (i) as disclosed in the First Savings Disclosure Letter or (ii) as disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by First Savings between January 1, 2024 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), First Savings hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries. For the purposes of this Agreement, “First Savings Disclosure Letter” is defined as the disclosure letter prepared by First Savings and delivered to First Merchants contemporaneously with the execution of this Agreement.

5.1 Organization and Authority. First Savings, the Bank, and Southern are each a corporation duly organized and validly existing under the laws of the State of Indiana. Investments is a corporation duly organized and validly existing under the laws of the State of Nevada. Q2 is a limited liability company duly organized and validly existing under the laws of the State of Indiana. Crimson is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Kentucky. First Savings and each of the Subsidiaries have the corporate power and authority to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Savings’s only insured depository subsidiary is the Bank. The Bank’s only subsidiaries are Southern, Investments, Q2, and Crimson. The Bank is subject to primary federal regulatory supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Other than the Subsidiaries, First Savings has no direct or indirect subsidiaries.

5.2 Authorization.

(a) First Savings has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of First Savings, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of First Savings and the Bank, and First Savings as

the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. The Board of Directors of First Savings has adopted this Agreement and resolved to recommend to the holders of First Savings Common Stock that they approve this Agreement subject to Section 7.5 hereof.

(b) Except as set forth in the First Savings Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under First Savings’s or any Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which First Savings or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Savings or any Subsidiary, the result of which would have a Material Adverse Effect; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which First Savings or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Savings or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of First Savings and the Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of First Savings or First Merchants, as applicable, to consummate timely the transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (i) above, a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies, or any material line of business of First Savings or First Merchants, as applicable, or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of market interest rates (including the impact on the securities portfolios of First Savings and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy or the economy of the markets served by First Savings or First Merchants, as applicable, financial or securities markets or the banking industry, generally (including any such changes, conditions or circumstances arising out of the “Pandemic” or any “Pandemic Measures” (each as defined below)), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to First Merchants and payment of any termination fees previously disclosed to First Merchants with respect to any contracts terminated in contemplation of the Merger, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of First Savings and the Subsidiaries, or First Merchants and FMB, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, (i) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic) and (j) any failure, in and of itself, to meet projections for financial performance, but not including the underlying causes thereof; except, with respect to clauses (a), (b), (e), (h) and (i), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry (including, in the case of clause (a), material lines of business) in which such party and its subsidiaries operate. In no event shall a change in the trading price of the First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants or a change in the trading price of First Savings Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Savings, it being understood that this sentence shall not (i) prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect or (ii) limit the rights of First Savings or First Merchants under Section 10.1(i). As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any international, federal, state or local governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

(c) Other than required filings with Nasdaq and the Financial Industry Regulatory Authority and the filing of Articles of Merger (the “Articles of Merger”) with the Indiana Secretary of State, the filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.1(c) and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary with respect to First Savings or the Bank for the consummation by First Savings or the Bank of the transactions contemplated by this Agreement.

(d) Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the First Savings Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by First Savings or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3 Capitalization.

(a) As of the close of business on the business day immediately preceding the date of this Agreement, First Savings has authorized Twenty-One Million (21,000,000) shares of capital stock, comprised of Twenty Million (20,000,000) authorized shares of First Savings Common Stock, $0.01 par value per share, 6,977,308 shares of which are issued and outstanding, and One Million (1,000,000) authorized shares of preferred stock, $0.01 par value per share, none of which are outstanding. All of the issued and outstanding shares of First Savings Common Stock have been duly and validly authorized by all necessary corporate action of First Savings, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. First Savings has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the First Savings Disclosure Letter, First Savings has no intention or obligation to authorize or issue additional shares of its capital stock, except as otherwise permitted under Section 7.3(a).

(b) As of the date of this Agreement, the Bank has 10,000 shares of common stock, $1.00 par value, authorized and outstanding, all of which are held beneficially and of record by First Savings. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholder. All of the issued and outstanding shares of Bank common stock are owned by First Savings free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c) As of the date of this Agreement, Southern has 1,000 shares of common stock, $100 par value per share, authorized and outstanding, all of which are held beneficially and of record by the Bank. Such issued and outstanding shares of Southern capital stock have been duly and validly authorized by all necessary corporate action of Southern, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Southern shareholder. All of the issued and outstanding shares of Southern common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Southern has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(c) and has no intention or obligation to authorize or issue any other shares of capital stock.

(d) As of the date of this Agreement, Investments has 2,500 shares of common stock, no par value per share, authorized and outstanding, all of which are held beneficially and of record by the Bank. Such issued and outstanding shares of Investments capital stock have been duly and validly authorized by all necessary corporate action of Investments, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Investments shareholder. All of the issued and outstanding shares of Investments common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Investments has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(c) and has no intention or obligation to authorize or issue any other shares of capital stock.

(e) As of the date of this Agreement, the Bank is the sole member of Q2. Such membership interest has been duly and validly authorized by all necessary company action of Q2, is validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights of any Q2 member. All membership interest of Q2 is owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Q2 has no membership interest authorized, issued or outstanding other than as described in this Section 5.3(e) and has no intention or obligation to authorize or issue any other membership interest.

(f) As of the date of this Agreement, the Bank is the sole member of Crimson. Such membership interest has been duly and validly authorized by all necessary company action of Crimson, is validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights of any Crimson member. All membership interest of Crimson is owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Crimson has no membership interest authorized, issued or outstanding other than as described in this Section 5.3(f) and has no intention or obligation to authorize or issue any other membership interest.

(g) Except as set forth on the First Savings Disclosure Letter there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, membership interest or any debt securities, of First Savings or any Subsidiary by which First Savings or any Subsidiary is or may become bound. Neither First Savings nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(h) Except as set forth in the First Savings Disclosure Letter, to the knowledge of First Savings’s Management (as defined below), as of the date hereof no person or entity beneficially owns more than five percent (5%) of First Savings’s outstanding common shares.

5.4 Organizational Documents. The respective Articles of Incorporation and Bylaws (or Articles of Organization and LLC Agreement, as applicable) of First Savings and the Subsidiaries have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of First Savings and the Subsidiaries in effect as of the date of this Agreement.

5.5 Compliance with Law. Except as disclosed on the First Savings Disclosure Letter, to the knowledge of First Savings’s Management, neither First Savings nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on First Savings or that in any material manner relates to its capital adequacy, its credit or risk management policies, or its ability to consummate the transactions contemplated by this Agreement, nor is First Savings aware of any other reason why the granting of any required regulatory approval would be denied or unduly delayed. First Savings and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on First Savings, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the First Savings Disclosure Letter. Subject to Section 13.14, neither First Savings nor any Subsidiary is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Savings or any Subsidiary. The Bank has not received any notice of enforcement actions since January 1, 2021 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X or any laws with respect to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the origination, sale and servicing of mortgage and consumer loans, the protection of the environment, or the rules and regulations promulgated thereunder. First Savings has not received any notice of enforcement actions since January 1, 2021, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to First Savings. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6 Accuracy of Statements. No information which has been or shall be supplied by First Savings with respect to its businesses, operations and financial condition for inclusion in the proxy statement, registration statement, or regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.7 Litigation and Pending Proceedings. Except as set forth in the First Savings Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of First Savings’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Savings’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of First Savings’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to First Savings or any Subsidiary as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

5.8 Financial Statements.

(a) First Savings’s consolidated audited balance sheets as of September 30, 2024 and 2023, the unaudited consolidated balance sheet as of June 30, 2025 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of First Savings as of the respective dates thereof and the consolidated results of operations of First Savings for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 2025 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which would not, on an aggregate basis, be material to the Bank.

5.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Savings Disclosure Letter, since June 30, 2025, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Savings Disclosure Letter, between the period from June 30, 2025 to the date of this Agreement, First Savings and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Savings’s Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Savings or any Subsidiary or, with the exception of the issuance of shares in the ordinary course of business consistent with past practice, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Savings’s or any Subsidiary’s common shares or equity interests, as applicable.

5.10 Absence of Undisclosed Liabilities. Except as set forth in the First Savings Disclosure Letter, neither First Savings nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, including any liabilities related to that certain Flow Loan Purchase Agreement dated as of April 24, 2025, by and between the Bank and Alliant Credit Union, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2025 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on First Savings, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices. Neither First Savings nor the

Subsidiaries have entered into any reinsurance or similar agreements in order to participate in a captive insurance pool or program.

5.11 Title to Assets.

(a) As of June 30, 2025, First Savings and each Subsidiary have good and marketable title to all personal property reflected in the June 30, 2025 Financial Information; First Savings has good and marketable title to all other properties and assets which First Savings or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in First Savings’s or any Subsidiary’s business; and First Savings has good and marketable title to all property and assets acquired since June 30, 2025, in each of the foregoing cases free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b) The operation by First Savings or any Subsidiary of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12 Loans and Investments.

(a) Except as set forth in the First Savings Disclosure Letter, there is no loan of the Bank in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) that, as of June 30, 2025, (i) has been classified by First Savings, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability, or (iii) has been identified by First Savings’s Management to be ninety (90) days or more past due with respect to principal or interest or has been placed on nonaccrual status.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of First Savings’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the First Savings Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by First Savings or any Subsidiary since June 30, 2025 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Savings or any Subsidiary to dispose freely of such investment at any time. Except as set forth in the First Savings Disclosure Letter, neither First Savings nor any Subsidiary is a party to any repurchase agreements with respect to securities.

(d) With respect to each loan originated, held, or serviced by First Savings or any Subsidiary under the U.S. Small Business Administration (“SBA”) loan program, (a) such loan has been originated, underwritten, closed, and serviced in all material respects in accordance with all applicable SBA statutes, regulations, Standard Operating Procedures (SOPs), and other official SBA guidance in effect at the time of origination and throughout the term of the loan and (b) all required documentation has been properly completed and maintained, and all eligibility, use of proceeds, and other program requirements have been satisfied, such that the SBA guaranty, to the knowledge of First Savings’s Management, is valid, enforceable, and has not been impaired or rendered unenforceable due to any act or omission of First Savings or any Subsidiary.

5.13 Mortgage Business.

(a) Each of First Savings and the Subsidiaries (including the Bank) (i) is and at all relevant times since January 1, 2022, was approved and in good standing, as required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all governmental or regulatory authorities, agencies, courts, commissions, or other administrative entities (“Governmental Entities”) or by all other entities with which such First Savings entity conducts and has conducted business, (ii) since January 1, 2022, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, (iii) since January 1, 2022, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of subclause (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, and (iv) holds and at all relevant times since January 1, 2022 held in good standing all required approvals, permits and licenses of all Governmental Entities that are necessary to the conduct of the mortgage banking-related business of First Savings and the Subsidiaries (including the Bank), as applicable.

(b) As of September 30, 2024, subject to Applicable Requirements and except for any Permitted Encumbrances, First Savings or a Subsidiary (including the Bank), owned the entire right, title, and interest free and clear of any liens or encumbrances in and to the First Savings Acquired Mortgage Loans, Mortgage Servicing Rights, and First Savings Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of First Savings and its Subsidiaries as of September 30, 2024, and has not disposed of any such right, title, or interest in such assets except in the ordinary course of business consistent with past practice. First Savings or a Subsidiary (including the Bank) has the right to service the Mortgage Loans currently being serviced by First Savings or a Subsidiary (including the Bank). If First Savings or a Subsidiary (including the Bank) originated or acquired a First Savings Acquired Mortgage Loan and then sold or otherwise transferred such First Savings Acquired Mortgage Loan to a third party, (i) First Savings or a Subsidiary (including the Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, other than Permitted Encumbrances, and (ii) to the knowledge of First Savings’s Management, such third party does not, as of the date hereof, have the right to exercise any right to demand repurchase of such First Savings Acquired Mortgage Loan by First Savings or a Subsidiary (including the Bank).

(c) First Savings and the Subsidiaries (including the Bank) are in material compliance with, and since January 1, 2022, have complied in all material respects with their respective servicing or, as applicable, subservicing, obligations under all Applicable Requirements. Since January 1, 2022 through the date of this Agreement, neither First Savings nor any of the Subsidiaries has received written or, to the knowledge of First Savings’s Management, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, each First Savings Acquired Mortgage Loan that was originated or securitized by First Savings or any Subsidiary (including the Bank) and, to the knowledge of First Savings’s Management, each First Savings Acquired Mortgage Loan that was not originated or securitized by First Savings, was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, each Mortgage Loan and the related servicing rights that was sold or otherwise transferred to a third party, was sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by either First Savings, a Subsidiary (including the Bank) or, to the knowledge of First Savings’s Management, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by First Savings, any Subsidiary (including the Bank) or to the knowledge of First Savings’s Management, a Subservicer under any Servicing Agreement or any Applicable Requirements.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, all First Savings Owned Mortgage Loans represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy or insolvency law or the Coronavirus Aid, Relief, and Economic Security Act or similar state and local laws, directives or guidelines promulgated by any Governmental Entity).

(g) No right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to the Mortgage Loans that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings.

(h) To the knowledge of First Savings’s Management, no obligor under any Mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, no Mortgage Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Savings, neither First Savings nor any Subsidiary (including the Bank) has entered into any contract with any obligor that prohibits, restricts or conditions the assignment of such Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated).

(j) Except as would not reasonably be expected to have a Material Adverse Effect on First Savings, either individually or in the aggregate, either First Savings or a Subsidiary (including the Bank) (or its designated custodian or servicer) has in its possession the complete Data Tape (as defined below) with respect to each First Savings Acquired Mortgage Loan and neither such Data Tape nor any files of First Savings or a Subsidiary (including the Bank) have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person.

(k) Prior to the date hereof, First Savings has delivered to First Merchants an electronic file containing, for each First Savings Owned Mortgage Loan, the information specified in the First Savings Disclosure Letter (the “Data Tape”). The Data Tape is true and complete in all material respects as of the date specified therein.

(l) For purposes of this Agreement:

(i) “Applicable Requirements” means, as of the time of reference, (A) all applicable laws and published guidelines of Fannie Mae, Freddie Mac, or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than First Savings and the Subsidiaries) to or with which a Mortgage Loan (including a First Savings Owned Mortgage Loan, First Savings Acquired Mortgage Loan, and a First Savings Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing, or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in the Servicing Agreements, (D) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity or arbitrator applicable to any Mortgage Loans and (E) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of First Savings and the Subsidiaries (including the Bank).

(ii) “First Savings Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by First Savings or any Subsidiary (including the Bank).

(iii) “First Savings Owned Mortgage Loan” means any Mortgage Loan for which First Savings (either on its own or through a Subservicer) performs servicing as a result of its ownership of that Mortgage Loan and not pursuant to a Servicing Agreement.

(iv) “First Savings Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by First Savings or a Subsidiary (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2022.

(v) “Mortgage Loans” means any mortgage loan originated, purchased, serviced, or subserviced by First Savings or any Subsidiary (including the Bank), including forward and reverse mortgage loans.

(vi) “Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (A) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees, or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (B) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.

(vii) “Permitted Encumbrances” means (A) statutory liens securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (B) liens for real property taxes not yet delinquent or being contested in good faith by appropriate proceedings, (C) easements, rights of way, and other nonmonetary encumbrances that do not materially and adversely affect the value, or use or operation in the ordinary course of the business of First Savings, of the properties or assets subject thereto or affected thereby, (D) such imperfections or irregularities of title or liens as do not materially and adversely affect the value, or use or operation in the ordinary course of the business of First Savings, of the properties or assets subject thereto or affected thereby, (E) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property and that are not violated by the current use and operation of such real property or the operation of the business of First Savings and the Subsidiaries, and (F) with respect to all leased real property, all liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, and rights of landlord under the applicable leases.

(viii) “Servicing Agreement” means any contract or agreement pursuant to which First Savings or a Subsidiary (including the Bank) is obligated to a Governmental Entity or any other third-party person to service and administer Mortgage Loans.

(ix) “Subservicer” means any third party engaged to service loans on behalf of First Savings or a Subsidiary (including the Bank) pursuant to a Servicing Agreement.

5.14 Employee Benefit Plans.

(a) The First Savings Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Savings, any Subsidiary or any other entity, trade or business that, together with First Savings, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Savings ERISA Affiliate”), and covers any employee, director or former employee or director of First Savings, any Subsidiary or any First Savings ERISA Affiliate under which First Savings or any First Savings ERISA Affiliate has any liability. The First Savings Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Savings, any Subsidiary or any First Savings ERISA Affiliate since January 1, 2023. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b) The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) To the knowledge of First Savings’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject First Savings to material taxes or penalties. Neither First Savings, any Subsidiary nor any First Savings ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d) To the knowledge of First Savings’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Savings, any Subsidiary or any First Savings ERISA Affiliate.

(e) Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Savings Disclosure Letter, First Savings and/or any First Savings ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f) Except as disclosed in the First Savings Disclosure Letter, no Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Savings has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Savings, any Subsidiary, or any First Savings ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Savings, any Subsidiary nor any First Savings ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Savings Disclosure Letter, there exist no facts or circumstances which could subject First Savings, or any First Savings ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Savings nor any First Savings ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g) No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Savings, any Subsidiary or any First Savings ERISA Affiliate.

(h) No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Savings’s Management, have been threatened to be filed in a court of law.

(i) Except as set forth in the First Savings Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Savings or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j) To the knowledge of First Savings’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Savings. To the knowledge of First Savings’s Management, First Savings has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan.

(k) The First Savings Disclosure Letter contains a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Savings or any Subsidiary and (iii) covers any employee, director or former employee or director of First Savings or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l) Except as set forth in the First Savings Disclosure Letter or as required by applicable law, neither First Savings nor any First Savings ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Savings, any Subsidiary or any First Savings ERISA Affiliate.

(m) Except as set forth in the First Savings Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Savings, any Subsidiary or any First Savings ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by First Savings or any First Savings ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 2024.

(n) Except as otherwise provided in the First Savings Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o) With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the First Savings Disclosure Letter and, except as otherwise set forth in the First Savings Disclosure Letter, has been operated in all material respects in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

5.15 Obligations to Employees. Except as set forth in the First Savings Disclosure Letter, all accrued obligations and liabilities of First Savings and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by First Savings or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by First Savings or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the First Savings Disclosure Letter, all obligations and liabilities of First Savings and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.15 are correctly and accurately reflected and accounted for in the books, statements and records of First Savings and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.16 Taxes, Returns and Reports. Except as set forth in the First Savings Disclosure Letter, First Savings and the Subsidiaries have (a) duly filed all material federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable by them; and (c) other than in the ordinary course of business, not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of First Savings’s and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2025. Except as set forth in the First Savings Disclosure Letter, since January 1, 2022, neither First Savings nor any Subsidiary has received written notice that a federal, state or local tax return is under audit by any taxing authority.

5.17 Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act, as amended, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.18 Reports. Since January 1, 2022, First Savings and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that First Savings or any Subsidiary was required to file with (i) the Federal Reserve Board, (ii) the Indiana Department of Financial Institutions (the “Indiana DFI”), (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “First Savings Regulatory Authorities”), having jurisdiction over the affairs of First Savings or the Bank except where such failure would not have a Material Adverse Effect. All such reports filed by First Savings and any Subsidiary complied in all material respects with all applicable rules and regulations promulgated by the applicable First Savings Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

5.19 Absence of Defaults. Neither First Savings nor any Subsidiary is in violation of its respective Articles of Incorporation or Bylaws (or Articles of Organization and LLC Agreement, as applicable) or to the knowledge of First Savings’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Savings’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such violations or defaults which would not have a Material Adverse Effect.

5.20 Tax and Regulatory Matters. Neither First Savings nor any Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.21 Real Property.

(a) A list of the locations of each parcel of real property owned by First Savings or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by First Savings or the Bank for disposition as required by law) is set forth in the First Savings Disclosure Letter under the heading of “First Savings Owned Real Property” (such real property being herein referred to as the “First Savings Owned Real Property”). A list of the locations of each parcel of real property leased by First Savings or any Subsidiary is also set forth in the First Savings Disclosure Letter under the heading of “First Savings Leased Real Property” (such real property being herein referred to as the “First Savings Leased Real Property”). First Savings shall update the First Savings Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by First Savings or the Bank for disposition as required by law). Collectively, the First Savings Owned Real Property and the First Savings Leased Real Property are herein referred to as the “First Savings Real Property.”

(b) There is no pending action involving First Savings or any Subsidiary as to the title of or the right to use any of the First Savings Real Property.

(c) Other than the First Savings Owned Real Property, neither First Savings nor any Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d) None of the buildings, structures or other improvements located on the First Savings Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e) None of the buildings, structures or improvements located on the First Savings Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of First Savings’s Management, threatened, with respect to any such building, structure or improvement. The First Savings Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the First Savings Leased Real Property, to the extent required to be maintained by First Savings or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The First Savings Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f) Except as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the First Savings Owned Real Property and which would not have a Material Adverse Effect, First Savings and the Subsidiaries have, and at the Effective Time will have, good and marketable title to their respective First Savings Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g) Except as set forth in the First Savings Disclosure Letter and to the knowledge of First Savings’s Management, First Savings or any Subsidiary has not caused or allowed the generation, treatment, storage, disposal or release at any First Savings Real Property of any Toxic Substance (as defined below), except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h) Except as disclosed in the First Savings Disclosure Letter and to the knowledge of First Savings’s Management, there are no underground storage tanks located on, in or under any First Savings Owned Real Property and no such First Savings Owned Real Property has previously contained an underground storage tank. Except as set forth in the First Savings Disclosure Letter and to the knowledge of First Savings’s Management, First Savings or any Subsidiary do not own or operate any underground storage tank at any First Savings Leased Real Property and no such First Savings Leased Real Property has previously contained an underground storage tank. To the knowledge of First Savings’s Management, no First Savings Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).

(i) Except as set forth in the First Savings Disclosure Letter and to the knowledge of First Savings’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any First Savings Real Property nor, to the knowledge of First Savings’s Management, are there any other conditions or circumstances affecting any First Savings Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j) To the knowledge of First Savings’s Management, there are no mechanic’s or materialman’s liens against the First Savings Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the First Savings Leased Real Property in respect of which liens may or could be filed against the First Savings Leased Real Property, which would reasonably be expected to have a Material Adverse Effect.

5.22 Securities Law Compliance. The First Savings Common Stock is traded on the Nasdaq Capital Market under the symbol of “FSFG”. First Savings has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2023, First Savings has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934, as amended (the “1934 Act”), and the Securities Act of 1933, as amended (the “1933 Act”), including First Savings’s Annual Report on Form 10-K for the year ended September 30, 2024 and First Savings’s Quarterly Report on Form 10-Q for the nine-month period ended June 30, 2025, copies of which have previously been delivered to First Merchants. Since January 1, 2023, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.23 Broker’s or Finder’s Fees. Except for Piper Sandler & Co., no agent, broker or other person acting on behalf of First Savings or any Subsidiary or under any authority of First Savings or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.24 Shareholder Rights Plan. First Savings does not have a shareholder rights plan or, except as expressly provided in the Articles of Incorporation or Bylaws of First Savings, any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of First Savings or the Bank or which may be considered an anti-takeover mechanism.

5.25 Indemnification Agreements. Except as set forth in the First Savings Disclosure Letter, neither First Savings nor any Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer or shareholder against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws (or Articles of Organization or LLC Agreement, as applicable) of First Savings or the Subsidiaries.

5.26 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Savings, to the knowledge of First Savings’s Management, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Savings and its Subsidiaries.

5.27 Intellectual Property. First Savings and each Subsidiary owns or has a license to use all of the Intellectual Property (as defined below) used by it in the course of its business, including sufficient rights in each copy possessed by First Savings and each Subsidiary, as applicable. First Savings and each Subsidiary is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by it in connection with its business operations, and First Savings and each Subsidiary has the right to convey by sale or license any Intellectual Property so conveyed. To the knowledge of First Savings’s Management, neither First Savings nor any Subsidiary is in material default under any of its Intellectual Property licenses. To the knowledge of First Savings’s Management, no proceedings have been instituted, or are pending or threatened, which challenge the rights of First Savings or any Subsidiary with respect to Intellectual Property used, sold, or licensed by it in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the knowledge of First Savings’s Management, the conduct of the business of First Savings and the Subsidiaries does not infringe any Intellectual Property of any other person. Neither First Savings nor any Subsidiary is obligated to pay any recurring royalties to any person with respect to any such Intellectual Property. To the knowledge of First Savings’s Management, no officer, director, or employee or First Savings or any Subsidiary is party to any contract, agreement, or arrangement with any person other than First Savings or a Subsidiary which requires such officer, director, or employee to assign any interest in any Intellectual Property to any person other than First Savings or a Subsidiary or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any person other than First Savings or a Subsidiary. To the knowledge of First Savings’s Management, no officer, director, or employee of First Savings or any Subsidiary is party to any confidentiality, nonsolicitation, noncompetition, or other contract, agreement, or arrangement which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any person, including First Savings or any Subsidiary. As used in this Agreement, the term “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

5.28 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire at the Effective Time or the earlier termination of this Agreement, and thereafter First Savings and the Subsidiaries shall have no further liability with respect thereto.

5.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by First Savings in this Section 5, neither First Savings nor any other person makes any express or implied representation or warranty with respect to First

Savings, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Savings hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Savings nor any other person makes or has made any representation or warranty to First Merchants or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Savings, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Savings in this Section 5, any oral or written information presented to First Merchants or any of its affiliates or representatives in the course of their due diligence investigation of First Savings, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) First Savings acknowledges and agrees that neither First Merchants nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 6.

SECTION 6

REPRESENTATIONS AND

WARRANTIES OF FIRST MERCHANTS

Except (i) as disclosed in the First Merchants Disclosure Letter or (ii) as disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by First Merchants between January 1, 2024 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), First Merchants hereby makes the following representations and warranties set forth below to First Savings. For the purposes of this Agreement, “First Merchants Disclosure Letter” is defined as a disclosure letter prepared by First Merchants and delivered to First Savings contemporaneous with the execution of this Agreement.

6.1 Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a commercial bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ended December 31, 2024 (each, a “First Merchants Subsidiary”, and collectively, the “First Merchants Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the FDIC.

6.2 Authorization.

(a) First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of First Merchants and FMB have approved the Merger pursuant to the terms and conditions of this Agreement.

(b) Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB, the result of which would have a Material Adverse Effect; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c) Other than required filings with Nasdaq and the filing of the Articles of Merger with the Indiana Secretary of State, the filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.1(c) and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary with respect to First Merchants or FMB for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.

(d) Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of First Merchants Common Stock to be issued in the Merger on the Nasdaq Global Select Market and certain other filings and approvals with Nasdaq relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by First Merchants or FMB of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3 Capitalization.

(a) As of September 22, 2025, First Merchants has One Hundred Million (100,000,000) shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 57,815,289 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(b) As of September 22, 2025, First Merchants has 10,000 shares of non-cumulative preferred stock authorized, without par value, of which 10,000 shares were issued and outstanding. Such issued and outstanding shares of First Merchants preferred stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(c) As of September 22, 2025, First Merchants has 600 shares of cumulative preferred stock authorized, $1,000 par value per share without par value, of which 125 shares were issued and outstanding. Such issued and outstanding shares of First Merchants preferred stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(d) The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

6.4 Organizational Documents. The Articles of Incorporation and By-Laws of First Merchants in force as of the date hereof have been delivered to First Savings. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

6.5 Compliance with Law. To the knowledge of First Merchants’ Management (as defined below), except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Except as otherwise provided in the First Merchants Disclosure Letter and subject to Section 13.14, neither First Merchants nor any First Merchants Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business, management or operations of First Merchants or FMB or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its ability to consummate the transactions contemplated by this Agreement, nor is First Merchants aware of any other reason why the granting of any required regulatory approval would be denied or unduly delayed. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions since January 1, 2021 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X or any laws with respect to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the origination, sale and servicing of mortgage and consumer loans, the protection of the environment, or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions since January 1, 2021 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither First Merchants, FMB nor any of their respective subsidiaries is subject to any order, action, agreement or other obligation that restricts in any material respect the conduct of its business.

6.6 Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement, registration statement, and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

6.7 Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.8 Financial Statements.

(a) First Merchants’ consolidated audited balance sheets as of December 31, 2024 and 2023, the unaudited consolidated balance sheet as of June 30, 2025 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since June 30, 2025 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not, on an aggregate basis, be material to FMB.

6.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since June 30, 2025, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, between the period from June 30, 2025 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since June 30, 2025, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ Common Stock.

6.10 Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Merchants Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than One Million and 00/100 Dollars ($1,000,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2025 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on First Merchants, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement; and (e) unfunded loan commitments made in the ordinary course of First Merchants’ business consistent with past practices.

6.11 Loans and Investments.

(a) Except as set forth in the First Merchants Disclosure Letter, there is no loan of FMB in excess of Five Million and 00/100 Dollars ($5,000,000.00) that, as of June 30, 2025, (i) has been classified by First

Merchants, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or ex-ternal) as having a significant risk of uncollectability, or (iii) has been identified by First Merchants’ Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the First Merchants Financial Information were adequate in the judgment of First Merchants’ Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the First Merchants Disclosure Letter, none of the investments reflected in the First Merchants Financial Information and none of the investments made by First Merchants or a First Merchants Subsidiary since June 30, 2025 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or a First Merchants Subsidiary to dispose freely of such investment at any time. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any repurchase agreements with respect to securities.

6.12 Employee Benefit Plans.

(a) The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability. The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2023. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Savings together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b) The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) Except as set forth in the First Merchants Disclosure letter, to the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.

(d) To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of

ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.

(e) Each of the First Merchants Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to First Savings copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f) No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g) No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.

(h) No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.

(i) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j) To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of Section 601 or ERISA, as applicable, with respect to any First Merchants Employee Plan.

(k) The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

(l) Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.

(m) Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2024.

(n) Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.

(o) With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the First Merchants Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.

6.13 Taxes, Returns and Reports. First Merchants, FMB and each of their respective subsidiaries have (a) duly filed all material federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable by them; and (c) other than in the ordinary course of business, not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’, FMB’s, and any of their respective subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2025. Except as set forth in the First Merchants Disclosure Letter, since January 1, 2022, neither First Merchants nor FMB has received written notice that a federal, state or local tax return is under audit by any taxing authority.

6.14 Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.

6.15 Reports. Since January 1, 2022, First Merchants and the First Merchants Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, (iv) the Indiana DFI, and (v) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “FMC Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable FMC Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of First Merchants or FMB.

6.16 Absence of Defaults. Neither First Merchants nor FMB is in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.17 Tax and Regulatory Matters. Neither First Merchants nor any First Merchants Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement. First Merchants and FMB are in compliance in all respects with the agreements set forth in the First Merchants Disclosure Letter.

6.18 Real Property.

(a) Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, First Merchants or any Subsidiary has not caused or allowed the generation, treatment, storage, disposal or release at each parcel of real property owned by First Merchants or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by First Merchants or FMB for disposition as required by law) (such real property being herein referred to as the “First Merchants Owned Real Property”) of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, there are no underground storage tanks located on, in or under any First Merchants Owned Real Property and no such First Merchants Owned Real Property has previously contained an underground storage tank. Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, First Merchants or any Subsidiary do not own or operate any underground storage tank at any First Merchants Owned Real Property and no such First Merchants Savings Owned Real Property has previously contained an underground storage tank. To the knowledge of First Merchants’ Management, no First Merchants Owned Real Property is or has been listed on the CERCLIS.

(c) Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any First Merchants Owned Real Property nor, to the knowledge of First Merchants’ Management, are there any other conditions or circumstances affecting any First Merchants Owned Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

6.19 Securities Law Compliance. First Merchants’ common stock is traded on the Nasdaq Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2023, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2024 and First Merchants’ Quarterly Report on Form 10-Q for the six month period ended June 30, 2025, copies of which have previously been delivered to First Savings. Since January 1, 2023, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.20 Broker’s or Finder’s Fees. Except for Stephens Inc., no agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.21 Shareholder Rights Plan. First Merchants does not have a shareholder rights plan or except as expressly provided in the Articles of Incorporation of First Merchants, any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of First Merchants or FMB.

6.22 Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer or shareholder against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and the First Merchants Subsidiaries.

6.23 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Merchants, to the knowledge of First Merchants, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Merchants and the First Merchants Subsidiaries.

6.24 No Stockholder Approval. The approval of the stockholders of First Merchants is not a condition precedent to the consummation of the Merger and the other transactions contemplated by this Agreement.

6.25 Regulatory Capitalization. First Merchants and FMB are, and immediately after the Effective Time will be, “well-capitalized,” as such term is defined in the federal banking agency rules and regulations applicable to First Merchants and FMB.

6.26 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire at the Effective Time or the earlier termination of this Agreement, and thereafter First Merchants and the First Merchants Subsidiaries and all directors and officers of First Merchants and the First Merchants Subsidiaries shall have no further liability with respect thereto.

6.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by First Merchants in this Section 6, neither First Merchants nor any other person makes any express or implied representation or warranty with respect to First Merchants, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Merchants hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Merchants nor any other person makes or has made any representation or warranty to First Savings or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Merchants, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Merchants in this Section 6, any oral or written information presented to First Savings or any of its affiliates or representatives in the course of their due diligence investigation of First Merchants, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) First Merchants acknowledges and agrees that neither First Savings nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 6.

SECTION 7

COVENANTS OF FIRST SAVINGS

First Savings covenants and agrees with First Merchants and covenants and agrees to cause the Bank to act, as follows:

7.1 Shareholder Approval.

(a) Following the execution of this Agreement, First Savings shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of First Merchants, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the approval of this Agreement and any other matter required to be approved by the shareholders of First Savings in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b) Subject to Section 7.5 hereof, First Savings shall cooperate with First Merchants in the preparation of the “Registration Statement” (as defined below) and use its reasonable best efforts to obtain the requisite vote of First Savings’s shareholders to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by First Savings in connection with the Shareholder Meeting are solicited in compliance with the Indiana Business Corporation Law, the Articles of Incorporation and Bylaws of First Savings, and all other applicable legal requirements. First Savings shall keep First Merchants updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by First Merchants. In connection with the Proxy Statement, First Savings will obtain the opinion of Luse Gorman, PC, tax counsel to First Savings, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of First Savings Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of First Savings Common Stock, except to the extent of any cash received in lieu of fractional shares of First Merchants Common Stock; and (ii) Luse Gorman, PC confirms that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” subject to the limitations, qualifications and assumptions described therein, constitutes its opinion of the material federal income tax consequences of the Merger to a stockholder who holds shares of First Savings Common Stock as a capital asset.

(c) Subject to Section 7.5 hereof, First Savings’s Board of Directors shall recommend that First Savings’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by First Savings’s shareholders for consummation of the Merger and the transactions contemplated hereby.

7.2 Other Approvals. As soon as reasonably practicable following the date hereof, First Savings and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable First Savings Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3 Conduct of Business.

(a) Except as otherwise set forth on the First Savings Disclosure Letter, required by applicable law or regulation, or required or expressly permitted by this Agreement, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither First Savings nor any Subsidiary shall, without the prior written consent (which may include consent via electronic mail) of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock, other than the acceptance of shares of First Savings Common Stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the underlying option or award agreements; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except in connection with the appropriate exercise of options outstanding as of the date of this Agreement and the grant of any restricted shares in the ordinary course of business and in amounts consistent with past practice; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for: (A) First Savings’s standard quarterly cash dividend in an amount not to exceed $0.16 per share; and (B) dividends declared and paid by any Subsidiary; provided, however, First Savings and First Merchants shall coordinate their respective dividend schedules for the quarter in which Closing occurs so that (Y) holders of First Savings Common Stock do not receive dividends on both First Merchants Common Stock and First Savings Common Stock attributable to the same calendar quarter and (Z) First Merchants does not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of First Savings Common Stock to fail to receive dividends on either First Savings Common Stock or First Merchants Common Stock with respect to a calendar quarter; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business consistent with past practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and any increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of First Savings or the Bank; (viii) except as set forth in the First Savings Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of First Savings or any Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses; (ix) amend their respective Articles of Incorporation or Bylaws from those in effect on the date of this Agreement; (x) except as set forth in the First Savings Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, other than in the ordinary course of business consistent with past practice, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of First Savings or any Subsidiary (other than new agreements, renewals, modifications, amendments or extensions in the ordinary course of business consistent with past practice); (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld, conditioned or delayed in its sole discretion; provided, however, consent for the items listed in clauses (v)-(xiv) (in the case of clause (xiv) with respect to clauses (v)-(xiii)) may not be unreasonably withheld, conditioned or delayed.

(b) First Savings and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c) First Savings shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to First Savings, to further information (to the extent permissible under applicable law) and the Subsidiaries’ premises for purposes of (i) observing the Subsidiaries’ business activities and operations and to consult with First Savings’s officers and employees regarding the same on an ongoing basis to verify compliance by First Savings with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems, including, but not limited to, installation of a hardware or software device(s) within the Bank’s network to perform system penetration testing or assess previous security breaches, provided that such installation, testing, and assessment shall be completed by a mutually-agreeable third party consultant and shall not unduly interfere with the business operations of First Savings or the Subsidiaries. First Merchants may hire, at its sole expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that the Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. First Savings and First Merchants shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of First Savings or the Subsidiaries nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to First Savings, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by First Savings. First Merchants will use such information as is provided to it by First Savings or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of First Savings and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below. Neither First Savings nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including laws, rules and regulations prohibiting the disclosure of confidential supervisory information. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.4 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, First Savings and the Subsidiaries shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5 Other Negotiations.

(a) First Savings shall not, and shall cause the Subsidiaries and the agents and advisers of First Savings and the Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, knowingly encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting First Savings or the Subsidiaries (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either First Savings or the Subsidiaries within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal, it being understood that, for the avoidance of doubt, any acquisition or deemed acquisition of control by any person(s) or group of persons listed on Schedule 5.3(f) of the First Savings Disclosure Letter or any of their affiliates who are subject to a Voting Agreement with First Merchants in connection with this Agreement through open market purchases of First Savings Common Stock shall not be deemed a violation of this Section 7.5(a).

(b) Notwithstanding the foregoing, in the event that First Savings’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, First Savings’s Board of Directors may, in response to an Acquisition Proposal which did not result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to First Savings or a Subsidiary to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between First Savings and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that First Savings’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, First Savings may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of First Savings’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that First Savings’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) five (5) business days have elapsed following the delivery to First Merchants of a written notice of such determination by First Savings’s Board of Directors and during such five (5) business-day period, First Savings and the Subsidiaries otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five (5) business-day period First Savings’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which First Savings’s Board of Directors determines in its good faith judgment (based on the advice of Piper Sandler & Co. or another independent financial advisor) to be more favorable to First Savings’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of First Savings’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which (i) were initially made known to First Savings’s Board of Directors prior to the date of this Agreement and (ii) have not been materially changed after the date of this Agreement to be more favorable to First Savings’s shareholders.

(c) In addition to the obligations of First Savings set forth in Sections 7.5(a) and (b), First Savings shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. First Savings shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6 Announcement; Press Releases. In connection with the execution of this Agreement, First Savings and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Savings nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of First Merchants; provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law or the rules of any securities exchange.

7.7 First Savings Subsequent Events. First Savings shall promptly advise First Merchants of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Section 9.

7.8 Confidentiality. First Savings and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to First Savings and the Subsidiaries, (b) becomes available to First Savings and the Subsidiaries from other sources, (c) is independently developed by First Savings and the Subsidiaries, (d) is disclosed by First Savings or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Savings and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by First Savings and the Subsidiaries from First Merchants or a First Merchants Subsidiary, including all copies made of such information by First Savings and the Subsidiaries. This provision shall survive the Effective Time or the earlier termination of this Agreement.

7.9 Cooperation. First Savings and the Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) First Savings shall cooperate and assist First Merchants in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) First Savings shall furnish First Merchants with all information concerning itself and the Subsidiaries that First Merchants may request in connection with the preparation of the documentation referenced above.

7.10 First Savings Fairness Opinion. On or prior to the date hereof and in connection with its approval of this Agreement, the Board of Directors of First Savings received the oral opinion from Piper Sandler & Co. to the effect that, as of September 24, 2025, the Merger Consideration is fair to the holders of First Savings Common Stock from a financial point of view (the “First Savings Fairness Opinion”). A written copy of the First Savings Fairness Opinion, which First Savings shall use its reasonable best efforts to procure within thirty (30) days of the date hereof, shall be included in the Proxy Statement (as defined below).

7.11 Financial Statements and Other Reports. Promptly upon its becoming available, First Savings shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by First Savings to its shareholders generally or filed with any First Savings Regulatory Authorities (except for any information that constitutes confidential supervisory information subject to Section 13.14) that is not otherwise available on the SEC’s EDGAR internet database.

7.12 Adverse Actions. Neither First Savings nor any Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action while knowing that such action is intended or is reasonably likely to result in (i) any of the conditions to the Merger set forth in Section 9 not being satisfied, or (ii) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or with the written consent of First Merchants.

7.13 Bank Merger Agreement. First Savings shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

7.14 Employment Agreements. Prior to the Effective Time, First Savings shall amend the First Savings employment agreements and change in control agreements that are disclosed in Section 5.14(k) of the First Savings Disclosure Letter (collectively, as amended, the “Employment Agreements”) to eliminate the need for affected employees to resign in order to be entitled to severance benefits thereunder in exchange for the restrictive covenants provided thereunder being expressly enforceable by First Merchants or FMB according to their terms following the Effective Time. The amendment to the Employment Agreements will also provide that no further severance benefits will be payable thereunder regardless of the manner or circumstance of termination. From and after the date of this Agreement, First Savings and the Bank may amend or enter into new employment agreements and change in control agreements with those individuals currently parties to an employment or change in control agreement as set forth in Section 5.14(k) of the First Savings Disclosure Letter; provided that the amendments or new agreements make no modifications to the existing agreements other than to extend the term of the agreements and/or document the current annual base salary of the individual.

7.15 Equity Incentive Plans. First Savings and its Board of Directors or Compensation Committee shall, where deemed necessary pursuant to the First Savings Incentive Plans, (a) adopt such amendments to the applicable plans to effect the provisions of Section 3.5 and (b) obtain necessary consents from grantees of stock options, stock appreciation rights and restricted stock awards to permit the vesting of such awards and exchange or cancellation for the Merger Consideration or Cancellation Payment, as applicable, as set forth in Section 3.5. First Savings shall take any required action prior to the Effective Time to cause the termination of the First Savings Financial Group, Inc. 2010 Equity Incentive Plan, the First Savings Financial Group, Inc. 2016 Equity Incentive Plan, the First Savings Financial Group, Inc. 2021 Equity Incentive Plan, and the First Savings Financial Group, Inc. 2025 Equity Incentive Plan as of the Effective Time, other than the First Savings Incentive Plans under which options are outstanding and unexercised as of the Effective Time.

7.16 Annual Incentive Pay Plan. Except as disclosed in the First Savings Disclosure Letter, if requested by First Merchants, First Savings shall cause the Annual Incentive Pay Plans and pending awards to be terminated prior to the Effective Time; provided, however, that partial or full, as the case may be depending on when during the calendar year the Effective Time occurs, incentive awards shall be paid pursuant to the terms of the Annual Incentive Pay Plans prior to any such termination.

7.17 Section 16 Matters. Prior to the Effective Time, First Savings shall take such steps as may be necessary or appropriate to cause any disposition of First Savings Common Stock or conversion of any derivative securities in respect of shares of First Savings Common Stock, as applicable, in connection with the consummation of the Merger to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 8

COVENANTS OF FIRST MERCHANTS

First Merchants covenants and agrees with First Savings as follows:

8.1 Approvals.

(a) Regulatory Approvals. As soon as reasonably practicable, but in any event within forty-five (45) days following execution and delivery of this Agreement, First Merchants will file an application with each of the Indiana DFI and the FDIC for approval of the Bank Merger and an application/notification/waiver of application with the Federal Reserve Board for approval of the Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and First Savings will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide First Savings and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise First Savings and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications and shall promptly provide First Savings and its counsel of all such communications transmitted in writing to First Merchants or its counsel.

(b) Registration Statement. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of First Savings and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants (the “Registration Statement”), to be filed no later than forty-five (45) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants Common Stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, First Savings and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents). In connection with the Proxy Statement, First Merchants will obtain the opinion of Dentons Bingham Greenebaum LLP, tax counsel to First Merchants, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of First Savings Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of First Savings Common Stock, except to the extent of any cash received in lieu of fractional shares of First Merchants Common Stock; and (ii) Dentons Bingham Greenebaum LLP confirms that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” subject to the limitations, qualifications and assumptions described therein, constitutes its opinion of the material federal income tax consequences of the Merger to a stockholder who holds shares of First Savings Common Stock as a capital asset. First Merchants agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after the filing of the Registration Statement and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. First Merchants agrees to advise First Savings, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information.

(c) Nasdaq. First Merchants shall, prior to the Effective Time, cause the shares of First Merchants Common Stock to be issued to the holders of shares of First Savings Common Stock in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

8.2 Employee Benefit Plans.

(a) First Merchants shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Time, employees of First Savings and the Subsidiaries shall be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of First Savings or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with First Savings or the Subsidiaries (or any other entity service with which has previously been credited by First Savings or any Subsidiary for purposes of an employee benefit plan or arrangement) will be treated as service with First Merchants; provided, however, that service with First Savings or the Subsidiaries shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. At its discretion, First Merchants shall either (a) cause the First Savings Retirement Plan (the “401(k) Plan”) to be merged with and into the First Merchants’ Retirement Income and Savings Plan, with employees of First Savings and the Subsidiaries eligible to participate in such First Merchants plan subject to and pursuant to the terms thereof; (b) assume sponsorship of the 401(k) Plan effective as of the Effective Time; or (c) direct First Savings to take such reasonable steps to terminate the 401(k) Plan prior to the Effective Time (which First Savings hereby agrees to take), in which case, First Merchants agrees that any outstanding participant loans under the 401(k) Plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction, if permitted under the terms of the respective plans. Prior to the Effective Time, First Savings and its Subsidiaries will cause the First Savings Employee Stock Ownership Plan to terminate immediately prior to the Effective Time. First Merchants shall assume, honor and discharge the obligations under the First Savings Bank, F.S.B. Supplemental Life Insurance Plan. First Merchants shall honor and discharge the obligations under the First Savings employment agreements and change in control agreements that are disclosed in Section 5.14(k) of the First Savings Disclosure Letter, as amended in accordance with Section 7.14.

(b) Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of First Savings or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payments and out-of-pocket maximums incurred by First Savings’s or the Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of First Savings or the Subsidiaries and his or her eligible dependents on or after the Effective Time, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) Severance. For any employee of First Savings who did not have an employment agreement, change in control agreement or severance agreement, who is not offered employment with First Merchants or FMB with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their employment with First Savings as of the Effective Time or whose employment is terminated by First Merchants or FMB (other than for cause) on or within twelve (12) months of the Effective Time, First Merchants agrees that it shall provide such employees with a severance benefit of two (2) weeks of base compensation for every full year of continuous service, with a minimum of four (4) weeks of severance pay and a maximum of fifty-two (52) weeks of severance pay. First Savings and its Subsidiaries will cause the First Savings Bank, F.S.B. Employee Severance Compensation Plan to terminate immediately prior to the Effective Time.

(d) COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of First Savings or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Time, regardless of when the qualifying event occurred.

(e) Deferred Compensation Plans. Effective immediately prior to the Closing, First Savings shall take any and all action necessary to terminate and liquidate the First Savings supplemental executive retirement agreement (SERP) and director deferred compensation plans.

8.3 Announcement; Press Releases. In connection with the execution of this Agreement, First Savings and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor a First Merchants Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of First Savings; provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law or the rules of any securities exchange.

8.4 Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from First Savings, unless such information (i) was already known to First Merchants prior to entering into merger discussions with First Savings, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed by First Merchants with and in accordance with the terms of prior written approval of First Savings, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to First Savings, or will destroy, all information obtained by it regarding First Savings or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Time or the earlier termination of this Agreement.

8.5 Directors and Officers Insurance.

(a) For a period of six (6) years from the Effective Time (the “Tail Coverage Period”) First Merchants shall maintain in effect each of First Savings’s and the Bank’s directors’ and officers’ liability insurance policies (including fiduciary, errors and omissions, and cyber coverage) (or a comparable or better policy) to cover the present and former officers and directors of First Savings and the Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First Savings; provided however, that if First Merchants is unable to maintain such policies, or if requested by First Savings, then First Merchants shall purchase tail coverage for the Tail Coverage Period under First Savings’s existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend more than 2.0 times the annual premiums paid by First Savings for such policies prior to the Effective Time for each year of the Tail Coverage Period purchased (the “Insurance Amount”); provided further, that if the cost for First Merchants to maintain or obtain the insurance called for by this Section 8.5 for any relevant period exceeds the applicable Insurance Amount, First Merchants shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that First Savings agrees to maintain its current policies in force through the Effective Time to prevent any lapse in coverage and the officers and directors of First Savings or the Bank may be required to make application and provide customary representations and warranties to a carrier for the purpose of obtaining such insurance.

(b) Following the Effective Time, First Merchants will provide any First Savings or Subsidiaries officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify and advance expenses to the current and former directors and officers of First Savings and the Subsidiaries after the Effective

Time, for all matters, and actions and omissions taken by them, prior to the Effective Time in their respective capacities as directors and officers of First Savings or the subsidiaries to the same extent (and subject to the same limitations) as the indemnification provided by First Savings and the Subsidiaries under their respective Articles of Incorporation and Bylaws (or Articles of Organization and LLC Agreement, as applicable) to such directors and officers immediately prior to the Effective Time and to the fullest extent as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c) All rights to indemnification and exculpation from liabilities for matters, acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of First Savings and the Subsidiaries as provided in their respective Articles of Incorporation and Bylaws (or Articles of Organization and LLC Agreement, as applicable) and any existing indemnification agreements or arrangements of First Savings or the subsidiaries described in the First Savings Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants as of and following the Effective Time with respect to matters, or acts or omissions of such individuals, occurring or alleged to occur on or prior to the Effective Time.

(d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of First Savings or any subsidiary (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Savings or a Subsidiary or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e) If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.

8.6 SEC and Other Reports. Promptly upon its becoming available, First Merchants shall furnish to First Savings one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC, which is not available on the SEC’s EDGAR internet database.

8.7 First Merchants Subsequent Events. First Merchants shall promptly advise First Savings of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Section 9.

8.8 Adverse Actions. Neither First Merchants nor any First Merchants Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action while knowing that such action is intended or is reasonably likely to result in (i) any of the conditions to the Merger set forth in Section 9 not being satisfied, or (ii) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or with the written consent of First Savings.

8.9 Cooperation. First Merchants shall generally cooperate with First Savings and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10 Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement contemporaneously herewith.

8.11 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, First Merchants and the First Merchants Subsidiaries shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound; and (d) not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of First Savings Common Stock to fail to receive dividends on either First Savings Common Stock or First Merchants Common Stock with respect to a calendar quarter.

8.12 Representation on First Merchants Board. Prior to the Effective Time to be effective at the Effective Time, First Merchants shall cause one (1) Person who is currently a member of the First Savings Board of Directors (who shall be chosen by First Merchants after consultation regarding its choice having been afforded to First Savings) to be appointed to the First Merchants Board of Directors; provided, however, if the Effective Time is between the mailing of First Merchants’ proxy for its annual shareholder meeting and the annual shareholder meeting, the appointment shall be effective promptly following the annual shareholder meeting. First Merchants shall cause such Person to be renominated for election to the First Merchants Board of Directors at every annual shareholder meeting up to and including the 2029 annual shareholder meeting. The appointment and renominations will be consistent with all applicable corporate governance policies and guidelines of First Merchants. If, prior to the 2029 annual shareholder meeting, such Person (or any successor director who is appointed pursuant to this sentence) shall for any reason cease to serve as a director or shall not stand for reelection as a director, the First Merchants Board of Directors shall promptly appoint or nominate, as applicable, a Person, chosen by the First Merchants Board of Directors, who was a member of the First Savings Board of Directors immediately prior to the Effective Time to fill the resulting vacancy.

8.13 Subordinated Notes Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) First Merchants will assume and discharge all of First Savings’s covenants, agreements and obligations, including the due and punctual payment of interest, under and relating to the indentures (the “Subordinated Note Indentures”) pursuant to which First Savings issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (such transfer and assumption, the “Subordinated Notes Assumption”); and (b) First Merchants and First Savings shall execute and deliver, or cause to be delivered, one or more supplemental indentures, in a form satisfactory to the trustee thereof, to effectuate the Subordinated Notes Assumption, whereby First Savings shall assign, and First Merchants shall assume, all of First Savings’s covenants, agreements and obligations under the Subordinated Note Indentures (the “Supplemental Indenture”), signed by a duly authorized officer of each of First Savings and First Merchants, and any and all other documentation and consents, including opinions of counsel, required by the trustee to make such assumptions effective.

8.14 Section 16 Matters. Prior to the Effective Time, First Merchants shall take such steps as may be necessary or appropriate to cause any acquisition of securities of First Merchants by the person who will join the First Merchants Board of Directors, and any other director, officer or employee of First Savings who will, following the Effective Time, be subject to Section 16 under the Exchange Act with respect to First Merchants, in connection with the consummation of the Merger to be exempt under Rule 16b-3 promulgated under the 1934 Act.

8.15 Advisory Board. Promptly following the Effective Time, FMB shall form a new Bank Advisory Board of FMB (the “Advisory Board”), which shall remain in existence for at least three years after the Effective Time. Promptly following the Effective Time, FMB shall invite directors of First Savings who were serving in such capacity immediately prior to the Effective Time, other than the director of First Savings contemplated by Section 8.12 (the selection of such directors to be mutually agreed to by First Merchants and First Savings), to join the Advisory Board. Each member of the Advisory Board shall be elected/appointed for a one-year term and shall be eligible for reelection/reappointment. Each member of the Advisory Board shall receive cash compensation of Two Thousand Five Hundred Dollars ($2,500) for each meeting attended. The appointment and renominations will be consistent with all applicable corporate governance policies and guidelines of First Merchants, including each member of the Advisory Board entering into an FMB Regional Bank Director Agreement and each member’s compliance with FMB’s Regional Bank Directors Expected Roles and Responsibilities.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

9.1 Each Party’s Condition Precedent. The obligation of each of the parties to effect the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:

(a) Shareholder Approval. The holders of First Savings Common Stock shall have approved this Agreement and Plan of Merger as required by applicable law.

(b) Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock to be issued to shareholders of First Savings in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock shall have been listed for trading on the Nasdaq Global Select Market (subject to official notice of issuance).

(c) Regulatory Approvals. The Federal Reserve Board and the Indiana DFI shall have authorized and approved the Merger and the transactions related thereto. The Indiana DFI and the FDIC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(d) No Judicial Prohibition. Neither First Savings and the Bank, on the one hand, nor First Merchants and FMB, on the other hand, shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

(e) First Savings Fairness Opinion. First Savings shall have obtained the First Savings Fairness Opinion. Such opinion shall be provided orally to First Savings Board of Directors on or prior to the date hereof and a written copy of the First Savings Fairness Opinion shall be delivered to First Savings within thirty (30) days of the date hereof.

9.2 First Savings Conditions Precedent. The obligation of First Savings to effect the Merger is subject to the satisfaction or waiver by First Savings at or prior to the Effective Time of the following conditions:

(a) Tax Opinion. First Savings shall have obtained an opinion of Luse Gorman, PC, tax counsel to First Savings, in form and substance reasonably acceptable to First Savings, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of First Savings Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of First Savings Common Stock, except to the extent of any cash received in lieu of fractional shares of First Merchants Common Stock. Such opinion shall be based on factual representations received by counsel from First Savings and First Merchants in the form of certificates described in Sections 13.10(b) and 13.10(c).

(b) First Merchants Officers Certificate. First Savings shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of First Merchants, dated the Effective Time, certifying that (a) all of the representations and warranties of First Merchants (disregarding all materiality and Material Adverse Effect Qualifiers set forth therein) are true, accurate and correct on and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date, which shall be true, accurate and correct as of such earlier date), except for any failures to be so true, accurate and correct that do not, in the aggregate, constitute a Material Adverse Effect with respect to First Merchants; (b) all the covenants of First Merchants have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; (c) the conditions described in Section 9.1(b), 9.1(c) and 9.1(d) (with respect to First Merchants) above are satisfied.

9.3 First Merchants Conditions Precedent. The obligation of First Merchants to effect the Merger is subject to the satisfaction or waiver by First Merchants at or prior to the Effective Time of the following conditions:

(a) Tax Opinion. First Merchants shall have obtained an opinion of Dentons Bingham Greenebaum LLP, tax counsel to First Merchants, in form and substance reasonably acceptable to First Merchants, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of First Savings and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of First Savings Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of First Savings Common Stock, except to the extent of any cash received in lieu of fractional shares of First Merchants Common Stock. Such opinion shall be based on factual representations received by counsel from First Savings and First Merchants in the form of certificates described in Sections 13.10(b) and 13.10(c).

(b) First Savings Officers Certificate. First Merchants shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of First Savings, dated the Effective Time, certifying (a) that all of the representations and warranties of First Savings (disregarding all materiality and Material Adverse Effect Qualifiers set forth therein) are true, accurate and correct on and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date, which shall be true, accurate and correct as of such earlier date), except for any failures to be so true, accurate and correct that do not, in the aggregate, constitute a Material Adverse Effect with respect to First Savings; (b) that all the covenants of First Savings have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; (c) the conditions described in Section 9.1(a), 9.1(d) (with respect to First Savings) and 9.1(e) above are satisfied; and (d) the number of shares of its First Savings Common Stock that are issued and outstanding as of the Effective Time.

SECTION 10

TERMINATION OF MERGER

10.1 Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time by written notice delivered by First Merchants to First Savings or by First Savings to First Merchants only for the following reasons:

(a) By the mutual consent of First Merchants and First Savings;

(b) By First Merchants or First Savings in the event of either: (i) a breach by the other party of any representation or warranty contained herein which breach, if uncured, would result in the failure of any condition set forth in Section 9.2 (if termination is by First Savings) or Section 9.3 (if termination is by First Merchants) to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or, if earlier, five (5) business days prior to the Termination Date; (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach, if uncured, would result in the failure of any condition set forth in Section 9.2 (if termination is by First Savings) or Section 9.3 (if termination is by First Merchants) to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or, if earlier, five (5) business days prior to the Termination Date; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c) by either First Merchants or First Savings, in the event of the failure of First Savings’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that First Savings shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;

(d) by either First Merchants or First Savings, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable, (ii) any application, filing or notice for an approval, consent or waiver of a Governmental Entity of has been permanently withdrawn at the request or recommendation of the applicable Governmental Entity, or (iii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e) By First Savings or First Merchants, if the transaction contemplated herein has not been consummated by June 30, 2026 (the “Termination Date”); provided that the terminating party is not then in any breach of any representation, warranty, covenant or other agreement contained herein that, if uncured, would result in the failure of any condition set forth in Section 9 to be satisfied; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.1(c), then such Termination Date shall be extended to September 30, 2026;

(f) By First Savings, in accordance with the terms of Section 7.5(b) of this Agreement;

(g) By First Merchants, if First Savings’s Board of Directors fails to make, withdraws or modifies its recommendation for First Savings shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal;

(h) By First Merchants, (i) if First Savings breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if, within sixty (60) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, First Savings does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination; or

(i) By First Savings, if First Savings’s Board of Directors so determines by a majority vote of the members of such Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) The FMC Market Value is less than eighty percent (80%) of the Initial FMC Market Value; and

(ii) The quotient obtained by dividing the FMC Market Value by the Initial FMC Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

If First Savings elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to First Merchants. During the five (5) business day period commencing with its receipt of such notice, First Merchants shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) the quotient, the numerator of which is equal to the product of the Initial FMC Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the FMC Market Value, or (y) the quotient determined by dividing the Initial FMC Market Value by the FMC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If First Merchants so elects, it shall give, within such five (5) business day period, written notice to First Savings of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of the date on which (i) all regulatory approvals required pursuant to Section 9.4 (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of First Savings in order to consummate the Merger and the transactions contemplated herein is obtained.

“Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

“FMC Market Value” shall be the average of the daily closing sales prices of a share of First Merchants Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Initial FMC Market Value” means the average of the daily closing sales prices of a share of First Merchants Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

“Initial Index Price” means the average of the closing prices of the Index on each of ten (10) consecutive trading days immediately preceding the date of this Agreement.

If First Merchants or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 10.1(i).

10.2 Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover any and all damages from the breaching party, including, without limitation, reimbursement to the non- breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) and/or pursuit of the remedies outlined in Section 13.15; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

Notwithstanding the foregoing, in the event of termination by First Savings in accordance with Section 10.1(f) or by First Merchants in accordance with Section 10.1(g) or Section 10.1(h), then First Savings shall pay First

Merchants the sum of Ten Million Dollars ($10,000,000) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from First Savings its reasonable attorneys’ fees incurred in the enforcement of this provision. Notwithstanding anything in this Section 10.2 to the contrary, the termination fee payable by First Savings constitutes liquidated damages and not a penalty and shall be the sole remedy of First Merchants in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g) or 10.1(h).

SECTION 11

EFFECTIVE TIME OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the date and time specified in the Articles of Merger of First Savings with and into First Merchants as filed with the Secretary of State of the State of Indiana (the “Effective Time”). Unless otherwise agreed to by the parties, the Effective Time shall be no later than five (5) business days after the date on which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied or waived (other than conditions that are, by their terms, to be satisfied on the date of Closing).

SECTION 12

CLOSING

12.1 Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants at the Effective Time or at such other time and place as mutually agreed to by First Merchants and First Savings (the “Closing Date”).

12.2 Merger-Articles of Merger. Subject to the provisions of this Agreement, to be effective at the Effective Time, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

12.3 Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, at the Effective Time, articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger shall be duly filed with the Office of the Secretary of State of Indiana.

SECTION 13

MISCELLANEOUS

13.1 Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of First Savings, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of First Savings and (c) the terms and provisions of Section 8.12 of this Agreement shall inure to the benefit of the members of the First Savings Board of Directors immediately prior to the Effective Time. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2 Waiver; Amendment.

(a) First Merchants and First Savings may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b) Notwithstanding the prior approval by the shareholders of First Savings, this Agreement may be amended, modified or supplemented by the written agreement of First Savings and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of First Savings or the tax consequences of the Merger to the shareholders of First Savings without the further approval of such shareholders.

13.3 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the next business day after deposit with a nationally recognized overnight delivery service (receipt requested), addressed as follows:

If to First Merchants:	With a copy to:

200 E. Jackson Street Muncie, IN 47305 Attn: Brian T. Hunt, Esq. Senior VP - General Counsel FAX: (765) 741-7283	Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq.

If to First Savings:	With a copy to:

702 North Shore Drive, Suite 300 Jeffersonville, Indiana 47130 Attn: Larry W. Myers President and Chief Executive Officer FAX: (812) 670-3738	Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Attn: Victor L. Cangelosi, Esq. Thomas P. Hutton, Esq.

or to such substituted address as any of them have given to the other in writing.

13.4 Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

13.7 Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

13.8 Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and First Savings relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9 Expenses. First Merchants and First Savings shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the First Savings Fairness Opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Time or the earlier termination of this Agreement.

13.10 Tax Free Reorganization.

(a) The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of First Savings and First Merchants shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither First Merchants nor any affiliate of First Merchants shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, First Savings does not know of any reason: (i) why it would not be able to deliver to counsel to First Savings and counsel to First Merchants, at the date of the legal opinions referred to in Sections 9.2(a) and 9.3(a), certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to First Merchants and counsel to First Savings to deliver the legal opinions contemplated by Sections 9.2(a) and 9.3(a), and First Savings hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to First Savings would not be able to deliver the opinion required by Section 9.2(a). First Savings will deliver such certificates to counsel to First Savings and counsel to First Merchants.

(c) As of the date hereof, First Merchants does not know of any reason: (i) why it would not be able to deliver to counsel to First Merchants and counsel to First Savings, at the date of the legal opinions referred to in Sections 9.2(a) and 9.3(a), certificates substantially in compliance with the IRS Guidelines, to enable counsel to First Merchants and counsel to First Savings to deliver the legal opinions contemplated by Sections 9.2(a) and 9.3(a), and First Merchants hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to First Merchants would not be able to deliver the opinion required by Section 9.3(a). First Merchants will deliver such certificates to counsel to First Merchants and counsel to First Savings.

13.11 Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.12 Certain Definitions; Interpretations. For purposes of this Agreement, “First Savings’s Management” means any of Larry W. Myers, Anthony A. Schoen, and Jackie R. Journell; and “First Merchants’ Management” means any of Mark K. Hardwick, Michael J. Stewart, and Michele M. Kawiecki. The phrases “to the knowledge of”, “known to” and similar formulations with respect to First Savings’s Management or First Merchants’ Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

13.13 Survival of Contents. The provisions of Sections 7.8, 8.4, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Time.

13.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

13.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, as a remedy to any breach and including an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate the Merger), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, First Merchants and First Savings have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick, Chief Executive Officer

FIRST SAVINGS FINANCIAL GROUP, INC.

By:	/s/ Larry W. Myers
Larry W. Myers, President and Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this 24th day of September, 2025, by and among FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), and the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of FIRST SAVINGS FINANCIAL GROUP, INC., an Indiana corporation (“First Savings”).

W I T N E S S E T H:

In consideration of the execution by First Merchants of the Agreement and Plan of Merger between First Merchants and First Savings of even date herewith (the “Merger Agreement”), the undersigned Shareholders of First Savings hereby agree that each of them, severally and not jointly, shall cause all First Savings common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which such Shareholder (if such Shareholder is a director of First Savings) is a principal shareholder (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by such Shareholder on Exhibit A attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted, in person or by proxy, in favor of the merger of First Savings with and into First Merchants in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of First Savings called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares, in person or by proxy, in favor of another “Acquisition Proposal” (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of First Savings if both of the following shall have occurred: (a) First Savings’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to First Savings’s shareholders in accordance with Section 7.5(b) of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.1(f) thereof.

Each of the Shareholders further agrees and covenants, severally and not jointly, that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity (other than First Savings) prior to the annual or special meeting of shareholders of First Savings called for the purpose of voting on the Merger Agreement without the prior written consent of First Merchants, such consent not to be unreasonably withheld, conditioned or delayed in the case of a gift, a tax planning transaction, an estate planning transaction or a qualified domestic relations order transaction (it being understood that First Merchants may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement). Notwithstanding the foregoing, each of the Shareholders may surrender or dispose of Shares in connection with the vesting, settlement or exercise of equity rights with respect to First Savings Common Stock (as such term is defined in the Merger Agreement) without the prior written consent of First Merchants and in any other manner as First Merchants may agree in writing.

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement. The obligations of each of the Shareholders under the terms of this Agreement shall terminate contemporaneously with the earliest to occur of: (i) the approval of the Merger Agreement by the stockholders of First Savings, (ii) the termination of the Merger Agreement, or (ii) the mutual written agreement of the parties hereto to terminate this Agreement.

Each of the Shareholders is executing this Agreement solely in his or her capacity as a stockholder of First Savings. Notwithstanding any provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of First Savings’s Board of Directors, from taking any action solely in his or her capacity as a member of First Savings’s Board of Directors or from exercising his or her fiduciary duties as a member of First Savings’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, First Merchants and each of the undersigned Shareholders of First Savings have made and executed this Agreement as of the day and year first above written, and First Merchants has caused this Agreement to be executed by its duly authorized officer.

FIRST MERCHANTS CORPORATION

By:
Mark K. Hardwick,
Chief Executive Officer

[Signature page to Voting Agreement]

SIGNATURE PAGE OF SHAREHOLDERS OF FIRST SAVINGS

John E. Colin

Frank N. Czeschin

L. Chris Fordyce

Troy D. Hanke

John P. Lawson, Jr.

Pamela Bennett-Martin

Larry W. Myers

Martin A. Padgett

Steven R. Stemler

Douglas A. York

Tony A. Schoen

Jackie R. Journell

[Signature page to Voting Agreement]

EXHIBIT A

LISTING OF SHARES *

Name	Number of Shares
John E. Colin	9,785
Frank N. Czeschin	59,291
L. Chris Fordyce	41,593
Troy D. Hanke	3,500
John P. Lawson, Jr.	59,360
Pamela Bennett-Martin	30,644
Larry W. Myers	400,007
Martin A. Padgett	12,293
Steven R. Stemler	33,440
Douglas A. York	123,683
Tony A. Schoen	173,590
Jackie R. Journell	55,268

TOTAL	1,002,454

*	Excludes shares underlying unexercised stock options.

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

Merging

FIRST SAVINGS BANK,

an Indiana commercial bank,

with and into

FIRST MERCHANTS BANK

an Indiana commercial bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 24th day of September, 2025, by and between FIRST MERCHANTS BANK, an Indiana commercial bank (“FMB”), and FIRST SAVINGS BANK, an Indiana commercial bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into FMB in accordance with 12 U.S.C. §1828(c) and the Indiana Financial Institutions Act (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of the transactions contemplated by this Agreement and Plan is expressly contingent upon the closing of the transactions contemplated by, that certain Agreement and Plan of Merger (the “Merger Agreement”) between First Merchants Corporation, an Indiana corporation (“First Merchants”), and First Savings Financial Group, Inc., an Indiana corporation (“First Savings”), dated as of September 24, 2025 (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, First Merchants, as the sole shareholder of FMB, and First Savings, as the sole shareholder of the Bank, have also adopted this Agreement and Plan and approved the transactions contemplated by this Agreement and Plan;

NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the “Effective Time” (as defined below), the Bank shall be merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. FMB shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the Law and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law. All assets of the Bank as they exist at the effective time of the Merger shall pass to and vest in FMB without any conveyance or other transfer. FMB shall be responsible for all of the liabilities of every kind and description of the Bank existing as of the effective time of the Merger.

1.2 Further Assurances. If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.

1.3 Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 702 North Shore Drive, Suite 300, Jeffersonville, Indiana 47130 shall become a branch office of FMB.

1.4 Savings Accounts. By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF BYLAWS,

BOARD OF DIRECTORS AND OFFICERS

2.1 Name. The name of the surviving bank shall be “First Merchants Bank.”

2.2 Articles of Incorporation. The Articles of Incorporation of FMB shall be the Articles of Incorporation of the surviving bank.

2.3 Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving bank.

2.4 Officers and Directors. The directors of FMB serving immediately before the Effective Time and Larry W. Myers (subject to the surviving bank’s governance procedures) shall be the directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK

3.1 Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred (100) issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2 Shares of FMB. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred fourteen thousand (114,000) issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving bank.

ARTICLE IV

NO DISSENTING SHAREHOLDERS

First Merchants, as the sole shareholder of FMB, and First Savings, as the sole shareholder of the Bank, have adopted this Agreement and Plan and approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1 Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:

(a) appropriate approvals must be obtained from or notices filed with the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation; and

(b) the Holding Company Merger must occur.

5.2 Effective Time. The Merger shall become effective immediately following the effective time of the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation (the “Effective Time”).

5.3 Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a) by the mutual consent of FMB and the Bank; or

(b) automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.

5.4 Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”	FIRST MERCHANTS BANK, an Indiana state commercial bank,

By:
	Printed:	Mark K. Hardwick
	Its:	Chief Executive Officer

ATTEST:
Secretary/Cashier

“BANK”	FIRST SAVINGS BANK, an Indiana state commercial bank,

By:
	Printed:	Larry W. Myers
	Its:	President and Chief Executive Officer

ATTEST:
Secretary/Cashier

Annex B

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this 24th day of September, 2025, by and among FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), and the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of FIRST SAVINGS FINANCIAL GROUP, INC., an Indiana corporation (“First Savings”).

W I T N E S S E T H:

In consideration of the execution by First Merchants of the Agreement and Plan of Merger between First Merchants and First Savings of even date herewith (the “Merger Agreement”), the undersigned Shareholders of First Savings hereby agree that each of them, severally and not jointly, shall cause all First Savings common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which such Shareholder (if such Shareholder is a director of First Savings) is a principal shareholder (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by such Shareholder on Exhibit A attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted, in person or by proxy, in favor of the merger of First Savings with and into First Merchants in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of First Savings called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares, in person or by proxy, in favor of another “Acquisition Proposal” (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of First Savings if both of the following shall have occurred: (a) First Savings’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to First Savings’s shareholders in accordance with Section 7.5(b) of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.1(f) thereof.

Each of the Shareholders further agrees and covenants, severally and not jointly, that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity (other than First Savings) prior to the annual or special meeting of shareholders of First Savings called for the purpose of voting on the Merger Agreement without the prior written consent of First Merchants, such consent not to be unreasonably withheld, conditioned or delayed in the case of a gift, a tax planning transaction, an estate planning transaction or a qualified domestic relations order transaction (it being understood that First Merchants may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement). Notwithstanding the foregoing, each of the Shareholders may surrender or dispose of Shares in connection with the vesting, settlement or exercise of equity rights with respect to First Savings Common Stock (as such term is defined in the Merger Agreement) without the prior written consent of First Merchants and in any other manner as First Merchants may agree in writing.

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement. The obligations of each of the Shareholders under the terms of this Agreement shall terminate contemporaneously with the earliest to occur of: (i) the approval of the Merger Agreement by the stockholders of First Savings, (ii) the termination of the Merger Agreement, or (ii) the mutual written agreement of the parties hereto to terminate this Agreement.

Each of the Shareholders is executing this Agreement solely in his or her capacity as a stockholder of First Savings. Notwithstanding any provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of First Savings’s Board of Directors, from taking any action solely in his or her capacity as a member of First Savings’s Board of Directors or from exercising his or her fiduciary duties as a member of First Savings’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, First Merchants and each of the undersigned Shareholders of First Savings have made and executed this Agreement as of the day and year first above written, and First Merchants has caused this Agreement to be executed by its duly authorized officer.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick,
Chief Executive Officer

[Signature page to Voting Agreement]

SHAREHOLDERS OF FIRST SAVINGS

/s/ John E. Colin
John E. Colin

[Signature page to Voting Agreement]

/s/ Frank N. Czeschin
Frank N. Czeschin

[Signature page to Voting Agreement]

/s/ L. Chris Fordyce
L. Chris Fordyce

[Signature page to Voting Agreement]

/s/ Troy D. Hanke
Troy D. Hanke

[Signature page to Voting Agreement]

/s/ John P. Lawson, Jr.
John P. Lawson, Jr.

[Signature page to Voting Agreement]

/s/ Pamela Bennett-Martin
Pamela Bennett-Martin

[Signature page to Voting Agreement]

/s/ Larry W. Myers
Larry W. Myers

[Signature page to Voting Agreement]

/s/ Martin A. Padgett
Martin A. Padgett

[Signature page to Voting Agreement]

/s/ Steven R. Stemler
Steven R. Stemler

[Signature page to Voting Agreement]

/s/ Douglas A. York
Douglas A. York

[Signature page to Voting Agreement]

/s/ Tony A. Schoen
Tony A. Schoen

[Signature page to Voting Agreement]

/s/ Jackie R. Journell
Jackie R. Journell

[Signature page to Voting Agreement]

EXHIBIT A

LISTING OF SHARES *

Name	Number of Shares
John E. Colin	9,785
Frank N. Czeschin	59,291
L. Chris Fordyce	41,593
Troy D. Hanke	3,500
John P. Lawson, Jr.	59,360
Pamela Bennett-Martin	30,644
Larry W. Myers	400,007
Martin A. Padgett	12,293
Steven R. Stemler	33,440
Douglas A. York	123,683
Tony A. Schoen	173,590
Jackie R. Journell	55,268

TOTAL	1,002,454

*	Excludes shares underlying unexercised stock options.

Annex C

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 I TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

September 24, 2025

Board of Directors

First Savings Financial Group, Inc.

702 North Shore Drive, Suite 300

Jeffersonville, IN 47130

Ladies and Gentlemen:

First Savings Financial Group, Inc. (“First Savings”) and First Merchants Corporation (“First Merchants”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which First Savings will, subject to the terms and conditions set forth therein, merge with and into First Merchants (the “Merger”) so that First Merchants is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of First Savings Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of First Savings Common Stock as specified in the Agreement, shall be entitled to receive 0.85 (the “Exchange Ratio”) of a share of First Merchants Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of First Savings Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 23, 2025; (ii) certain publicly available financial statements and other historical financial information of First Savings that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Merchants that we deemed relevant; (iv) internal financial projections for First Savings for the years ending December 31, 2025 through December 31, 2029 as well as estimated dividends per share for First Savings for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of First Savings; (v) publicly available mean analyst estimates for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the year ending December 31, 2026, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of First Merchants; (vi) the pro forma financial impact of the Merger on First Merchants based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of First Merchants; (vii) the publicly reported historical price and trading activity for First Savings Common Stock and First Merchants Common Stock, including a comparison of certain stock trading information for First Savings Common Stock and First Merchants Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for First Savings and First Merchants with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of First Savings and its representatives the business, financial condition, results of operations and prospects of First Savings and held similar discussions with certain members of the senior management of First Merchants and its representatives regarding the business, financial condition, results of operations and prospects of First Merchants.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by First Savings, First Merchants or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of First Savings and First Merchants that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Savings or First Merchants, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of First Savings or First Merchants, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of First Savings or First Merchants, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to First Savings or First Merchants or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for First Savings and First Merchants and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for First Savings for the years ending December 31, 2025 through December 31, 2029 as well as estimated dividends per share for First Savings for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of First Savings. In addition, Piper Sandler used publicly available mean analyst estimates for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the year ending December 31, 2026, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for First Merchants for the quarters ending September 30, 2025 and December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of First Merchants. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of First Merchants. With respect to the foregoing information, the respective senior managements of First Savings and First Merchants confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of First Savings and First Merchants, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in First Savings’ or First Merchants’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that First Savings and First Merchants will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay,

limitation, restriction or condition will be imposed that would have an adverse effect on First Savings, First Merchants, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that First Savings has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of First Savings Common Stock or First Merchants Common Stock at any time or what the value of First Merchants Common Stock will be once the shares are actually received by the holders of First Savings Common Stock.

We have acted as First Savings’ financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. First Savings has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler has not provided any other investment banking services to First Savings, nor has Piper Sandler provided any investment banking services to First Merchants. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to First Savings, First Merchants and their respective affiliates. We may also actively trade the equity and debt securities of First Savings, First Merchants and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of First Savings in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of First Savings as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of First Savings Common Stock and does not address the underlying business decision of First Savings to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for First Savings or the effect of any other transaction in which First Savings might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any First Savings officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the proxy statement and the registration statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of First Savings Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of First Merchants Corporation.

First Merchants is an Indiana corporation. First Merchants officers and directors are and will be indemnified under Indiana law, First Merchants Articles of Incorporation, as amended, and Bylaws, as amended. Section 23-1-37-1 et seq. of the Indiana Business Corporation Law (the “Indiana Business Corporation Law”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. First Merchants’ Articles of Incorporation do not contain any provision limiting such indemnification.

The Indiana Business Corporation Law also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (a) the individual’s conduct was in good faith, and (b) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, the individual either (i) had reasonable cause to believe the individual’s conduct was lawful, or (ii) had no reasonable cause to believe the individual’s conduct was unlawful.

First Merchants’ Articles of Incorporation, as amended, and Bylaws, as amended, provide that First Merchants will indemnify any person satisfying the standard of conduct outlined above as determined by (a) the First Merchants Board of Directors acting by a quorum consisting of Directors who are not parties to or who have been wholly successful with respect to such claim, action, suit, or proceeding; or (b) independent legal counsel chosen by First Merchants.

First Merchants may advance expenses to or, where appropriate, may at its expense undertake the defense of any such person upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he or she is not entitled to the indemnification outlined above.

As permitted by the Indiana Business Corporation Law, the directors and officers of First Merchants are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger between First Merchants Corporation and First Savings Financial Group, Inc., dated September 24, 2025 (attached as Annex A to the proxy statement and prospectus contained in this Registration Statement)*†

3.1	First Merchants Corporation Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of First Merchants’ Form 8-K filed on May 22, 2024) (SEC No. 000-17071)

3.2	Bylaws of First Merchants Corporation effective as of May 20, 2024 (incorporated by reference to Exhibit 3.2 of First Merchants’ Form 8-K filed on May 22, 2024) (SEC No. 001-41342)

4.1	First Merchants Corporation Amended and Restated Declaration of Trust of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.1 of First Merchants’ Form 8-K filed on July 3, 2007) (SEC No. 000-17071)

Exhibit No.	Description of Exhibit

4.2	Indenture of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.2 of First Merchants’ Form 8-K filed on July 3, 2007) (SEC No. 000-17071)

4.3	Guarantee Agreement of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.3 of First Merchants’ Form 8-K filed on July 3, 2007) (SEC No. 000-17071)

4.4	Form of Capital Securities Certificate of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.4 of First Merchants’ Form 8-K filed on July 3, 2007) (SEC No. 000-17071)

4.5	First Merchants Corporation Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to First Merchants’ Prospectus filed pursuant to Rule 424(b)(3) on July 17, 2020) (SEC No. 333-229527)

4.6	Description of the First Merchants’ Securities Registered under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.7 of First Merchants’ Form 10-K filed on March 1, 2023) (SEC No. 000-17071)

4.7	Deposit Agreement by and among First Merchants Corporation, Broadridge Corporate Issuer Solutions, Inc., as depositary, and holders from time to time of the depositary receipts described therein, as amended on March 30, 2022 (incorporated by reference to Exhibit 4.1 of First Merchants’ Form 8-A filed on March 30, 2022) (SEC No. 001-41342)

4.8	Form of Depositary Receipt (incorporated by reference to Exhibit 4.2 of First Merchants’ Form 8-A filed on March 30, 2022) (SEC No. 001-41342)

5.1	Opinion of Dentons Bingham Greenebaum LLP as to legality**

8.1	Opinion of Dentons Bingham Greenebaum LLP as to tax matters**

8.2	Opinion of Luse Gorman PC as to tax matters**

10.1	Voting Agreement, dated September 24, 2025, among First Merchants Corporation, each member of the Board of Directors of First Savings Financial Group, Inc. and certain executive officers of First Savings Financial Group, Inc. (attached as Annex B to the proxy statement and prospectus contained in this Registration Statement)

21.1	Subsidiaries of First Merchants Corporation (incorporated by reference to Exhibit 21 of First Merchants’ Annual Report on Form 10-K filed on February 24, 2025)

23.1	Consent of Forvis Mazars, LLP (with respect to First Merchants Corporation)*

23.2	Consent of Forvis Mazars, LLP (with respect to First Savings Financial Group, Inc.)*

23.3	Consent of Monroe Shine & Co., Inc. (with respect to First Savings Financial Group, Inc.)*

23.4	Consent of Dentons Bingham Greenebaum LLP (legality) (included in Exhibit 5.1)**

23.5	Consent of Dentons Bingham Greenebaum LLP (tax matters) (included in Exhibit 8.1)**

23.6	Consent of Luse Gorman, PC (tax matters) (included in Exhibit 8.2)**

24.1	Power of Attorney included on “Signature” page of Form S-4*

99.1*	Forms of Proxy and Voting Instruction Card for First Savings Financial Group, Inc. Shareholder Meeting**

99.2	Consent of Piper Sandler & Co.*

107	Filing Fee Table*

*	Filed herewith
**	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, First Merchants agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

(b) Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, as of the 10th day of October, 2025.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick, Chief Executive Officer

Each person whose signature appears below constitutes and appoints Mark K. Hardwick and Michele M. Kawiecki and each of them his/her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by First Merchants Corporation pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 10th day of October, 2025 by the following persons in the capacities indicated.

/s/ Mark K. Hardwick Mark K. Hardwick	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michele M. Kawiecki Michele M. Kawiecki	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jean L. Wojtowicz Jean L. Wojtowicz	Chair of the Board and Director

/s/ Michael R. Becher Michael R. Becher	Director

/s/ Susan W. Brooks Susan W. Brooks	Director

/s/ Mung Chiang Mung Chiang	Director

/s/ Patrick J. Fehring Patrick J. Fehring	Director

/s/ Michael J. Fisher Michael J. Fisher	Director

S-1

/s/ F. Howard Halderman F. Howard Halderman	Director

/s/ Kevin D. Johnson Kevin D. Johnson	Director

/s/ Clark C. Kellogg Clark C. Kellogg	Director

/s/ Gary J. Lehman Gary J. Lehman	Director

/s/ Michael C. Rechin Michael C. Rechin	Director

/s/ Jason R. Sondhi Jason R. Sondhi	Director

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